As filed with the Securities and Exchange Commission on April 21, 2023.

Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

XJet Ltd.

(Exact Name of Registrant as Specified in its Charter)

_________________________________

State of Israel	3559	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

XJet Ltd.

4 Oppenheimer St.

Science Park, Rehovot

7670104, Israel

+972-73-2694620

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_________________________________

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 (302) 738 – 6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________________

Copies to:

Shachar Hadar Ran Camchy Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Telephone: (+972) (3) 610-3100 Fax: (+972) (3) 610-3111	Gary Emmanuel, Esq. David Huberman, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd. Tel Aviv 6701101, Israel Telephone: (+972) (3) 636-6000	Anthony W. Basch, Esq. J. Britton Williston, Esq. Kaufman & Canoles Two James Center 1021 East Cary Street Suite 1400 Richmond, VA 23219 Telephone: (757) 624.3185 Fax: (888) 360.9092

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Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED April 21, 2023

Shares

Ordinary Shares

XJet Ltd. is offering            ordinary shares of no par value, or Ordinary Shares. This is our initial public offering, and no public market exists for our Ordinary Shares. We anticipate that the initial public offering price will be between $             and $            per Ordinary Share.

We have applied to list the Ordinary Shares on the Nasdaq Global Market, or Nasdaq, under the symbol “XJET.” If Nasdaq does not approve the listing of our Ordinary Shares, we will not proceed with this offering. No assurance can be given that our application will be approved or that a trading market will develop.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. See “Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Investing in our Ordinary Shares involves risks and uncertainties. See “Risk Factors” beginning on page 15.

None of the U.S. Securities and Exchange Commission, or the SEC, any state securities commission or the Israel Securities Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $             AN ORDINARY SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to XJet
Per Ordinary Share	$	$
Total	$	$

____________

(1)      We have agreed to reimburse the underwriter for certain expenses in connection with this offering. See “Underwriting” for additional information regarding underwriter compensation.

The underwriter has the option to purchase up to            additional Ordinary Shares from us at the initial public offering price, less the underwriting discounts and commissions, for a period of 45 days from the date of this prospectus.

The underwriter expects to deliver the Ordinary Shares to purchasers on or about             , 2023

Sole Book — Running Manager

Aegis Capital Corp.

The date of this prospectus is             , 2023.

Neither we nor the underwriter have authorized anyone to provide additional information or information different from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we may have referred you. Neither we nor the underwriter take any responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus and any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriter are making an offer to sell the Ordinary Shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy these Ordinary Shares in any circumstances under which such offer or solicitation is unlawful.

For investors outside the United States: Neither we nor any of the underwriter have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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Through and including            , 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in the Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This in addition to the dealer’s obligation to deliver a prospectus when acting as underwriter and with respect to its unsold allotments or subscriptions.

Our reporting currency and functional currency are in U.S. Dollars. However, a significant portion of our operating costs are in Israel, constituting principally of salaries and employee related costs, and operating lease and facility expenses are denominated in New Israeli Shekel (NIS).

ABOUT THIS PROSPECTUS

We are incorporated in Israel, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “our business,” the “Company,” “XJet” and similar references refer to XJet Ltd.

BASIS OF PRESENTATION

Presentation of Financial Information

Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. We present our financial statements in U.S. dollars.

Our fiscal year ends on December 31 of each year. Our most recent fiscal year ended on December 31, 2022.

Certain monetary amounts, percentages and other figures included elsewhere in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Certain Definitions

As used in this prospectus, except where the context otherwise requires or where otherwise indicated:

•        “additive manufacturing” also known as 3D printing, refers to the process that creates a physical object from a digital design. The complete solution for this technology would depend on the specific application and the desired outcome. In general, a complete solution for additive manufacturing would involve a design, a system and the appropriate materials for the specific application. Additionally, the solution may involve post-processing steps, such as finishing and quality control, to ensure that the final product meets the desired specifications;

•        “powder bed fusion” or “PBF” refers to the additive manufacturing printing process that uses a laser, electron beam, or other energy source to melt and fuse metal or polymer powders into a solid object according to a 3D computer aided design (CAD) model;

•        “binder jetting” refers to the additive manufacturing printing process where a liquid bonding agent selectively binds regions of a powder bed. Binder jetting moves a print head over the powder surface depositing binder droplets. These droplets bind the powder particles together to produce each layer of the object;

•        “direct material jetting” refers to the additive manufacturing printing process where droplets of material are selectively deposited and cured or dried on a build plate. Using photopolymers, wax or solvent droplets that cure or evaporate when exposed to light and heat, objects are built up one layer at a time. Direct material jetting works in a similar way to a standard inkjet printer. The key difference is that instead of printing a single layer of ink, multiple layers are built upon each other to create a solid part;

•        “powders” refers to the fine particles of metals or ceramics that are the preliminary base materials for most Additive Manufacturing printing processes that produce parts. Both the characteristics of the powder and the type of the Additive Manufacturing printing process determine the properties of the end product. Powder characterization takes place depending on the way it is produced, which may result in different particle morphology and purity;

•        “Nano Particle Jetting” or “NPJ” refers to the Additive Manufacturing process that uses inkjet printing technology to deposit ultra-fine particles of material onto a surface to create a 3D object;

•        “technical ceramics” refers to advanced materials that are specifically designed and engineered for use in technical applications. Such materials are known for their high strength, hardness, durability, and corrosion resistance, as well as their ability to withstand high temperatures and extreme environments. These are made from raw materials that are processed and sintered to create a dense and homogenous material. There are several types of technical ceramics including alumina, silicon carbide, silicon nitride, zirconia, and tungsten carbide etc., each with unique properties and suited for different applications; and

•        “sintering” refers to the process used to create solid objects from powders or other fine-grained materials by heating them to a temperature just below their melting point. The material is compacted into a desired shape and then heated in a furnace or other high-temperature environment, causing the particles to bond together and form a solid mass. Sintering is used in the production of parts made out of ceramics, metals, and other materials, and is often used to create parts with specific properties.

Throughout this prospectus, we provide a number of key performance indicators used by our management and often used by competitors in our industry. These are discussed in more detail in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators.”

Reverse Share Split

On April 19, 2023 the board of directors approved a reverse share split (the “Reverse Share Split”), which will be subject to shareholder vote on April 23, 2023 and will be effective prior to the effectiveness of the registration statement and the closing of this offering. The Reverse Share Split will result in a three point six-for-one (3.6:1) reverse share split of our preferred, ordinary shares and warrants. No fractional shares will be issued in connection with the Reverse Share Split. The historical financial statements included elsewhere in this prospectus have been adjusted retrospectively for the Reverse Share Split. Unless otherwise indicated, all other share and per share data in this prospectus has been retrospectively adjusted, where applicable, to reflect the Reverse Share Split as if it had occurred at the beginning of the earliest period presented.

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MARKET AND INDUSTRY DATA

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research. Our estimates are derived from publicly available information released by independent third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of our industry, which we believe to be reasonable. The sources of certain statistical data, estimates and forecasts contained elsewhere in this prospectus are from the following independent industry publications:

•        Karevska, S., Steinberg, G., Müller, A., Dr., Wienken, R., Dr., Kilger, C., Dr., & Krauss, D. (2019). 3D printing: Hype or game changer? (Rep.). Ernst & Young Global Limited.

•        SmarTech Analysis for Xjet. (2022, October 28). Q2 2022 Delivery Custom Quarterly Advisory Service Market Data. Unpublished raw data.

•        Wohlers, T. et al. (2022) Wohlers Report 2022 3D Printing and Additive Manufacturing Global State of Industry. rep. Wohlers Associates.

•        The World Bank Group, World Development Indicators, 2021

Although we believe the data from the third-party sources we based the information in this prospectus on is reliable, we have not independently verified any such information, and these sources generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Certain of such publications, studies and reports were published or conducted before the COVID-19 pandemic and therefore do not reflect any impact of COVID-19 on any specific market or globally. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by independent third parties and by us.

Certain estimates of market opportunity and forecasts of market growth included elsewhere in this prospectus may prove to be inaccurate. The market for our products is relatively new and will experience changes over time. The estimates and forecasts in this prospectus relating to the size of our target market, market demand and adoption, capacity to address this demand and pricing may prove to be inaccurate. The addressable market we estimate may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates in this prospectus, our business could fail to grow at similar rates, if at all.

TRADEMARK

We have proprietary rights to a trademark used in this prospectus that is important to our business, “XJET.” Solely for convenience, our trademark referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to our trademark and trade name. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before deciding to invest in our Ordinary Shares. You should read the entire prospectus carefully, including the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our financial statements and the accompanying notes thereto included elsewhere in this prospectus before making an investment decision.

Company Overview

We develop and manufacture unique additive manufacturing solutions that jet directly the actual materials from which the parts are being made. Our patented technology is based on a Nano-Particles Jetting (NPJ) process that creates extremely thin layers of ceramics or metal material. This technology enables the production at scale of geometrically complex and high-quality metal and ceramic end-use parts that are otherwise difficult or impossible to produce. Our complete solution includes hardware, software, and consumable materials, and supports multiple industries and use cases. Such a solution enables automated, cost-effective, safe, and environmentally friendly manufacturing of parts.

Our solution provides an opportunity for part manufacturing with a wide range of complex geometry designs. When using traditional manufacturing technologies, it is either unfeasible or requires additional manual and machining labor, making the production of such end-use parts with similar geometry designs more expensive and time consuming.

At XJet, we are strong believers in automation and digital manufacturing, and in particular increased transformation to additive manufacturing. Such transformation will enable businesses around the world to benefit from a wide range of complex geometry design possibilities, shorter lead times, lower inventory levels and increase cost efficiency in production.

The global manufacturing market was estimated as a $16.35 trillion market in 2021, according to a World Development Indicators report from 2021, which we estimate as approximately 300 billion end-use parts. Most of the parts today are manufactured with traditional manufacturing processes such as machining, investment casting, and injection molding. The traditional manufacturing technologies have virtually not changed for decades, and require long sequential manufacturing steps and a need for special tooling, jigs, and set-ups. As a result, using traditional technologies to manufacture parts with complex designs often results in prolonged time to market and additional labor and costs. Thus, part makers are limited in reacting to changes in demand volumes, disruptions in the supply chain or to changes in the manufactured parts design.

Although additive manufacturing solutions have generated high interest in various industries, such solutions have been only limitedly pursued beyond prototyping. We believe the main reasons for such low adoption rate are:

•        The gaps to manufacturing requirements, such as production repeatability and quality of end-use parts.

•        Inadequate production throughout, measured by the rate at which a manufacturing system is able to produce parts.

•        Safety and intensive manual intervention.

The additive manufacturing market, though still in its infancy, has experienced gradual growth of combined revenues from manufacturing hardware, materials and services which growth is expected to continue at a rate of 20% per year until 2030, according to a report published by Wohlers in 2022. Our complete additive manufacturing solutions will enable companies, across different industries, to overcome many of the challenges associated with manufacturing complex parts at scale, and we believe that we are well positioned to take advantage of this potential growth in both the metal and ceramic additive manufacturing markets.

In recent years, we have focused on research and development and have assembled one of the most experienced teams in the additive manufacturing industry, with decades of experience working for global leaders in digital printing, additive manufacturing, and semiconductors equipment companies. We enhance our capabilities through collaborations across the world with leading corporations. These collaborations provide us access to new markets and use-cases, including expertise in their end markets, applications and their specific manufacturing processes, as well as opportunities for future joint developments in the advanced additive manufacturing needs. In addition, we work closely with research and academic institutions, which allows us to collaborate with leading researchers and experts in the additive manufacturing fields, such as material science and hardware technologies.

Our Complete Solution

We offer a complete solution, consisting of hardware, software and consumable materials, enabling the production of high quality metal and ceramic complex end-use parts at scale.

XJet Carmel — Additive Manufacturing System — Our industrial production system is fully automated and simple to operate and which can be integrated into an automated production line, and can produce quality finished end use parts, manufactured from either ceramics or metals.

We designed our systems to overcome hazardous and wasteful manufacturing processes typical in both traditional technologies as well as with commonly used loose powder-based additive manufacturing technologies such as binder jetting and powder bed fusion. Our NPJ technology solution uses sealed cartridges and allows a simple, fully automated and safe start-to-end operation.

Software Solutions — Our proprietary software and algorithms package enables automated printing preparation, full control over the printing process and a user-friendly interface.

XJet Ink Consumable Materials — NPJ technology is enabled by our proprietary liquid ink formulation. We offer a range of ceramics and metal materials to cover diversified industries and use-cases.

Systems are sold as a sales transaction, while consumables and services are sold on a recurring basis in accordance with the usage levels of the customers. We have built a network of distributors and resellers channel across the world, and we plan to continue growing our network. Our distribution network also includes our direct sales team. We work closely with our customers to help them in the transformation from traditional manufacturing to our additive manufacturing solution. We provide such customers with training and guidance on the manufacturing process and its implementation and assist with parts design and production ramp-up.

Industry Background

An increasing number of industries currently rely on a global supply chain of specialized parts manufacturers. Such industries include aerospace and automotive, energy and machinery, automation and robotics, drones, wearable and medical applications. Traditional manufacturing technologies, such as casting, stamping, injection molding, extrusion, and machining, still dominate the parts manufacturing for most of such industries. We expect that the transition of manufacturing from traditional technologies to additive manufacturing will continue to grow at high rates and extend to additional industries. Given our unique solutions, we believe we are well positioned to capitalize on this opportunity and expand our business.

The Shortcomings of Traditional Manufacturing Technologies

Traditional end-use parts manufacturing technologies suffer from numerous inherent limitations. Specifically, the production of complex parts using traditional technologies often requires the use of costly and time-consuming tooling, such as molds or dyes, which results in a limited design flexibility and difficulty to produce small to medium batches of parts. Designing and manufacturing of such production tooling require unique expertise and skilled workers which become more difficult to retain, considering the need for lengthy training and high manual labor intensity. As such, while traditional technologies may yield high efficiency and are typically cost-effective in production of large quantities, such technologies often fail to support fast and effective product development processes, require a number of set-up iterations and thus are economically inefficient in producing small to medium batches of complex parts.

In the past few years, the pressure on the global manufacturing supply chain has increased due to a combination of several macro trends, such as the rapid transition to smart automation known as the Fourth Industrial Revolution, global supply chain disruption, and the emergence and transformation of industries such as electric cars, space, drones and robotics that require new manufacturing solutions. During the COVID-19 pandemic outbreak, 68% of the global manufacturing supply chain activity was disrupted. This disruption resulted in supply chain restructuring, reshoring, and accelerated investment in digital and adoption of additive manufacturing strategies by manufacturing leaders.

Companies Across Different Industries Will Benefit from the Transition to Additive Manufacturing Solutions Beyond Prototypes Production

Additive manufacturing, when done at scale, allows manufacturers to:

•        Shorten the product development processes which reduce overall time to market.

•        Reduce inventories of parts in manufacturing and after sale spare parts.

•        Add resilience to global supply chains disruptions.

•        Shorten the time and decrease the costs of moving from prototyping to production.

•        Provide additional design flexibility, product innovation and product variations.

Our Solutions Address the Inherent Constrains of Most Commercially Available Manufacturing Technologies

While 65% of manufacturers around the world have begun exploring the capabilities of advanced manufacturing technologies, only 18% of such manufacturers use the additive manufacturing for end-use parts. Currently, most commercially available metal and ceramic additive manufacturing systems use hazardous powders and materials, such as powder bed fusion, and binder jetting. Such powder based additive manufacturing technologies are inherently constrained in their ability to produce complex designed parts, given the need to support the geometry of parts during the building process. Furthermore, such powder-based technologies are all based on spreading and processing of metal powder, or derivatives of powder, layer by layer. Thus, the parts accuracy and surface roughness are limited by the powder’s particle size and the layer thickness. In addition, the powder-based processes often involve heavy labor intervention steps such as powder and support removal, and powder mixing and loading. Powder-based processes also require post-processing, and in many cases additional machining, in order to reach acceptable quality standards. The significant human involvement slows down the adoption of additive manufacturing on a powder-based process at large scale and keeps it mainly at a level of prototyping.

Our patented technology is based on a Nano-Particles Jetting, or NPJ process that creates extremely thin layers of ceramics or metal materials. This technology enables the production at scale of geometrically complex and high-quality metal and ceramic end-use parts that are otherwise difficult or impossible to produce. Such solutions may be used in various industries and applications, such as semiconductor manufacturing equipment, medical surgery robotics, hydraulic mechanism, fluid control nozzles and valves, advanced earbuds, and dental implants. Our NPJ technology based process is shorter than most powder based technologies and includes three automated labor-free steps: printing, washing and sintering.

Our Market Opportunity

The market of metal and ceramics additive manufacturing equipment, materials and services is experiencing solid growth since 2020 with year over year growth of over 30%, according to Smartech 2022 report. Manufacturing market leaders are looking for technologies that will meet the traditional quality levels, enhance design flexibility, shorten the time to market, and at the same time offer labor free, automated, and safe processes. XJet’s industrial portfolio of metal and ceramic manufacturing platforms, using its proprietary NPJ process, enables industrial production of high-quality parts in an automated and controlled process.

The unique elements of our NPJ technology, including high resolution and soluble support, enable our customers to produce high surface quality parts with complex geometry and high accuracy levels.

The market opportunity for high-quality parts, ranges from industrial verticals (such as aerospace, automotive, machinery, energy, and tooling), to medical applications (such as medical devices and dental implants and dental crowns), and to consumer products (like wearables, luxury goods, and fashion). Our solutions aim to enable the transition to additive manufacturing products across multiple verticals and applications, to provide solutions where traditional manufacturing methods or the current powder-based additive manufacturing solutions fall short of quality requirements.

General Growth Strategy

Background

Our growth strategy is based on utilizing our advanced products and technology to address a broad range of production needs across multiple industries. Additive manufacturing adoption is currently constrained by the limited availability of production worthy solutions that are both easy to use and produce high quality end-use complex parts. Our powderless technology enables customers to overcome many production issues that have prevented the wide adoption of currently used additive manufacturing solutions. Such issues relate to health, environment and recycling of metal and ceramics powders that are hazardous. With the high part quality and surface finishing, geometry design freedom, safety, environmentally friendly and simple to use start-to-end manufacturing process, we expect customers from various markets to transition from traditional manufacturing to additive manufacturing. Powderless additive manufacturing technologies, in particular, offer cost advantages over powder-based technologies. For example, powderless technologies typically require less material and produce less waste, which can reduce overall material costs. In addition, powderless technologies are easier to control in the manufacturing process and are more reliable, which can reduce downtime and improve production efficiency.

In summary, powderless additive manufacturing technology allows customers to save costs, speed up production and create better performing products that were previously impossible to make. Powderless technology is more efficient, allows for greater design flexibility, and can reduce waste and supply chain costs.

We are diversifying our customer base with an emphasis on value creation, and are serving customers from multiple industries and regions, as well as addressing a variety of applications. By operating in this way, we believe that our business will be less vulnerable to demand disruptions in specific industries, applications or regions.

Forming Partnerships That Will Increase Over Time

Our solutions will allow corporations across different industries and markets to increase their flexibility and minimize supply chain dependency and enable their transition from other manufacturing methods. We aim to form initial strategic relationships with small and medium enterprises, large corporations and manufactures in various industries. We expect such customers will commence the adoption journey by transition to our additive manufacturing solutions first with a limited number of our systems and for certain of their end-use parts. Thereafter, we expect such customers will increase their adoption rate and transition the manufacturing of additional parts and designs to our additive manufacturing solutions, driving purchasing of additional systems and consumable materials.

Strong Distribution Channels

We have strong distribution network in the United States, Europe and Asia, with whom we are working closely to expand our end-customers footprint. Many of the distributors are developing industry-specific expertise to drive penetration in verticals such as medical devices, dental, automotive and consumer goods. In parallel, we target to grow our distribution network, by deepening our reach in the countries we are active in. In addition, we target to penetrate new countries and regions with substantial potential need for additive manufacturing solutions. Specifically, in light of our estimation that the Mainland China production market presents a significant market opportunity for our products, we have partnered with Hangzhou Pentatech Technology Co., Limited, or PT, and have entered into an exclusive distribution agreement with PT. Pursuant to such distribution agreement, PT will bear many of the costs associated with establishing a marketing and distribution infrastructure and channels in Mainland China, which would allow us to leverage such infrastructure and channels to sell and market our products at low costs to our company.

Recurring Revenue from Consumables and Services

Our complete solution enables us to generate a combined growing stream of revenue from the sales of systems, consumables and services. Our consumable inks are sold on a recurring basis in accordance with the usage levels of the customers. Our service agreements are mainly defined on an annual recurring basis.

Specialty Parts Manufacturing as a Service to Drive Adoption

We use our additive manufacturing center to produce high-quality end-use parts for potential customers as part of a product-led growth strategy. We believe that providing potential customers with the opportunity to order high-quality end-use parts that are produced at our additive manufacturing center will accelerate the penetration of our solutions into new manufacturers and enable greater customer acquisition. In addition, such service will create a bottom-up demand for additional parts and applications, which we expect will result in increased demand for our systems. Supplying parts to our customers enables companies, from different verticals, to gradually transition their manufacturing process to incorporate parts that are made by our systems, enjoying all the benefits of short-runs, a wide range of complex geometry design possibilities, quick response time, and at the same time not compromising the quality of the parts and material properties. Providing this service to potential customers will allow us to demonstrate the advantages of our solutions, which in turn, we expect will result in the accelerated adoption of our complete solution by such potential customers.

Investment in Research and Development

We plan to continue investing in research and development to further advance our solutions capabilities, making them faster, more automated and more user friendly as well as address additional use cases across different industries. We expect that broadening our capabilities and material types will facilitate the adoption by additional industries and will allow a faster transition of customers to additive manufacturing.

Our Competitive Strengths

We are technology leaders in the metal and ceramic additive manufacturing industry. Our systems produce end-use parts characterized with high surface quality, accuracy and small features, which are key parameters to manufacturers around the world. We believe our collective experience, will enable us to be in the frontier of digital transformation of high-quality parts production.

Differentiated and Proprietary Technology

We have been developing an innovative additive manufacturing process for ceramic and metal since 2014. This process, known as Nano Particle Jetting, uses Nano Particles-based materials and high-definition material jetting, along with soluble support, to produce high-quality parts with complex geometries and fine features. This technology allows us to manufacture parts that cannot be, or difficult to be produced using traditional methods, making it suitable for a variety of applications in industries such as aerospace, medical, and automotive. Our NPJ technology represents a major advancement in the field of additive manufacturing and has the potential to transform the way that high-quality parts are produced.

The NPJ key elements of innovation:

•        Nanoparticles Based Inks.    The core of our technology lies within the raw material used for the additive manufacturing process. Unlike loose powders of metal and ceramic materials that are used in most of the additive manufacturing technologies, we have developed a liquid ink dispersion based on nanoparticles of raw materials. The NPJ ink is stored and delivered in controlled and sealed cartridges, eliminating the need to handle hazardous loose material powder. The patented and proprietary ink formulation also enabled us to develop a unique direct material jetting process.

•        Multi Material Jetting of Build and Support Inks.    All additive manufacturing technologies face the challenge of building support structures for the part’s geometrical overhangs, while the part is being built. Another challenge is removing these support structures after the build process is completed. In powder-based technologies, the part and support materials are the same, making it difficult to separate them after the build process, particularly in complex geometries, and often requires manual labor. Our multi-material jetting is a unique capability that allows for the accurate simultaneous jetting of both the model and support materials, which are two different materials. After the build is completed, the support material is dissolved in a water solution, resulting in the production of high-accuracy, complex parts with minimal manual intervention.

•        Direct Material Jetting of Metal and Ceramic Inks.    One of the building blocks of our technology is the unique ability to jet metals and ceramics, eliminating the need to use loose powders. This reduces waste and enables the production of high-resolution parts.

•        Labor-Free Build Process.    The automated system is able to print a complete project unattended. The setup time between batch productions can be minimal compared to other technologies that require powder removal and recycling and support manual removal.

•        Soluble Support.    Our uniquely soluble support material enables flexibility in parts design and the production of highly complex parts that are not possible in other additive manufacturing technologies. The soluble support is removed in a labor-free washing process.

•        Support Material Automated Removal Technology, or SMART.    In contrast to powder based processes, our solution does not require manual support removal. A water based automated washing system removes all of the soluble support material from the entire build tray.

“File to Part” — 3 Steps Automated Process

Our NPJ process is shorter than most powder based technologies and includes three automated labor-free steps: printing, washing and sintering. Most powder based technologies include multiple additional steps compared to our NPJ process, including the manual labor processes of removing loose powder. The NPJ printing step requires no preparations or set up, the washing step is done on a full tray in an automated system, and afterwards the parts are ready to move to the sintering step without any additional processing.

No Post-Processing Needed

The high quality of parts produced by our solutions eliminates the need for manual post-processing or machining. The printed part accuracy, surface quality, and material properties allow a fully digital production process versus traditional manufacturing.

Safe and Environmentally Friendly Process

The NPJ process involves no loose powders at all. The entire printing process is done in a close controlled system. There are no material hazards of dealing with powder, and no laser involved in the process. In addition, the close controlled system works without creating any material waste. Only the required material is used in the process. As our pre-sintering parts also called “green” parts have higher density and smaller particles, the sintering of our metals is at a lower temperature than powder-based metals; therefore, they are more energy efficient while improving the quality of the end-use part.

Complete Product Line for Metals and Ceramics Parts Production

We address two fast growing additive manufacturing markets, metals and ceramics. Each market with a relevant product line: Carmel 1400M for metals, and Carmel 1400C for technical ceramics. In both lines, we offer a complete integrated solution of production system, consumables ink, automated support washing system and print management and automation software. Our complete start to end manufacturing system enables full end-use part production solution, from a digital file to final end user parts.

Experienced Leadership Team

We have assembled one of the most experienced teams in the additive manufacturing industry, each with decades of experience working for global leaders in digital printing, additive manufacturing, and or semiconductor equipment companies. Our research and development team has thorough expertise in designing multi-disciplinary production systems, material science, software, algorithms, and more, further enhanced through collaborations across the world with leading corporations and academia.

Risk Factors Summary

Investing in our Ordinary Shares involves substantial risks and uncertainties, and our ability to successfully operate our business and execute our growth plan is subject to numerous risks and uncertainties. You should carefully consider the risks and uncertainties more fully described in “Risk Factors” before making a decision to invest in our Ordinary Shares. The following is a summary of some of the principal risks and uncertainties we face:

•        We have a history of losses. We have not been profitable historically and may not achieve or maintain profitability in the future.

•        Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

•        Our limited operating history and rapid growth makes evaluating our current business and future prospects difficult and may increase the risk of your investment.

•        Our operating results may fluctuate from quarter to quarter, which makes our future results difficult to predict.

•        We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

•        If we are unable to manage the anticipated growth of our business our future revenue and operating results may be adversely affected.

•        Sales processes for sophisticated solutions and broad solution portfolio like ours are long, uncertain and present significant challenges.

•        Increased consolidation among our customers, suppliers and competitors in the additive manufacturing industry may have an adverse effect on our business and results of operations.

•        Changes in our product mix may impact our gross margins and financial performance.

•        Declines in the prices of our products, or in our volume of sales, together with our relatively inflexible cost structure, may adversely affect our financial results.

•        Our business model is predicated, in part, on building a customer base that will generate a recurring stream of revenues through the sale of our consumables and service contract. If that recurring stream of revenues does not develop as expected or if our business model changes as the industry evolves, our operating results may be adversely affected.

•        Our results of operations could be materially harmed if we are unable to accurately forecast demand for our product.

•        If demand for our solutions does not grow as expected, or if market adoption of additive manufacturing does not continue to develop, or develops slower than expected, our revenues may stagnate or decline, and our business may be adversely affected.

•        We may be unable to consistently manufacture our products to the necessary specifications or in quantities required to meet demand at an acceptable cost or at an acceptable performance level.

•        We face significant competition and expect to face increasing competition in many aspects of our business, which could cause our operating results to suffer.

•        We rely on certain collaborations and distribution or reseller agreements with third parties to commercialize, market and promote our products which may limit our ability to generate revenue and adversely affect our profitability.

•        Our business is subject to the risks associated with doing business in China.

•        Changes in general economic conditions, geopolitical conditions, domestic and foreign trade policies, monetary policies and other factors beyond our control may adversely impact our business and operating results.

•        Currency exchange rate fluctuations affect our results of operations, as reported in our financial statements.

•        Our failure to meet our customers’ price expectations would adversely affect our business and results of operations.

•        Our business has risks that may not be adequately covered by insurance or indemnity.

•        Our growth depends on our ability to retain customers and distributors, or failure to retain our customers and distributors, could materially and adversely affect our business, financial condition, and results of operations.

•        The additive manufacturing industry in which we operate is characterized by rapid technological change, which requires us to continue developing new products and innovations to meet constantly evolving customer demands and which could adversely affect market adoption of our products.

•        We have invested and expect to continue to invest in research and development efforts that further enhance our products. Such investments may affect our operating results and liquidity, and, if the return on these investments is lower or develops slower than we expect, our revenue and operating results may suffer.

•        If we fail to maintain and improve the quality of our product for each customer, our customer support and ancillary services, we may not be able to retain customers and distributors.

•        Growth of our business will depend on a strong reputation and brand and any failure to maintain, protect, and enhance our brand would hurt our ability to retain or expand our base of customers or distributors and our ability to increase their level of engagement.

•        Our operations could suffer if we are unable to attract and retain key management or other key employees.

•        Our management team has limited experience managing a public company.

•        Changes in financial accounting standards or practices as well as interpretations thereof may cause adverse, unexpected financial reporting fluctuations and affect our results of operations.

•        We rely on our information technology systems to manage numerous aspects of our business and a disruption of these systems could adversely affect our business.

•        Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

•        We could be subject to personal injury, property damage, product liability, warranty and other claims involving allegedly defective products that we supply.

•        Defects in new products or in enhancements to our existing products that give rise to product returns or warranty or other claims could result in material expenses diversion of management time and attention and damage to our reputation.

•        We depend on independent contractors and third parties to provide key services in our product development and operations, and any disruption of their services, or an increase in cost of these services, could negatively impact our financial condition and results of operations.

•        We could face liability if our additive manufacturing solutions are used by our customers to print dangerous objects.

•        Our third-party contract manufacturers’ facilities, and our suppliers’ and our customers’ facilities, are vulnerable to disruption due to natural or other disasters, strikes and other events beyond our control.

•        Maintenance, expansion and refurbishment of our facilities, the construction of new facilities and the development and implementation of new manufacturing processes involve significant risks.

•        We could experience difficulty while configuring our solutions for specific customers, which could lead to additional costs and customer dissatisfaction.

Corporate Information

We are incorporated in Israel under the Israeli Companies Law, 5759-1999, or the Companies Law. Our principal executive offices are located at Science Park, 4 Oppenheimer Street, Rehovot 7670104, Israel. Our website address is https://www.xjet3d.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. Our agent for service of process in the United States is Puglisi & Associates, with address at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

•        the option to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in this prospectus;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the first fiscal year in which our annual gross revenue equals or exceeds $1.235 billion; (ii) the date that we become a “large accelerated filer”, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common equity securities held by non-affiliates is at least $700 million as the last business day of our most recently completed second fiscal quarter; (iii) the date on which we have issued, during the preceding three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year following the fifth anniversary of the closing of this offering.

Emerging growth companies can also take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period until the earlier of the date we (x) are no longer an emerging growth company; or (y) affirmatively and irrevocable opt out of the extended transition period. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of companies that have adopted the new or revised accounting standards.

In addition, upon the closing of this offering, we will report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the rules that allow us to follow Israeli law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act that require insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•        the rules under the Exchange Act that require the filing with the U.S. Securities and Exchange Commission, or the SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•        Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosures of material information by issuers.

In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic issuers. Foreign private issuers, like emerging growth companies, also are exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:

•        the majority of our executive officers or directors are U.S. citizens or residents;

•        more than 50% of our assets are located in the United States; or

•        our business is administered principally in the United States.

We have chosen to take advantage of certain of the reduced disclosure requirements and other exemptions described above in the registration statement of which this prospectus forms a part and intend to continue to take advantage of certain exemptions in the future. As a result, the information that we provide may be different than the information you receive from other public companies in which you hold stock. As a result, some investors may find our Ordinary Shares less attractive than they would have otherwise. The result may be a less active trading market for our Ordinary Shares, and the price of our Ordinary Shares may be more volatile. See “Risk Factors — We are an “emerging growth company,” as defined in the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors” and “— We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.”

THE OFFERING

Ordinary Shares offered by us	Ordinary Shares.
Option to purchase additional Ordinary Shares	We have granted the underwriter an option for a period of 45 days after the date of this prospectus to purchase up to additional Ordinary Shares.
Ordinary Shares to be outstanding after this offering	Ordinary Shares (or Ordinary Shares if the underwriter exercises in full its option to purchase additional Ordinary Shares).
Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $            million (or approximately $            million if the underwriter exercises in full its option to purchase additional Ordinary Shares), assuming an initial public offering price of $            per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus.

The principal purposes of this offering are to obtain additional working capital, to create a public market for our Ordinary Shares and to facilitate our future access to the public equity markets. We intend to use the net proceeds from this offering for working capital purposes and general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the proceeds to acquire or invest in businesses, products, services or technologies; however, we do not have agreements or commitments for any material acquisitions or investments at this time. See “Use of Proceeds.”

Dividend policy

We have never declared or paid any dividends on our Ordinary Shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion regarding whether to pay dividends, subject to the laws of the State of Israel. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant. See “Dividend Policy.”

Risk factors

Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Ordinary Shares.

Listing	We have applied to list our Ordinary Shares on the Nasdaq Global Market under the symbol “XJET.”

The historical financial statements included elsewhere in this prospectus have been adjusted retrospectively for the Reverse Share Split. Unless otherwise indicated, all other share and per share data in this prospectus has been retrospectively adjusted, where applicable, to reflect the Reverse Share Split as if it had occurred at the beginning of the earliest period presented.

The aggregate number of our Ordinary Shares to be outstanding immediately after this offering is based on 17,705,240 Ordinary Shares outstanding as of December 31, 2022 and excludes:

•        3,985,194 Ordinary Shares issuable upon the exercise of options outstanding under our equity incentive plans as of December 31, 2022 at a weighted average exercise price in the case of options of $4.79 per share; and

•        417,213 Ordinary Shares reserved for issuance pursuant to future grants under our equity incentive plans, as described in “Management — Equity Incentive Plans.”

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

•        the exercise of outstanding warrants to purchase 145,092 Series A and A3 preferred and Ordinary Shares, each with no par value, at a weighted average exercise price of $8.46 per share;

•        the immediate conversion of 17,190,864 Series A1, A2, and A3 preferred shares, each with no par value, into 17,190,864 Ordinary Shares upon the closing of this offering, or the Preferred Shares Conversion;

•        no exercise by the underwriter of its option to purchase up to            additional Ordinary Shares;

•        no exercise of the outstanding options described above after December 31, 2022;

•        the adoption of our amended and restated articles of association immediately prior to the closing of this offering, or our Post-IPO Articles, which Post-IPO Articles will replace our amended and restated articles of association as currently in effect; and

•        an initial public offering price of $            per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus.

SUMMARY FINANCIAL AND OTHER DATA

The following tables present our summary financial and other data. We prepare our financial statements in accordance with GAAP. The summary historical financial data as of and for the years ended December 31, 2022 and December 31, 2021 has been derived from our audited financial statements, which are included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results expected in any future period.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and accompanying notes thereto included elsewhere in this prospectus.

Statement of Operations Data

	Year ended December 31,
	2022	2021
U.S. dollars in thousands, (except for share and per share amounts)
Total revenues	$6,037	$3,401
Cost of revenues	6,687	4,629
Gross loss	(650)	(1,228)
Total operating expenses	17,782	21,248
Operating loss	(18,432)	(22,476)
Other financial income (expenses), net	788	(716)
Net comprehensive loss	(17,644)	(23,192)
Net loss per share – basic and diluted	(30.76)	(41.03)

Balance Sheet Data

	Year ended December 31,
	2022	2021
U.S. dollars in thousands
Cash and cash equivalents	$10,212	$19,125
Working capital, net	8,231	15,624
Adjusted working capital (excluding cash)	(1,981)	(3,501)
Total assets	24,586	32,493
Total debt	14,269	16,194
Convertible preferred stock	106,085	96,041
Total stockholders’ deficit	(95,768)	(79,742)

Statement of Cash Flows Data

	Year ended December 31,
	2022	2021
U.S. dollars in thousands
Net cash used in operating activities	$(17,714)	$(15,698)
Net cash used in investing activities	(1,194)	(256)
Net cash provided by financing activities	10,044	25,905

Selected Other Data

	Year ended December 31,
	2022	2021
U.S. dollars in thousands
New Customers Revenue(1)	$2,427	$796
Expansion Ratio(1)	40.2%	23.4%
EBITDA(1)(2)	$(17,468)	$(21,574)
Adjusted EBITDA(1)(2)	$(15,850)	$(15,408)

____________

(1)      See the definitions of key performance indicators in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators and Other Operating Metrics.”

(2)      EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

We define “EBITDA” as our net loss excluding net financial expense, tax expense, and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA (as defined above) excluding stock-based compensation expense (pre-tax effect). EBITDA and Adjusted EBITDA were included in this prospectus because these are key metrics used by management and our board of directors to assess our financial performance. EBITDA and Adjusted EBITDA are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Management believes that EBITDA and Adjusted EBITDA are an appropriate measure of operating performance because eliminates the impact of expenses that do not relate directly to the performance of the underlying business.

Neither EBITDA nor Adjusted EBITDA are a GAAP measure of our financial performance or liquidity and should not be considered as an alternative to net loss as a measure of financial performance, as an alternative to cash flows from operations as a measure of liquidity, or as an alternative to any other performance measure derived in accordance with GAAP. Neither EBITDA nor Adjusted EBITDA should be construed as an inference that our future results will be unaffected by unusual or other items. Management compensates for these limitations by relying on our GAAP results in addition to using EBITDA and Adjusted EBITDA as a supplemental measures. Our measure of EBITDA and Adjusted EBITDA is not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

The following table reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure:

	Year ended December 31,
	2022	2021
U.S. dollars in thousands
Net Loss	$(17,644)	$(23,192)
Financial (income) expenses, net	(788)	716
Tax expense	—	—
Depreciation and amortization	964	902
EBITDA	$(17,468)	$(21,574)
Stock-based compensation(a)	1,618	6,166
Adjusted EBITDA	$(15,850)	$(15,408)

____________

(a)      Represents non-cash share-based compensation expense.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making a decision to invest in our Ordinary Shares. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks and uncertainties. The trading price and value of our Ordinary Shares could decline due to any of these risks and uncertainties, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by us described below and elsewhere in this prospectus.

Risks Related to Our Financial Position and Need for Additional Capital

We have a history of net losses and may not be able to achieve profitability for any period in the future or sustain cash flow from operating activities.

We have a history of losses since our inception in 2005 and have funded our cash flow deficits primarily through the issuance of equity. See “Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.” We expect to continue to incur operating losses and negative cash flow as we continue to invest significantly in research and development efforts, sales and marketing and other aspects of our business.

We cannot make any assurances that these investments will result in increased revenue or growth in our business. Additionally, as a public company, we expect our legal, accounting and other expenses to be substantially higher than the expenses we incurred as a private company. Furthermore, we may encounter unforeseen issues that require us to incur additional costs. Any such increased expenditure will likely make it harder for us to achieve and maintain future profitability. Our revenue and customer base growth may not be sustainable, and we may not achieve sufficient revenue to achieve or maintain profitability. Although we have a revenue history, it is difficult for us to predict our future operating results. We may incur significant losses in the future for a number of reasons, including due to the other risks described in this prospectus. Accordingly, if we are not able to achieve or maintain profitability and we incur significant losses in the future, the market price of our Ordinary Shares may decline, and you could lose part or all of your investment.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

Our auditors’ opinion included in our audited financial statements for the year ended December 31, 2022, contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. As of December 31, 2022 and 2021, we had an accumulated deficit of $190 million and $178 million, respectively. In recent years, we have suffered recurring losses from operations, have negative working capital and cash outflows from operating activities, and therefore we are dependent upon external sources for financing our operations.

Our transition to profitable operations is dependent on generating a level of revenue adequate to support our cost structure. We plan to finance our operations using cash on hand and through operational cash flows. There can be no assurance that we will succeed in generating sufficient revenues from our sales to continue our operations as a going concern. See “We have a history of net losses and may not be able to achieve profitability for any period in the future or sustain cash flow from operating activities.”

Our management expects to have the required funds in order to continue to operate as a going concern in the coming year from this offering. Nonetheless, there can be no assurance that necessary financing will be available on satisfactory terms, if at all. If we are unable to secure needed financing, management may be forced to take additional restructuring actions, which may include significantly reducing our anticipated level of expenditures. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Our limited growth makes evaluating our current business and future prospects difficult and may increase the risk of your investment.

Most of our growth has occurred in recent periods. Our limited operating history may make it difficult to evaluate our current business and our future prospects. Our ability to forecast our future operating results is subject to a number of uncertainties, including our ability to plan for and model our future growth. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, as we continue to grow our business. If our assumptions regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our business could suffer, and the trading price of our shares may decline. We currently expect that a substantial portion of our revenues will be driven from the sales of products which are either still in development or that we began to deliver only in recent few years. In addition, we expect to continue to develop additional products and enhance our current solutions. There are no assurances that we will be able to secure future business with customers or that such products will be commercialized on our planned timelines.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.

Our operating results may fluctuate from quarter to quarter, which makes our future results difficult to predict.

Our operating results and financial condition may fluctuate from quarter-to-quarter and year-to-year and are likely to vary due to a number of factors, many of which will not be within our control. Our operating results in any given quarter can be influenced by numerous factors, many of which are unpredictable or outside of our control, including:

•        the degree of market acceptance of our solutions;

•        our ability to compete with competitors and new entrants into our markets;

•        the timing of our sales and deliveries of our systems to customers;

•        changes in our pricing policies or those of our competitors, including our response to price competition;

•        the effectiveness of our securing new orders and fulfilling existing orders;

•        changes in the amount that we spend to develop and manufacture new products or technologies;

•        changes in the amounts that we and our distributors or resellers spend to promote our solutions;

•        our ability to introduce new features and services and enhance our existing platform and our ability to generate significant revenue from new features and services and personalization to the products;

•        our ability to respond to competitive developments, including pricing changes and the introduction of new products and services by our competitors;

•        changes in the cost of satisfying our warranty obligations and servicing our products;

•        litigation related expenses and/or liabilities;

•        developments or disputes concerning our intellectual property or proprietary rights or our solutions, or third-party intellectual property or proprietary rights;

•        fluctuations in currency exchange rates;

•        general economic and political conditions and government regulations in the countries where we currently have significant numbers of systems, or where we currently operate or may expand in the future; and

•        natural disasters, such as earthquakes, hurricanes, wildfires, and threats to public health, such as the COVID-19 pandemic.

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, quarter-to-quarter comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. If we fail to meet or exceed the expectations of investors or securities analysts, the trading price of our Ordinary Shares could fall substantially, and we could face costly lawsuits, including securities class action suits.

We will likely require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and will likely require additional funds to respond to business challenges and opportunities, including the need to develop new features or enhance our technology and solutions, improve our operating infrastructure to support volume growth or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds if our existing sources of cash and any funds generated from operations do not provide us with sufficient capital. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Ordinary Shares. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired, and our business may be adversely affected.

Risks Related to Our Business and Industry

If we are unable to manage the anticipated growth of our business our future revenue and operating results may be adversely affected.

In recent years we have experience substantial growth in our revenues. This growth has placed, and if carried on will continue to place, significant demands on our management and our operational infrastructure. Any growth that we experience in the future could require us to expand our general and administrative management, including the need to identify, recruit, train and integrate additional employees, as well as expanding our facilities. We cannot assure you that any increases in scale, related to improvements and quality assurance will be successfully implemented or that appropriate personnel will be available to facilitate the growth of our business. Rapid and significant growth may strain our administrative and operational infrastructure and could require significant capital expenditures that may divert financial resources from other projects. Our ability to manage our business and growth will require us to continue to improve our operational, financial and management controls, and reporting systems and procedures. If we do not effectively manage our growth, such as by failing to implement necessary procedures, transition to new processes or hire necessary personnel, it may be difficult for us to execute our business strategy and our business could be adversely affected.

Sales processes for sophisticated solutions and broad solution portfolio like ours are long, uncertain and present significant challenges.

We offer our customers sophisticated solutions, and these may represent a significant investment for our customers. As a result, our sales cycles can range from several months to well over a year. As the length or complexity of a sales process increases, so does the risk of successfully closing the sale. Customers may also require education on the value and functionality of our solutions as part of the sales process, further extending the period and uncertainty of the process.

Increased consolidation among our customers, suppliers and competitors in the additive manufacturing industry may have an adverse effect on our business and results of operations.

Increased consolidation in the additive manufacturing industry among our customers, suppliers and competitors may adversely affect our business and results of operations. Customer consolidation could lead to changes in buying patterns, slowdowns in spending, and impact our distribution channels. Moreover, the significant purchasing power of these large companies can increase pricing and competitive pressures for us, including the potential for decreases in our average selling prices. If one of our customers is acquired by another company that does not rely on us to provide it with products or relies on another provider of alternate solutions, we may lose that customer’s business. Any of the foregoing results will adversely affect our business, financial condition and results of operations.

In addition, supplier consolidation may lead to increased prices of materials for our products, deployment delays and/or a disruption in output. Also, such consolidation may exacerbate the risks relating to our dependence on a small number of suppliers for certain materials that are required to manufacture our products.

Changes in our product mix may impact our gross margins and financial performance.

Our financial performance may be affected by the mix of products, consumable materials and services we sell during a given period. Sales of certain of our products have, or are expected to have, higher gross margins than others. If our product mix shifts too far into lower gross margin products, and we are not able to sufficiently reduce the engineering, production and other costs associated with those products or substantially increase the sales of our higher gross margin products, our profitability could be reduced. Additionally, the introduction of new products or services may further heighten quarterly fluctuations in gross profit and gross margins due to manufacturing ramp-up and start-up costs. We may experience significant quarterly fluctuations in gross margins or operating income or loss due to the impact of the mix of products, channels or geographic areas in which we sell our products from period to period.

Declines in the prices of our products, or in our volume of sales, together with our relatively inflexible cost structure, may adversely affect our financial results.

Our business is subject to price competition. Such price competition may adversely affect our results of operation, especially during periods of decreased demand. Decreased demand also adversely impacts the volume of our systems sales. If we are unsuccessful in offsetting price reductions resulting from these pressures, or decreased volume of sales due to contractions in the market, by improved operating efficiencies and reduced expenditures, then our operating results will be adversely affected.

To the extent the demand for our products slows, we may be faced with excess manufacturing capacity and related costs that cannot readily be reduced, which will adversely impact our financial condition and results of operations.

Our business model is predicated, in part, on building a customer base that will generate a recurring stream of revenues through the sale of our consumables and service contracts. If that recurring stream of revenues does not develop as expected or if our business model changes as the industry evolves, our operating results may be adversely affected.

Our business model is dependent, in part, on our ability to maintain and increase sales of our additive manufacturing products, consumable materials and service contracts as they generate recurring revenues. Existing and future customers of our systems may not purchase our consumable materials or related service contracts at the same rate at which customers currently purchase those products and services, or at the levels we currently expect them to purchase. If our current and future customers purchase a lower volume of our consumables and services, our recurring revenue stream relative to our total revenues would be reduced and our operating results would be adversely affected.

Our results of operations could be materially harmed if we are unable to accurately forecast demand for our solutions.

To ensure adequate inventory supply, we must forecast inventory needs and place orders with our manufacturers before firm orders are placed by our customers, resellers and distributors. Given that the sale cycle of our solutions can take over 12 months to complete, if we fail to accurately forecast the demand for our solutions, we may experience excess inventory levels or a shortage of product to deliver to our customers and distributors.

Inventory levels in excess of customer and distributor demands may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would have an adverse effect on our gross margin. In addition, if we underestimate the demand for our products, our manufacturers may not be able to produce a sufficient number of products to meet such unanticipated demand, and this could result in delays in the shipment of our products and damage to our relationship with our customers and distributors.

If demand for our solutions does not grow as expected, or if market adoption of additive manufacturing does not continue to develop, or develops slower than expected, our revenues may stagnate or decline, and our business may be adversely affected.

We believe that the industrial market is undergoing a shift, from conventional manufacturing processes that do not involve 3D printing technology and towards additive manufacturing. We may not be able to develop effective strategies to raise awareness among potential customers of the benefits of additive manufacturing technologies or our products may not address the specific needs or functionality required by certain potential customers to encourage the continuation of this shift towards additive manufacturing. If additive manufacturing technology does not continue to gain broader market acceptance as an alternative to conventional manufacturing processes, we may not be able to increase or sustain the level of sales of our products, and our operating results would be adversely affected by a result.

We may be unable to consistently manufacture our products to the necessary specifications or in quantities required to meet demand at an acceptable cost or at an acceptable performance level.

Our products are integrated solutions with many different components that work together. As such, a quality defect in a single component can compromise the performance of the entire solution. As we continue to grow and introduce new products, and as our products incorporate increasingly sophisticated technology, it will be increasingly difficult to ensure our products are produced in the necessary quantities without sacrificing quality. There is no assurance that we or our third-party manufacturers and any component suppliers will be able to continue to manufacture our products so that they consistently achieve the product specifications and quality that our customers expect. Relatedly, certain of our components are sourced by a single supplier and, if the supply became disrupted as a result of insufficient quality, service delays or any other factor, our manufacturing efforts may be adversely affected. Any future design issues, unforeseen manufacturing problems, such as contamination of our or such third-party facilities, equipment malfunctions, aging components, component obsolescence, business continuity issues, quality issues with components and materials sourced from third party suppliers, or failures to strictly follow procedures or meet specifications, may have a material adverse effect on our brand, business, financial condition and operating results. Furthermore, we or our third-party manufacturers may not be able to increase manufacturing to meet anticipated demand or may experience downtime.

An inability to manufacture products and components that consistently meet specifications, in necessary quantities and at commercially acceptable costs will have a negative impact and may have a material adverse effect on our brand, business, financial condition and results of operations.

Our commercial contracts generally contain product warranties and limitations on liability, and we carry liability insurance in amounts that we believe are adequate for our risk exposure and commensurate with industry norms. However, commercial terms and our insurance coverage may not be adequate or available to protect our company in all circumstances, and we might not be able to maintain adequate insurance coverage for our business in the future at an acceptable cost. Any liability claim against us that is not covered by adequate insurance could adversely affect our consolidated results of operations and financial condition. Finally, any liability claim against us may cause harm to our brand, reputation and adversely impact our business.

We face significant competition and expect to face increasing competition in many aspects of our business, which could cause our operating results to suffer.

We operate in a highly fragmented competitive market and compete with a wide variety of players. Some of the existing and potential competitors are researching, designing, developing and marketing other types of products and services that may render our existing or future products obsolete, uneconomical or less competitive. Existing and potential competitors may also have deeper pockets with respect to financial, technical, marketing and sales, manufacturing, distribution and other resources than we do, including name recognition, as well as experience and expertise in intellectual property rights and operating within certain international markets, any of which may enable them to compete effectively against us.

Future competition may arise from the development of allied or related techniques for equipment, materials and services that are not encompassed by our patents, from the issuance of patents to other companies that may inhibit our ability to develop certain products and from improvements to existing technologies.

We intend to continue to follow our strategy of product development and to expand our distribution network, to enhance our competitive position to the extent practicable. Nevertheless, we cannot assure you that we will be able to maintain our current market position or continue to compete successfully against our current and potential competition. If we are not able to keep pace with technological change and introduce new products and technologies, demand for our products may decline, and our operating results may suffer.

We rely on certain collaborations and distribution or reseller agreements with third parties to commercialize, market and promote our products which may limit our ability to generate revenue and adversely affect our profitability.

We currently rely on a limited number of collaborations and distribution or reseller agreements, from which we expect to generate a substantial portion of our revenues in the near future.

We have an exclusive distribution agreement with Hangzhou Pentatech Technology Co., Limited, or PT, for Mainland China. Under such agreement, PT has an exclusive right to market and distribute certain products, as defined in the agreement, until December 31, 2030, in Mainland China subject to certain conditions. In order to maintain their exclusive rights to distribute certain of our products in Mainland China under the agreement, PT is required to meet a minimum commitment, as further defined in the agreement.

Approximately 54% of our revenue were derived from sales through PT for each of the fiscal years ended December 31, 2022 and 2021, respectively, and we anticipate that a significant portion of our revenue will continue to be derived from sales through this distributor in the foreseeable future.

Good relationships with such distributor are important for our business prospects. If our relationship with PT were to deteriorate, or if PT fails to perform adequately, our business, financial condition, commercialization prospects and results of operations could be materially adversely affected.

In addition to our right to terminate PT’s exclusivity in Mainland China if it does not meet the minimum commitment requirement, the agreement with PT is terminable by either party immediately upon written if the other party enters into liquidation or bankruptcy proceeding, or fails to fulfil any of its obligations of undertakings as described in the agreement and does not rectify such failure within 30 days of written notice. Any termination of the agreement with PT could have material adverse effect on our business, financial condition or results of operations. These risks could apply to any similar arrangement we may enter into, and any potential future collaborations may be similarly terminable by our collaborators.

Because we rely on a limited number of distributors and collaborators for a significant portion of our revenue, we depend on the creditworthiness of these distributors. If the financial condition of our distributors or collaborators declines, our credit risk could increase. Should PT declare bankruptcy, be declared insolvent or otherwise be restricted by state or federal laws or regulations from continuing in some or all of its operations, this could adversely affect our ongoing revenues, the collectability of our accounts receivable and our net income.

Our business is subject to the risks associated with doing business in China.

As a result of our reliance on third-party manufacturers, metal powder suppliers for our proprietary ink and other suppliers located in China, our results of operations, financial conditions, and prospects are subject to a significant degree to economic, political and legal developments in China including government control over capital investments or changes in tax regulations that are applicable to us. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate and control of foreign exchange, and allocation of resources. Since we rely on a third-party manufacturers located in China for certain parts, our business is subject to the risks associated with doing business in China, including:

•        trade protections measures, such as tariff increases, and import and export licensing and control requirements;

•        potentially negative consequences from changes in tax laws;

•        difficulties associate with the Chinese legal system, including increased costs and uncertainties associated with enforcing contractual obligations in China;

•        historically lower protection of intellectual property rights;

•        changes and volatility in currency exchange rates; and

•        unexpected or unfavorable changes in regulatory requirements.

In addition to our reliance on third-party manufacturers located in Mainland China, a significant portion of our revenues during each of the years of 2021 and 2022 was derived from sales through Pentatech, our exclusive distributor in Mainland China. We estimate that the Mainland China production market presents a significant market opportunity for our products, and we expect that sales into Mainland China will continue to make up a substantial portion of our sales in the future. The U.S. and China historically had a complex relationship that has included actions that have impacted trade between the two countries and globally. If trade relations with the U.S. were to result in trade restrictions, if social or political unrest were to disrupt business in China, or if other events in China significantly reduced or disrupted business activities in China, that may materially and adversely harm our business.

Changes in general economic conditions, geopolitical conditions, domestic and foreign trade policies, monetary policies and other factors beyond our control may adversely impact our business and operating results.

Our operations and performance depend on global and regional economic and geopolitical conditions. Russia’s invasion and military attacks on Ukraine have triggered significant sanctions from U.S. and European leaders. These events are currently escalating and creating increasingly volatile global economic conditions. Trade policy changes by the U.S. could trigger retaliatory actions by Russia, its allies and other affected countries, including China, resulting in a “trade war”.

The above factors, including a number of other economic and geopolitical factors, could ultimately have material adverse effects on our business, financial condition, results of operations or cash flows, including the following:

•        effects of significant changes in economic, monetary and fiscal policies;

•        supply chain disruptions;

•        a global or regional economic slowdown;

•        new or stricter trade policies and tariffs enacted by countries, such as China; and

•        longer payment cycles.

In addition, our performance depends on the financial health and strength of our customers, which in turn is dependent on the economic conditions of the markets in which we and our customers operate. The recent declines in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers.

We also face risks from financial difficulties or other uncertainties experienced by our suppliers, distributors or other third parties on which we rely. If third parties are unable to supply us with required materials or components or otherwise assist us in operating our business, our business could be harmed.

Currency exchange rate fluctuations affect our results of operations, as reported in our financial statements.

We report our financial results in U.S. dollars and collect our revenues primarily in U.S. dollars and Euros. However, a significant portion of our headcount related expenses, consisting principally of salaries and related personnel expenses as well as leases and certain other operating expenses, are denominated in New Israeli Shekels (NIS). This foreign currency exposure gives rise to market risk associated with exchange rate movements of the U.S. dollar against the NIS. Furthermore, we anticipate that a material portion of our expenses will continue to be denominated in NIS.

In addition, increased international sales in the future may result in greater foreign currency denominated sales, increasing our foreign currency risk. If we are not able to successfully hedge against the risks associated with currency fluctuations, our financial condition and results of operations could be adversely affected. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and we may not be able to successfully hedge our exposure, which could adversely affect our financial condition and results of operations.

Our failure to meet our customers’ price expectations would adversely affect our business and results of operations.

Demand for our products is sensitive to price, we need to maintain competitive pricing as changes in pricing strategies can have a significant impact on our ability to generate revenue and our business. Many factors, including our production and personnel costs and our competitors’ pricing and marketing strategies, can significantly impact our pricing strategies. If we fail to meet price expectations in any given period, the demand for our products could be negatively impacted and our business and results of operations could suffer.

Our business has risks that may not be adequately covered by insurance or indemnity.

We maintain insurance to cover our potential exposure for most claims and losses, including potential product and non-product related claims, lawsuits and administrative proceedings seeking damages or other remedies arising out of our commercial operations. However, our insurance coverage is subject to various exclusions, self-retentions and deductibles. We may be faced with types of liabilities that are not covered under our insurance policies, such as environmental contamination or terrorist attacks, or that exceed our policy limits. Even a partially uninsured claim of significant size, if successful, could have an adverse effect on our financial condition.

In addition, we may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all, and our existing policies may be cancelled or otherwise terminated by the insurer. Maintaining adequate insurance and successfully accessing insurance coverage that may be due for a claim can require a significant amount of our management’s time, and we may be forced to spend a substantial amount of money in that process.

Our growth depends on our ability to retain customers and distributors, or failure to retain our customers and distributors, could materially and adversely affect our business, financial condition, and results of operations.

We expect to derive a substantial part of our revenue from repeat sales to customers, distributors and resellers. If we fail to attract new customers and distributors or fail to retain existing customers and/or distributors our business, financial conditions and results of operations may be adversely affected.

Key factors in attracting and retaining customers and distributors include our ability to grow our brand awareness, attract and retain high-quality customers and increase the quantity, quality and diversity of our products.

The additive manufacturing industry in which we operate is characterized by rapid technological change, which requires us to continue developing new products and innovations to meet constantly evolving customer demands and which could adversely affect market adoption of our products.

Our revenues are derived from the sale of our products, related parts and services. The additive manufacturing industry is subject to rapid technological change, and we have and will continue to encounter challenges experienced by growing in a market subject to rapid innovation and technological change. While we intent to invest significant resources to remain in the forefront of technological developments, the changes in our customers’ requirements and preferences, continuing advances in additive manufacturing technology, and the emergence of new standards, regulations, and certifications could adversely affect our products and their adoption. Our ability to compete in the rapidly developing market depends, in large part, on our success in developing and introducing new additive manufacturing systems and technologies, in addition to improving our existing products and technology and qualifying new materials which our systems can support. While we believe that we must continuously enhance and expand the functionality and features of our product for them to remain competitive, we may not be able to:

•        adequately protect our intellectual property as we develop new products and technologies;

•        ensure sufficient cash resources to fund research and development;

•        enhance our existing products and technologies;

•        identify the appropriate technology or product to which to devote our resources; or

•        develop cost effective new products and technologies that address the increasingly complex needs of prospective customers.

Even if we successfully introduce new additive manufacturing products and technologies and enhance our existing products and technologies, it is possible that these will eventually supplant our existing products or that our competitors will develop new products and technologies that will replace our own. As a result, any of our products may be rendered obsolete or uneconomical by our or our competitors’ technological advances, leading to a loss in market share, decline in revenue and adverse effects to our business and prospects.

We have invested and expect to continue to invest in research and development efforts that further enhance our products. Such investments may affect our operating results and liquidity, and, if the return on these investments is lower or develops slower than we expect, our revenue and operating results may suffer.

We have invested and continue to invest significant funds in research and development of our products to further enhance them. These investments may not only affect our margins, operating results and liquidity but are also time consuming, and may not generate sufficient revenues to offset expenses associated with and liabilities assumed from these new investments. Due to the rapidly evolving market, our solutions may be rendered less effective. We believe that we must continue to invest a significant amount of time and resources in our products to maintain and improve our competitive position. If we do not achieve the benefits anticipated from these investments, if the achievement of these benefits is delayed, our business, operating results and prospects may be materially adversely affected.

If we fail to maintain and improve the quality of our solutions, our customer support and ancillary services, we may not be able to retain customers and distributors.

To satisfy both our customers and distributors, we need to continue to improve our solutions and introduce features and services that are useful to them. This includes updating and adjusting our software to best suit the needs of our customers and potential new customers. Our ability to provide effective support is largely dependent on our ability to attract and retain employees who are well versed in our technology. As we continue to grow our international base, our support organization will face additional challenges, including providing support in various languages. Any failure to maintain high-quality support, could hard our reputation or adversely affect our ability to retain customers.

In addition, the success of any improvement to our product depends on several factors, including timely completion, adequate quality testing, integration in our current technologies and third party partners’ technologies. Due to the fact that further development of our product is complex, challenging and dependent upon an array of factors, it is difficult to predict, and we may not be successful in implementing the required enhancements to the product. Additionally, the time, money, energy and other resources we dedicate to developing such enhancements may be greater than the returns from these new adaptations as if we do not succeed.

If we are unable to maintain and improve the quality of our product, our business, financial conditions and results of operations could be materially and adversely affected.

Growth of our business will depend on a strong reputation and brand and any failure to maintain, protect, and enhance our brand would hurt our ability to retain or expand our base of customers or distributors and our ability to increase their level of engagement.

We believe it is critical for us to build a strong brand name, reputation and identity to attract and retain customers and distributors. The importance of these will increase as competition in our industry intensifies.

Our reputation, brand, and ability to build trust with existing and new customers and distributors may be adversely affected by complaints and negative publicity about us, our customers or our distributors, even if factually incorrect or based on isolated incidents. Negative perception of our solutions, marketplace or company may harm our reputation, brand, and network effects, including as a result of:

•        complaints or negative publicity about us, our products, our customers, our distributors, or our policies and guidelines, including our pricing model;

•        extended production lead times or shipping delays;

•        real or perceived manufacturing or quality control inadequacies;

•        fraud;

•        illegal, negligent, reckless or otherwise inappropriate behavior by customers, distributors or third parties;

•        a failure to provide manufacturing process that limit environmental harm;

•        litigation over, or investigations by regulators into, our company or the industry in which we operate;

•        a failure to comply with legal, tax, and regulatory requirements, as discussed elsewhere in this “Risk Factors” section;

•        a failure to operate our business in a way that is consistent with our values and mission;

•        inadequate or unsatisfactory support experiences;

•        illegal or otherwise inappropriate behavior by our management team or other employees or contractors; and

•        any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

Our operations could suffer if we are unable to attract and retain key management or other key employees.

We believe our key management and other key employees have specialized skills that are crucial to our success. Our executive team is critical to the management of our business and operations, as well as to the development of our strategy. There is no assurance that if any senior executive leaves in the future, we will be able to rapidly replace him or her and transition smoothly towards his or her successor, without any impact on our operations.

Our future success will depend on our ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Trained and experienced personnel are in high demand and may be in short supply. While we intend to continue to provide competitive compensation packages to attract and retain key personnel, some of our competitors for these employees have greater resources and more experience, making it difficult for us to compete successfully for key personnel. In addition, we invest significant time and expense in training employees, which increases their value to competitors that may seek to recruit them.

Our management team has limited experience managing a public company.

Some of our management team has limited experience managing a publicly traded company. Our management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Our limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require costs greater than expected.

Changes in financial accounting standards or practices as well as interpretations thereof may cause adverse, unexpected financial reporting fluctuations and affect our results of operations.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board, or the FASB, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies and treatment are being subjected to heightened scrutiny by regulators and the public. Further, accounting rules and regulations as well as their interpretations are continually changing in ways that could materially impact our financial statements.

We cannot predict the impact of future changes to accounting principles or interpretations thereof or our accounting policies on our financial statements going forward, which could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of the change.

We rely on our information technology systems to manage numerous aspects of our business and a disruption of these systems could adversely affect our business.

We rely on our information technology systems to manage numerous aspects of our business, including to efficiently purchase products from our suppliers, provide procurement and logistic services, ship products to our customers, manage our accounting and financial functions, including our internal controls, and maintain our research and development data. Our information technology systems are an essential component of our business and any disruption could significantly limit our ability to manage and operate our business efficiently. A failure of our information technology systems to perform properly could disrupt our supply chain, product development and customer experience, which may lead to increased overhead costs and decreased sales and have an adverse effect on our reputation and our financial condition.

Although we take steps and incur significant costs to secure our information technology systems, including our computer systems, intranet and internet sites, email and other telecommunications and data networks, our security measures may not be effective and our systems may be vulnerable to damage or interruption. The failure of any such systems or the failure of such systems to scale as our business grows could adversely affect our results of operations. Disruption to our information technology systems could result from power outages, computer and telecommunications failures, computer viruses, cyber-attack or other security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war, terrorism and usage errors by our employees.

Our reputation and financial condition could be adversely affected if, as a result of a significant cyber-event or otherwise:

•        our operations are disrupted or shut down;

•        our confidential, proprietary information is stolen or disclosed;

•        we incur costs or are required to pay fines in connection with stolen customer, employee or other confidential information; or

•        we must dedicate significant resources to system repairs or increase cyber security protection.

If our information technology systems are damaged or cease to function properly, or, if we do not replace or upgrade certain systems, we may incur substantial costs to repair or replace them and may experience an interruption of our normal business activities or loss of critical data. Any such disruption could adversely affect our reputation and financial condition.

We also rely on information technology systems maintained by third parties, including third-party cloud computing services and the computer systems of our suppliers for both our internal operations and our customer-facing infrastructure related to our additive manufacturing solutions. These systems are also vulnerable to the types of interruption and damage described above but we have less ability to take measures to protect against such disruptions or to resolve them if they were to occur. Information technology problems faced by third parties on which we rely could adversely impact our business and financial condition as well as negatively impact our brand reputation.

Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We generally enter into non-competition agreements with our employees. These agreements prohibit our employees from competing directly with us or working for our competitors or customers for a limited period after they cease working for us. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefiting from the expertise that our former employees or consultants developed while working for us. For example, in Israel, where most of our employees are based, non-competition agreements with employees are generally unenforceable after termination of employment.

Environmental, social and corporate governance (ESG) issues, including those related to climate change and sustainability, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.

There is an increasing focus from certain investors, customers, consumers, employees and other stakeholders concerning ESG matters. Additionally, public interest and legislative pressure related to public companies’ ESG practices continue to grow. If our ESG practices fail to meet regulatory requirements or investor, customer, consumer, employee or other shareholders’ evolving expectations and standards for responsible corporate citizenship in areas including environmental stewardship, support for local communities, Board of Directors and employee diversity, human capital management, employee health and safety practices, product quality, supply chain management, corporate governance and transparency, our reputation, brand and employee retention may be negatively impacted, and our customers and suppliers may be unwilling to continue to do business with us.

Customers, consumers, investors and other shareholders are increasingly focusing on environmental issues, including climate change, energy and water use, plastic waste and other sustainability concerns. Concern over climate change may result in new or increased legal and regulatory requirements to reduce or mitigate impacts to the environment. Changing customer and consumer preferences or increased regulatory requirements may result in increased demands or requirements regarding plastics and packaging materials, including single-use and non-recyclable plastic products and packaging, other components of our products and their environmental impact on sustainability, or increased customer and consumer concerns or perceptions (whether accurate or inaccurate) regarding the effects of substances present in certain of our products. Complying with these demands or requirements could cause us to incur additional manufacturing, operating or product development costs.

If we do not adapt to or comply with new regulations, including the SEC’s published proposed rules that would require companies to provide significantly expanded climate-related disclosures in their periodic reporting, which may require us to incur significant additional costs to comply and impose increased oversight obligations on our management and board of directors, or fail to meet evolving investor, industry or stakeholder expectations and concerns regarding ESG issues, investors may reconsider their capital investment in our Company, we may become subject to penalties, and customers and consumers may choose to stop purchasing our products, if approved for commercialization, which could have a material adverse effect on our reputation, business or financial condition.

Risks Related to Third Parties

We could be subject to personal injury, property damage, product liability, warranty and other claims involving allegedly defective products that we supply.

The products we supply are sometimes used in potentially hazardous or critical applications, such as assembled parts of vehicles, that could result in death, personal injury, property damage, loss of production, punitive damages and consequential damages. Although we have not experienced any such claims to date, actual or claimed defects in the products we supply could result in our being named as defendant in lawsuits asserting potentially large claims.

We attempt to include legal provisions in our agreements and purchase orders with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future. Any such lawsuit, regardless of merit, could result in material expense, diversion of management time and efforts and damage to our reputation, and could cause us to fail to retain or attract customers, which could adversely affect our results of operations.

Defects in new products or in enhancements to our existing products that give rise to product returns or warranty or other claims could result in material expenses diversion of management time and attention and damage to our reputation.

Our additive manufacturing solutions are complex and may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after a machine has been used. This could result in delayed acceptance of such products or claims from customers, distributors, resellers, or others, which may result in litigation, increased end user warranty, support and repair or replacement costs, damage to our reputation and business, or significant costs and diversion of support and engineering personnel to correct the defect or error. We may from time to time become subject to warranty or product liability claims related to product quality issues that could lead us to incur significant expenses.

We attempt to include provisions in our agreements with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future.

The sale and support of our products entail the risk of product liability claims. Any product liability claim brought against us, regardless of its merit, could result in material expense, diversion of management time and attention, damage to our business and reputation and brand, and cause us to fail to retain existing customers or to fail to attract new customers.

We depend on independent contractors and third parties to provide key services in our product development and operations, and any disruption of their services, or an increase in cost of these services, could negatively impact our financial condition and results of operations.

We depend on contractors to provide cost effective and efficient services in our supply chain and manufacturing process, including sourcing certain subcomponents and assemblies as well as in the development of our subsystem modules and components.

Our operations and operating results may be negatively impacted if we experience problems with our subcontractors that affect the delivery of product to our customers. These include inability to obtain components with competitive performance and cost attributes or inability to meet customer timelines or demands. If our third-party contractors were to reduce or discontinue services for us or their operations are disrupted as a result of an earthquake, fire, act of terrorism, political unrest, governmental uncertainty, war, disease, or other natural disaster or force majeure, weak economic conditions or any other reason, our financial condition and results of operations could be adversely affected.

We could face liability if our additive manufacturing solutions are used by our customers to print dangerous objects.

Customers may use our products to manufacture parts or objects that could be used in harmful ways or be otherwise dangerous. For example, there have been news reports that 3D printers were used to print guns or other weapons. While we have never manufactured guns or other weapons, we have little, if any control over what end-parts our customers manufacture using our product, and it may be difficult, if not impossible, for us to monitor and prevent customers from manufacturing dangerous objects. There can be no assurance that we will not be held liable if someone were injured or killed by a weapon or other dangerous object manufactured by a customer using one of our products. Furthermore, association with such an incident could harm our brand name and adversely affect our business.

Our third-party contract manufacturers’ facilities, and our suppliers’ and our customers’ facilities, are vulnerable to disruption due to natural or other disasters, strikes and other events beyond our control.

A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a pandemic, major flood, seasonal storms, nuclear event or terrorist attack affecting our facilities or the areas in which they are located, or affecting those of our customers or third-party manufacturers or suppliers, could significantly disrupt our or their operations and delay or prevent product shipment or installation during the time required to repair, rebuild or replace our or their damaged manufacturing facilities. These delays could be lengthy and costly. If any of our third-party contract manufacturers’, suppliers’ or customers’ facilities are negatively impacted by such a disaster, production, shipment and installation of our additive manufacturing systems could be delayed, which can impact the period in which we recognize the revenue related to that additive manufacturing system sale. Additionally, customers may delay purchases of our products until operations return to normal. Even if we are able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in our business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war or the outbreak of epidemic diseases (including the outbreak of COVID-19) could have a negative effect on our operations and sales.

Risks Related to Compliance Matters

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure will continue to increase our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations could result in increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

We are subject to U.S. and other anti-corruption laws, trade controls, economic sanctions and similar laws and regulations. Our failure to comply with these laws and regulations could subject us to civil, criminal and administrative penalties and harm our reputation.

We operate in a number of countries throughout the world which requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories. In addition, our products are subject to export regulations that can involve significant compliance time and may add additional overhead cost to our products.

We are committed to doing business in accordance with applicable anti-corruption laws and regulations and with applicable trade restrictions. We are subject, however, to the risk that our affiliated entities or our and our affiliates’ respective officers, directors, employees and agents (including distributors of our products) may take action determined to be in violation of such laws and regulations. Any violation by any of these persons could result in substantial fines, sanctions, civil and/or criminal penalties, or curtailment of operations in certain jurisdictions, and might adversely affect our operating results. In addition, actual or alleged violations could damage our reputation and ability to do business.

We are subject to various laws and regulations relating to environmental protection.

We are subject to domestic and foreign environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. Under these laws, regulations and requirements, we could also be subject to liability for improper disposal of chemicals and waste materials, including those resulting from the use of our systems and accompanying materials by end-users. Accidents or other incidents that occur at our facilities or involve our personnel or operations could result in claims for damages against us.

In the event we are found to be financially responsible, as a result of environmental or other laws or by court order, for environmental damages alleged to have been caused by us or occurring on our premises, we could be required to pay substantial monetary damages or undertake expensive remedial obligations. If our operations fail to comply with such laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances that we generate, use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental laws allow for strict, joint and several liabilities for remediation costs, regardless of fault. We may be identified as a potentially responsible party under such laws. The amount of any costs, including fines or damages payments that we might incur under such circumstances could substantially exceed any insurance we have to cover such losses. Any of these events, alone or in combination, could have a material adverse effect on our business, financial condition and results of operations and could adversely affect our reputation.

The cost of complying with current and future environmental, health and safety laws applicable to our operations, or the liabilities arising from past releases of, or exposure to, hazardous substances, may result in future expenditures. Any of these developments, alone or in combination, could have an adverse effect on our business, financial condition and results of operations.

Risks Related to Intellectual Property

If we are unable to adequately protect or enforce our intellectual property rights or our trade secrets, such information may be used by others to compete against us, in particular in developing consumables that would be used with our printing systems in place of our proprietary consumables.

We have and will continue to invest significant capital in our research and development as well as other intellectual property we develop, in order to improve and scale our products and services. While we rely on a combination of registered and unregistered intellectual property and protect our technologies with certain patents, licenses, trade secrets, confidentiality, a trademark and other methods, we cannot assure you that we will adequately protect our rights. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, processes or improvement. We may be unable to prevent third parties from using our proprietary information and other intellectual property without our authorization or from independently developing proprietary information and other intellectual property that is similar to ours, particularly in those countries where the laws do not protect our proprietary rights to the same degree.

Furthermore, we cannot assure you that any of our existing or future patents or other intellectual property rights will not be challenged, invalidated or circumvented, or will provide us with adequate protection. Our pending patent applications may not be granted, and even if they are granted, effective enforcement in foreign countries may not be available.

Our know-how, trade secrets and other non-registered proprietary rights are a key aspect of our product and intellectual property portfolios. While we take the reasonable steps to protect our trade secrets and confidential information by entering into confidentiality and invention assignment agreements, these agreements can be difficult and costly to enforce or may not provide adequate remedies if breached. Such agreements may be breached, and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave our company and join our competitors, or our competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how or other technology not protected by a patent or other intellectual property system could materially reduce or eliminate any competitive advantage that we may have over such competitor. This is especially relevant with respect to our proprietary consumables that are used with our systems. If such consumables are made available to customers and are purchased instead of our proprietary consumables, our revenues and profitability would be reduced, and we could be forced to reduce prices for our proprietary consumables.

Failure to adequately protect our intellectual property, trade secrets or patents could enable our competitors to develop similar technology independently or design around our patents and other intellectual property, which would increase competition and reduce our revenue or gross margin, thus adversely affecting our operating results.

We could incur substantial costs and other harms as a result of any claim of infringement, misappropriation or other violation of another party’s intellectual property or proprietary rights.

We may incur substantial expense and costs in protecting, enforcing and defending our intellectual property rights against third parties. Intellectual property disputes may be costly and can be disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Claims by third parties against us could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, subject us to injunctions restricting the sale of our products, cause severe disruptions to our operations or marketplaces in which we compete or require us to satisfy indemnification commitments with our customers, including contractual provisions under various license arrangements. In addition, we may incur significant costs in acquiring the necessary third-party intellectual property rights for use in our products. Any of these could have an adverse effect on our business and financial condition.

Our additive manufacturing software contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to sell our products.

Our additive manufacturing software contains components that are licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. We currently combine our proprietary software with open source software, but not in a manner that we believe requires the release of the source code of our proprietary software to the public. We do not plan to integrate our proprietary software with open source software in ways that would require the release of the source code of our proprietary software to the public; however, our use and distribution of open source software may entail greater risks than use of third-party commercial software. Open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release to the public or remove the source code of our proprietary software. We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or remove the software. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the sale of our offerings if re-engineering could not be accomplished on a timely basis. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.

Risks Related to Operations

Maintenance, expansion and refurbishment of our facilities, the construction of new facilities and the development and implementation of new manufacturing processes involve significant risks.

We are evaluating the possibility of moving our consumable ink production to a separate facility, which would require us to move equipment into such new facility. If we are unable to complete construction of such facility within the planned timeframes, in a cost-effective manner or at all due to a variety of factors, such as failure to acquire or lease land on which to build our production facilities, a stoppage of construction as a result of force majeure, unexpected construction problems, permits or other regulatory issues, severe weather, labor disputes and issues with subcontractors or vendors, our business, financial condition, results of operations and prospects could be severely impacted.

The construction and commission of any new project is dependent on a number of contingencies some of which are beyond our control. There is a risk that significant unanticipated costs or delays could arise due to, among other things, errors or omissions, unanticipated or concealed project site conditions, including subsurface conditions and changes to such conditions, unforeseen technical issues or increases in plant and equipment costs, insufficiency of water supply and other utility infrastructure, or inadequate contractual arrangements. Should these or other significant unanticipated costs arise, this could have a material adverse impact on our business, financial performance and operations. No assurance can be given that construction will be completed on time or at all, or as to whether we will have sufficient funds available to complete construction.

Our cash, cash equivalents and short-term deposits are subject to risks that may cause losses and affect the liquidity of these investments.

As of December 31, 2022, we had $10.2 million in cash, cash equivalents and short-term deposits. We regularly maintain cash, cash equivalents and short-term deposits at third-party financial institutions. These deposits and investments are subject to general credit, liquidity, market and interest rate risks. Further, we may be adversely affected by a crisis in the banking industry. For example, on March 10, 2023, the Federal Deposit Insurance Corporation, or FDIC, took control and was appointed receiver of Silicon Valley Bank, or SVB. On March 13, 2023, the FDIC announced that all SVB depositors and borrowers will automatically become customers of Silicon Valley Bridge Bank, N.A., and will have customer service and access to their funds in the same manner as before. At the time SVB went into receivership, we held approximately $3.9 million in funds at SVB, a significant portion of such funds was later transferred to our other bank accounts. If banks and financial institutions enter receivership or become insolvent in the future and a portion of our cash, cash equivalents or short-term deposits is held in such banks and financial institutions, our ability to access our existing cash, cash equivalents and investments may be impacted and could have a material adverse effect on our business and financial condition.

Risks Related to Our Ordinary Shares and this Offering

Our share price may be volatile, and you may lose all or part of your investment.

The initial public offering price for the ordinary shares sold in this offering will be determined by negotiation between us and the representatives of the underwriter. This price may not reflect the market price of our Ordinary Shares following this offering and the price of our Ordinary Shares may decline. In addition, the market price of our Ordinary Shares could be highly volatile and may fluctuate substantially as a result of many factors, including:

•        actual or anticipated changes or fluctuations in our results of operations;

•        the guidance we may provide to the public, and any changes in, or our failure to perform in line with, such guidance;

•        announcements by us or our competitors of significant business developments, new offerings or new or terminated significant contracts, commercial relationships or capital commitments;

•        industry or financial analyst or investor reaction to our press releases, other public announcements, and filings with the SEC;

•        rumors and market speculation involving us or other companies in our industry;

•        future sales or expected future sales of our Ordinary Shares;

•        investor perceptions of us and the industries and markets in which we operate;

•        price and volume fluctuations in the overall shares market from time to time;

•        changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•        failure of industry or financial analysts to maintain coverage of us, changes in financial estimates by any analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•        actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•        litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•        developments or disputes concerning our intellectual property rights or our solutions, or third-party proprietary rights;

•        announced or completed acquisitions of businesses or technologies by us or our competitors;

•        actual or perceived breaches of, or failures relating to, privacy, data protection or data security;

•        new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•        actual or anticipated changes in our executive leadership team or our board of directors;

•        general economic conditions and slow or negative growth of our target markets; and

•        other events or factors, including those resulting from pandemics, war, incidents of terrorism or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our Ordinary Shares, regardless of our operating performance, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the liquidity of our Ordinary Shares. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation we could incur substantial costs and our attention and resources of our executive leadership team and other employees could be diverted.

Certain recent public offerings of companies with public floats comparable to our public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares.

Our Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our public float may amplify the impact of the actions taken by a few shareholders on the price of our Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our Ordinary Shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Ordinary Shares. In addition, investors of our Ordinary Shares may experience losses, which may be material, if the price of our Ordinary Shares declines after this offering or if such investors purchase Ordinary Shares prior to any price decline.

There has been no prior public market for our Ordinary Shares, and an active trading market may not develop.

Prior to this offering, there has been no public market for our Ordinary Shares. An active trading market may not develop following the closing of this offering or, if developed, may not be sustained. The lack of an active market may also reduce the fair value of your shares or impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling Ordinary Shares and may impair our ability to acquire other companies by using our shares as consideration.

If we do not meet the expectations of equity research analysts, if they do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our Ordinary Shares, the price of our Ordinary Shares could decline.

The price of our Ordinary Shares and trading volume may be heavily influenced by the way analysts and investors interpret our financial information and other disclosures. If securities or industry analysts do not publish research or reports about our business, delay publishing reports about our business, or publish negative reports about our business, regardless of accuracy, the market price and trading volume of our Ordinary Shares could decline.

If a trading market for our Ordinary Shares develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We have little to no influence over these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our Ordinary Shares will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our Ordinary Shares, the price of our Ordinary Shares could decline. The share prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance they have publicly announced or the expectations of analysts and investors. If our financial results fail to meet, or significantly exceed, our announced guidance or the expectations of analysts or investors, analysts could downgrade our Ordinary

Shares or publish unfavorable research about us. Furthermore, if one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our share price or trading volume to decline.

Even if our Ordinary Shares are actively covered by analysts, we do not have any control over the analysts or the measures that analysts or investors may rely upon to forecast our future results. Over-reliance by analysts or investors on any particular metric to forecast our future results may lead to forecasts that differ significantly from our own.

We are an “emerging growth company,” as defined in the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of specified reduced disclosure and other requirements that are applicable to public companies that are not emerging growth companies. These provisions include:

•        the option to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in this prospectus;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•        not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, while we are an emerging growth company, we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period and, as a result, our operating results and financial statements may not be comparable to the operating results and financial statements of companies who have adopted the new or revised accounting standards.

We may remain an emerging growth company until the earliest to occur of: (i) the last day of the first fiscal year in which our annual gross revenue equals or exceeds $1.235 billion; (ii) the date that we become a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act, which will occur if the market value of our common equity securities held by non-affiliates is at least $700 million as of the last business day of our most recently completed second fiscal quarter; (iii) the date on which we have issued, during the preceding three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the closing of this offering.

Investors may find our Ordinary Shares less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and the price of our Ordinary Shares may decline or become more volatile.

We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Upon the closing of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer, we may take advantage of certain provisions under the Nasdaq corporate governance rules that allow us to follow Israeli law for certain corporate governance matters.

Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•        Regulation Fair FD, which regulates selective disclosures of material information by issuers.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers, like emerging growth companies, also are exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act that are applicable to U.S. domestic public companies. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on March 28, 2024. In the future, we would lose our foreign private issuer status if more than 50% of our outstanding voting securities are owned by U.S. residents and any of the following three circumstances applies: (1) the majority of our directors or executive officers are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States, or (3) our business is administered principally in the United States.

If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

As we are a foreign private issuer and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than the Nasdaq corporate governance rules, provided that we disclose and describe the requirements we are not following and the Israeli practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings and may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

The market price of our Ordinary Shares could be negatively affected by future sales of our Ordinary Shares or the perception that such sales may occur.

Sales by us or our shareholders of a substantial number of Ordinary Shares in the public market following this offering, or the perception that these sales might occur, could cause the market price of our Ordinary Shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Following this offering, based on the number of Ordinary Shares outstanding as of December 31, 2022, and after giving effect to the Preferred Share Conversion and the Reverse Share Split, we will have an aggregate of            Ordinary Shares outstanding. This includes the Ordinary Shares being sold in this offering, which we expect will be freely tradable without restriction or further registration under the Securities Act, except for any shares acquired by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Of the remaining shares,            shares are currently restricted as a result of securities laws or restrictions in the lock-up agreements described elsewhere in this prospectus under the caption “Underwriting” (which may be waived at any time, with or without notice, by Aegis Capital Corp), but will be able to be sold beginning 180 days after the date of this prospectus unless held by one of our affiliates, in which case the resale of those securities will be subject to volume limitations and other requirements under Rule 144 of the Securities Act. See “Shares Eligible for Future Sale.”

In addition, following the closing of this offering and the expiration of the lock-up period described above, holders of an aggregate of approximately            Ordinary Shares, based on the number of Ordinary Shares outstanding as of December 31, 2022 (after giving effect to the Preferred Share Conversion), will be entitled to certain rights with respect to the registration of these shares under the Securities Act pursuant to our Investor’s Rights Agreement. We also intend to file a registration statement on Form S-8 under the Securities Act registering the Ordinary Shares that we may issue from time to time under our incentive plans. Ordinary Shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions, lock-up agreements with the underwriter and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

The market price of our Ordinary Shares may decline significantly when the restrictions on resale by our existing shareholders lapse or when we are required to register the sale of our shareholders’ remaining Ordinary Shares. A decline in the trading price of our Ordinary Shares might impede our ability to raise capital through the issuance of additional Ordinary Shares or other equity securities and may impair your ability to sell your shares at a price higher than the price you paid for them or at all.

The issuance of additional shares in connection with financings, acquisitions, investments, our share incentive plans or otherwise will dilute all other shareholders.

Our Post-IPO Articles will authorize us to issue up to            million ordinary shares. Subject to compliance with applicable rules and regulations, we may issue Ordinary Shares or securities convertible into Ordinary Shares from time to time in connection with a financing, acquisition, investment, our share incentive plans or otherwise. Any such issuance could result in substantial dilution to our existing shareholders and cause the market price of our Ordinary Shares to decline.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our Ordinary Shares.

We would be classified as a passive foreign investment company, or PFIC, for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code of 1986, as amended), or (ii) 50% or more of the value of our gross assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). For these purposes, cash and other assets readily convertible into cash are categorized as passive assets, and the company’s goodwill and other unbooked intangibles are generally taken into account. Passive income generally includes, among other things, rents, dividends, interest, royalties, gains from the disposition of passive assets, and gains from commodities and securities transactions. For purposes of this test, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation of which we own, directly or indirectly, more than 25% (by value) of the shares. Based on the currently expected market capitalization, and anticipated composition of our income, assets and operations, we do not expect to be classified as a PFIC in respect of our current taxable year. However, our status as a PFIC requires a factual determination that depends on, among other things, our income, assets and operations in each year, and can only be made after the close of each taxable year. Fluctuations in the market price of our Ordinary Shares may cause our classification as a PFIC for the current or future taxable years to change because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our shares from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or if it subsequently declines, it may make our classification as a PFIC more likely for the current or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Therefore, there can be no assurance that we will not be treated as a PFIC for our current taxable year or any future taxable year.

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder (as defined in “Taxation and Government Programs — U.S. Federal Income Tax Considerations”) if we are treated as a PFIC for any taxable year during which such U.S. Holder holds our Ordinary Shares. U.S. Holders should consult their tax advisors regarding the application of PFIC rules to their investment in our Ordinary Shares. See “Taxation and Government Programs — U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Considerations.”

If a United States person is treated as owning at least 10% of our Ordinary Shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a United States person is treated as owning (directly, indirectly, or constructively) at least 10% of the value or voting power of our Ordinary Shares, such person may be treated as a “United States shareholder” with respect to each “controlled foreign corporation,” or CFC, in our group (if any). Because our group includes a U.S. subsidiary, certain of our non-U.S. subsidiaries will be treated as CFCs (regardless of whether or not we are treated as a CFC). A United States shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income,” and investments in U.S. property by CFC, regardless of whether we make any distributions. An individual that is a United States shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. Failure to comply with these reporting obligations may subject a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. We cannot provide any assurances that we will assist investors in determining whether we are or any of our non-U.S. subsidiaries is treated as a CFC or whether any investor is treated as a United States shareholder with respect to any such CFC or furnish to any United States shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. The United States Internal Revenue Service has provided limited guidance on situations in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to foreign-controlled CFCs. A United States investor should consult its advisors regarding the potential application of these rules to an investment in our Ordinary Shares.

You will experience immediate and substantial dilution in the net tangible book value of the Ordinary Shares you purchase in this offering.

The initial public offering price of our Ordinary Shares substantially exceeds the pro forma as adjusted net tangible book value per share of our Ordinary Shares immediately after this offering. Therefore, if you purchase our Ordinary Shares in this offering, you will suffer immediate dilution of $            per share (or $            per share if the underwriter exercises in full its option to purchase additional Ordinary Shares), representing the difference between our pro forma as adjusted net tangible book value per share as of March 31, 2023 and the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus. If outstanding options to purchase our Ordinary Shares are exercised in the future, you will experience additional dilution.

This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering. See the section entitled “Dilution” for additional information.

Provisions of Israeli law and our Post-IPO Articles may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

Provisions of Israeli law, including the Israeli Companies Law, 5759-1999, or the Companies Law, and our Post-IPO Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third-party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, and may limit the price that investors may be willing to pay in the future for our Ordinary Shares. Among other things:

•        the Companies Law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;

•        the Companies Law requires special approvals for certain transactions involving directors, officers or certain significant shareholders and regulates other matters that may be relevant to these types of transactions;

•        the Companies Law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

•        our Post-IPO Articles divide our directors into three classes, each of which is elected once every three years, and accordingly, each of our directors serves until the third annual general meeting following his or her election or re-election or until he or she is removed;

•        an amendment to our Post-IPO Articles will generally require, in addition to the approval of our board of directors, a vote of the holders of a majority of our outstanding Ordinary Shares entitled to vote and present and voting on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision dividing our directors into three classes, requires a vote of the holders of at least 65% of the total voting power of our shareholders;

•        our Post-IPO Articles do not permit a director to be removed except by a vote of the holders of at least 65% of the total voting power of our shareholders and any amendment to such provision shall require the approval of at least 65% of the total voting power of our shareholders; and

•        our Post-IPO Articles provide that director vacancies may be filled by our board of directors.

Israeli tax considerations may also make potential transactions undesirable to us or to some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of up to two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

Furthermore, under the Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, and the regulations, guidelines, rules, procedures, and benefit tracks thereunder, or, collectively, the Innovation Law, to which we are subject due to our receipt of grants from the Israeli National Authority for Technological Innovation, or the Israeli Innovation Authority, or the IIA, a recipient of IIA grants such as our company must report to the IIA regarding any change in the holding of means of control of our company. If following such change any non-Israeli citizen or resident becomes an “interested party,” as defined in the Israeli Securities Law, 5728-1968, or the Israeli Securities Law such non-Israeli citizen or resident shall execute an undertaking in favor of IIA, in a form prescribed by IIA.

We have broad discretion over the use of proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Ordinary Shares and thereby enable access to the public equity markets for us and our shareholders, and to increase our visibility in the marketplace. We currently intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering, and you will not have the opportunity as part of your investment decision to assess whether such net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment, and the failure by our management to apply these funds effectively could harm our business. Pending their use, we intend invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, or other securities. These investments may not yield a favorable return for us. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder value, we may fail to achieve expected results, which could cause our share price to decline.

We do not intend to pay dividends in the foreseeable future. As a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Ordinary Shares.

We have never declared or paid any cash dividends on our Ordinary Shares. We currently intend to retain all available funds and any future earnings to finance the operation and expansion of our business and do not anticipate paying any dividends on our Ordinary Shares in the foreseeable future. Consequently, investors who purchase Ordinary Shares in this offering may be unable to realize a gain on their investment except by selling such shares after price appreciation, which may never occur.

Our board of directors has sole discretion regarding whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant. The Companies Law imposes restrictions on our ability to declare and pay dividends. See the section titled “Description of Share Capital and Articles of Association — Dividend and Liquidation Rights” for additional information. Generally, payments of dividends are subject to Israeli withholding taxes. See the section titled “Taxation and Government Programs — Israeli Tax Considerations and Government Programs” for additional information.

We will incur increased costs as a result of operating as a public company, and our executive leadership team and other employees will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our executive leadership team and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified members of our board.

We are evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act, or Section 404, and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting. Though we will be required to disclose material changes in internal control over financial reporting on an annual basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. Additionally, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. We have begun the process of evaluating the adequacy of our accounting personnel staffing level and other matters related to our internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses once we are a public company, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our Ordinary Shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

After this offering, our principal shareholders will continue to have significant influence over us.

After the closing of this offering, our principal shareholders each holding more than 5% of our outstanding Ordinary Shares will collectively beneficially own approximately            % of our outstanding Ordinary Shares. See “Principal Shareholders.” As a result, these shareholders will be able to exert significant influence over us and, acting together, will have control over most matters that require approval by our shareholders, including matters such as adoption of the financial statements, the appointment and dismissal of directors, terms of compensation of our directors and chief executive officer, capital increases, amendment to our articles of associations, and approval of significant corporate transactions. The interests of these shareholders may not always coincide with, and in some cases may conflict with, our interests and the interests of our other shareholders. For instance, these shareholders could attempt to delay or prevent a change in control of our company, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their Ordinary Shares. This concentration of ownership may also affect the prevailing market price of our Ordinary Shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in your best interests.

If we are unable to satisfy the requirements of Section 404 as they apply to us, or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned, and the price of our Ordinary Shares may suffer.

We are subject to the requirements of the Sarbanes-Oxley Act in light of the listing of our Ordinary Shares on the Nasdaq Global Market. Section 404 requires companies subject to the reporting requirements of the United States securities laws to complete a comprehensive evaluation of its and its subsidiaries’ internal controls over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures and our management will be required to assess and issue a report concerning our internal controls over financial reporting. Pursuant to the JOBS Act, we will be classified as an “emerging growth company.” Under the JOBS Act, emerging growth companies are exempt from certain reporting requirements, including the independent auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. Under this exemption, our independent auditor will not be required to attest to and report on management’s assessment of our internal controls over financial reporting during a five-year transition period. We will need to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. However, the continuous process of strengthening our internal controls and complying with Section 404 is complicated and time-consuming. Furthermore, we believe that our business will grow both domestically and internationally, in which case our internal controls will become more complex and will require significantly more resources and attention to ensure our internal controls remain effective overall. During the course of its testing, our management may identify material weaknesses or significant deficiencies, which may not be remedied in a timely manner to meet the deadline imposed by the Sarbanes-Oxley

Act. If our management cannot favorably assess the effectiveness of our internal controls over financial reporting, or our independent registered public accounting firm identifies material weaknesses in our internal controls, investor confidence in our financial results may weaken, and the market price of our securities may suffer.

Our Post-IPO Articles provide that unless we consent to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act which may impose additional litigation costs on our shareholders.

Our Post-IPO Articles will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for any claim asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our Post-IPO Articles inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our Post-IPO Articles described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Risks Related to Our Incorporation and Location in Israel

Conditions in Israel could materially and adversely affect our business.

The majority of our employees, including certain members of our executive leadership team, operate from our offices that are located in Rehovot, Israel. In addition, a number of our officers and directors are residents of Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect our business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. In addition, Iran has threatened to attack Israel. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip against civilian targets in various parts of Israel, including areas in which some employees and consultants are located, and negatively affected business conditions in Israel. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, the State of Israel and Israeli companies have been from time to time subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business.

In addition, many Israeli citizens are obligated to serve for several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups. Such disruption could materially adversely affect our business, prospects, financial condition and results of operations.

Furthermore, the Israeli government is currently pursuing extensive changes to Israel’s judicial system. In response to the foregoing developments, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to the reluctance of foreign investors to invest or conduct business in Israel, as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions. Such proposed changes may also adversely affect the labor market in Israel or lead to political instability or civil unrest. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

It may be difficult to enforce a U.S. judgment against us, and our officers and directors named in this prospectus, in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on our officers and directors.

Not all of our directors or officers are residents of the United States and most of their and our assets are located outside the United States. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. our directors and executive officers may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Under certain circumstances, Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors. For more information, see “Enforceability of Civil Liabilities.”

Your rights and responsibilities as our shareholder will be governed by Israeli law, which differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

We are incorporated under Israeli law. The rights and responsibilities of holders of our Ordinary Shares are governed by our Post-IPO Articles and the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith and in a customary manner in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and certain transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the company or has other powers toward the company has a duty of fairness toward the company. However, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

We have received Israeli government grants for certain research and development activities. The terms of these grants may require us to satisfy specified conditions in order to develop and transfer technologies supported by such grants outside of Israel. In addition, in some circumstances, we may be required to pay penalties in addition to repaying the grants.

Our research and development efforts were financed, in part, through grants from the Israel Innovation Authority (“IIA”). From our inception, we conducted projects with the IIA’s support and received from the IIA grants totaling, as of December 31, 2022, to approximately $9.57 million. The grants received from the IIA bear an annual interest rate based on the 12-month London Interbank Offered Rate, in addition to payment of royalties.

Pursuant to the Innovation Law and the regulations thereunder, we will be required to return the grants by a payment of royalties at a rate of 3% to 5% on sales proceeds from our products that we developed under IIA programs up to the total amount of grants received, linked to the U.S. dollar and bearing interest rate at London Interbank Offered Rate, or LIBOR, applicable to U.S. dollar deposits, as published on the first business day of each calendar year.

The United Kingdom’s Financial Conduct Authority, which regulates the London Interbank Offered Rate, or LIBOR, announced that it will no longer persuade or require banks to submit rates for LIBOR after January 1, 2022. The grants received from the IIA bear an annual interest rate based on the 12-month LIBOR. Accordingly, there is considerable uncertainty regarding the interest accrued to the IIA grants. While it is not currently possible to determine precisely whether, or to what extent, the withdrawal and replacement of LIBOR would affect us, the implementation of alternative benchmark rates to LIBOR may increase our financial liabilities to the IIA. To date, the IIA has not issued any clarification regarding an alternative interest to be used instead of the LIBOR.

The Innovation Law requires, inter alia, that the products developed as part of the programs under which the grants were given be manufactured in Israel and restricts the ability to transfer know-how funded by IIA outside of Israel. Transfer of IIA-funded know-how outside of Israel requires prior approval and is subject to payment of a redemption fee to the IIA calculated according to a formula provided under the Innovation Law. A transfer for the purpose of the Innovation Law is generally interpreted very broadly and includes, inter alia, any actual sale of the IIA-funded know-how, any license to develop the IIA-funded know-how or the products resulting from such IIA-funded know-how or any other transaction, which, in essence, constitutes a transfer of IIA-funded know-how. We cannot be certain that any approval of the IIA will be obtained on terms that are acceptable to us, or at all. We may not receive the required approvals should we wish to transfer IIA-funded know-how and/or development outside of Israel in the future.

Subject to prior approval of the IIA, we may transfer the IIA-funded know-how to another Israeli company. If the IIA-funded know-how is transferred to another Israeli entity, the transfer would still require IIA approval but will not be subject to the payment of the redemption fee. In such case, the Israeli acquiring company would have to assume all of the applicable restrictions and obligations towards the IIA (including the restrictions on the transfer of know-how and manufacturing capacity, to the extent applicable, outside of Israel) as a condition to IIA approval.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Patent Law. Although we generally enter into assignment-of-invention agreements with our employees pursuant to which such individuals waive their right to remuneration for service inventions, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

Our Post-IPO Articles provide that unless we consent otherwise, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between us and our shareholders under the Companies Law and the Israeli Securities Law, which could limit our shareholders’ ability to bring claims and proceedings against, as well as obtain a favorable judicial forum for disputes with, us and our directors, officers and other employees.

Under our Post-IPO Articles, unless we consent in writing to the selection of an alternative forum, the competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies

Law or the Israeli Securities Law. Such exclusive forum provision in our Post-IPO Articles will not relieve us of our duties to comply with U.S. federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived our compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. This exclusive forum provision is intended to apply to claims arising under Israeli Law and would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which U.S. federal courts would have exclusive jurisdiction, whether by law or pursuant to our Post-IPO Articles, including claims under the Securities Act for which there is a separate exclusive forum provision in our Post-IPO Articles. However, the enforceability of similar forum provisions (including the exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our Post-IPO Articles. If a court were to find the choice of forum provision contained in our Post-IPO Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains estimates and “forward-looking statements,” principally in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Our estimates and forward-looking statements are mainly based on our management’s current expectations and estimates of future events and trends, which affect or may affect our business, operations, and industry. Although these estimates and forward-looking statements are based upon our management’s current reasonable beliefs and assumptions, they are subject to numerous risks and uncertainties, and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus and the documents we have filed as exhibits to the registration statement of which this prospectus is a part completely, and with the understanding that our actual future results may be materially different and worse from what we expect.

All statements other than statements of historical fact are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “seek,” “believe,” “estimate,” “predict,” “potential,” “continue,” “contemplate,” “possible” or similar words, as well as their negatives. Statements regarding our future results of operations and financial position, growth strategy and plans and objectives of management for future operations, including, among others, expansion in new and existing markets, development and introductions of new products, capital expenditures and debt service obligations, are forward-looking statements.

Our estimates and forward-looking statements may be influenced by factors, including:

•        our projected financial information, growth rate and market opportunity;

•        our ability to manage our growth effectively;

•        the level of adoption by the market of our solutions

•        anticipation of market growth and forecast demand for our product;

•        our success in building a diversified customer base;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•        the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;

•        our potential business collaborations with certain distributors or resellers;

•        our ability to comply or remain in compliance with laws and regulations that currently apply or become applicable to our business;

•        our financial performance;

•        our ability to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies;

•        our ability to effectively manage our growth, including continued international expansion; and

•        our ability to protect our intellectual property rights and any costs associated therewith;

•        other statements described in this prospectus under “Risk Factors”. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”.

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time period or at all. Moreover, we operate in an evolving environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any estimates or forward-looking statements. We qualify all of our estimates and forward-looking statements by these cautionary statements.

The estimates and forward-looking statements contained in this prospectus speak only as of the date of this prospectus. Except as required by applicable law, we undertake no obligation to publicly update or revise any estimates or forward-looking statements contained in this prospectus, whether as a result of any new information, future events or otherwise, or to reflect the occurrence of unanticipated events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $            million (or approximately $            million if the underwriter exercise in full its option to purchase additional Ordinary Shares), assuming an initial public offering price of $            per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus.

A $1.00 increase (decrease) in the assumed initial public offering price of $            per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $            million, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 100,000 shares in the number of Ordinary Shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $            million, assuming an initial public offering price of $            per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional working capital, to create a public market for our Ordinary Shares and to facilitate our future access to the public equity markets. We intend to use the net proceeds from this offering for working capital purposes and general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the proceeds to acquire or invest in businesses, products, services or technologies; however, we do not have agreements or commitments for any material acquisitions or investments at this time.

We will have broad discretion in the way that we use the net proceeds from this offering. Our use of the net proceeds from this offering will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.”

DIVIDEND POLICY

We have never declared nor paid any dividends on our Ordinary Shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion in whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant. The Companies Law imposes restrictions on our ability to declare and pay dividends. See “Description of Share Capital and Articles of Association — Dividend and Liquidation Rights” for additional information.

Payment of dividends may be subject to Israeli withholding taxes. See “Taxation and Government Programs — Israeli Tax Considerations” for additional information.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2022:

•        on an actual basis;

•        on a pro forma basis, giving effect to (i) the adoption of our amended and restated articles of association immediately prior to the closing of this offering and (ii) the Preferred Shares Conversion, as if the Preferred Shares Conversion had occurred on December 31, 2022; and

•        on a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments set forth above and (ii) the issuance and sale of Ordinary Shares in this offering at an assumed initial public offering price of $        per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes section and other financial information included elsewhere in this prospectus.

	As of December 31, 2022
	Actual	Pro Forma		Pro Forma As Adjusted(1)
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$10,212		$10,212	$
Total Liabilities	14,269		14,269		14,269

Convertible Series A, A-1, A-2 and A3 preferred shares, no par value per share: Authorized 41,993,342 shares Series A, authorized 369,533 shares Series A-1, authorized 2,184,922 shares Series A-2, authorized 18,091,990 shares Series A-3, actual; zero preferred shares authorized, pro forma and pro forma as adjusted; Issued and outstanding 11,543,114 shares Series A, issued and outstanding 102,648 shares Series A-1, issued and outstanding 606,923 shares Series A-2, issued and outstanding 4,938,180 shares Series A-3, actual; zero shares issued and outstanding, pro forma and pro forma as adjusted

Total convertible preferred shares	106,085

Ordinary Shares, no par value: 79,903,308 shares authorized, actual and pro forma;            shares authorized, pro forma as adjusted; 369,283 shares issued and outstanding, actual; 17,705,240 shares issued and outstanding, pro forma;             shares issued and outstanding, pro forma as adjusted

Additional paid-in capital.	100,362
Accumulated deficit	(196,130)		(196,130)		(196,130)
Total shareholders’ equity (deficit)	(95,768)
Total capitalization	$24,586	$		$

____________

(1)      A $1.00 increase (decrease) in the assumed initial public offering price of $          per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total shareholders’ equity (deficit) and total capitalization by approximately $          million, assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 100,000 shares in the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total shareholders’ equity (deficit) and total capitalization by approximately $          million, assuming an initial public offering price of $          per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriter’ over-allotment option is exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital, total shareholders’ equity (deficit), total capitalization and Ordinary Shares outstanding as of December 31, 2022 would be $            million, $            million, $            million and            shares, respectively.

See “Description of Share Capital” for additional information.

DILUTION

If you invest in our Ordinary Shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per Ordinary Share and the net tangible book value per Ordinary Share after this offering. Our net tangible book value as of December 31, 2022 was $27.93 per Ordinary Share. Historical net tangible book value per Ordinary Share as of any date represents the amount of our total tangible assets less our total liabilities, divided by the total number of Ordinary Shares outstanding as of such date.

Our pro forma net tangible book value as of December 31, 2022 was $10.3 million, or $0.58 per Ordinary Share. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to the Preferred Shares Conversion and the Reverse Share Split, immediately prior thereto. Pro forma net tangible book value per Ordinary Share as of any date represents pro forma net tangible book value divided by the total number of Ordinary Shares outstanding as of such date, after giving effect to the pro forma adjustments described above.

After giving effect to the sale of            Ordinary Shares in this offering at an assumed initial public offering price of $            per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2022 would have been $            million, or $            per Ordinary Share. This amount represents an immediate increase in net tangible book value of $            per Ordinary Share to our existing shareholders and an immediate dilution of $            per Ordinary Share to new investors purchasing Ordinary Shares in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per Ordinary Share after this offering from the amount of cash that a new investor paid for an Ordinary Share.

The following table illustrates this dilution:

Assumed initial public offering price per Ordinary Share			$
Historical net tangible book value per Ordinary Share as of December 31, 2022		$27.93
Decrease per Ordinary Share attributable to the pro forma adjustments described above		$27.93
Pro forma net tangible book value per share as of December 31, 2022		$0.58
Increase in pro forma net tangible book value per Ordinary Share attributable to this offering	$
Pro forma as adjusted net tangible book value per Ordinary Share after this offering			$
Dilution per Ordinary Share to new investors in this offering			$

A $1.00 increase (decrease) in the assumed initial public offering price of $            per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per Ordinary Share by $            , and increase (decrease) dilution to new investors by $            per Ordinary Share, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.            An increase (decrease) of 100,000 shares in the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $            per share and would increase (decrease) the dilution per share to new investors in this offering by $            per share, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriter exercise in full its option to purchase additional Ordinary Shares in this offering, the pro forma as adjusted net tangible book value after the offering would be $            per Ordinary Share, the increase in net tangible book value to existing shareholders would be $            per Ordinary Share and the dilution to new investors would be $            per Ordinary Share, assuming an initial public offering price of $            per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on the pro forma as adjusted basis described above as of December 31, 2022, the differences between the number of Ordinary Shares purchased from us, the total consideration paid to us in cash and the average price per Ordinary Share paid, in each case by existing shareholders, on the one hand, and new investors in this offering, on the other hand. The calculation below is based on an assumed initial public offering price of $            per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Ordinary Shares Purchased		Total Consideration			Average Price Per Ordinary Share
	Number	Percent	Amount		Percent
Existing shareholders		%	$		%	$
New investors
Total		100%		100%

To the extent any of our outstanding options are exercised, there will be further dilution to new investors. To the extent all of such outstanding options had been exercised as of December 31, 2022, the pro forma net tangible book value per share after this offering would be $            , and total dilution per Ordinary Share to new investors would be $            .

A $1.00 increase (decrease) in the assumed initial public offering price of $            per Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors and the average price per Ordinary Share paid by new investors by $            million and $            per Ordinary Share, respectively, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriter exercises its option to purchase additional Ordinary Shares in full:

•        the percentage of Ordinary Shares held by existing shareholders will decrease to approximately            % of the total number of our Ordinary Shares outstanding after this offering; and

•        the number of Ordinary Shares held by new investors will increase to            , or approximately            % of the total number of our Ordinary Shares outstanding after this offering.

To the extent any new options are granted and exercised or we issue additional Ordinary Shares or other equity securities or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with the financial statements and related notes included elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

We develop and manufacture unique additive manufacturing solutions that jet directly the actual materials from which the parts are being made. Our patented technology is based on a Nano-Particles Jetting (NPJ) process that creates extremely thin layers of ceramics or metal materials. This technology enables the production at scale of geometrically complex and high-quality metal and ceramic end-use parts that are otherwise difficult or impossible to produce. Our complete solution includes hardware, software, and consumable materials, and supports multiple industries and use cases. Such a solution enables automated, cost-effective, safe, and environmentally friendly manufacturing of parts.

Our solution provides an opportunity for part manufacturing with a wide range of complex geometry designs. When using traditional manufacturing technologies, it is either unfeasible or requires additional manual and machining labor, making the production of such end-use parts with similar geometry designs more expensive and time consuming.

At XJet, we are strong believers in automation and digital manufacturing, and particularly in the future increased transformation to additive manufacturing. Such transformation will enable businesses around the world to benefit from a wide range of complex geometry design possibilities, shorter lead times, lower inventory levels and higher cost efficiency in production.

Key-Company Milestones that Transformed Our Business

In February 2005, the Company began its operations, which were mainly focused on providing consulting services to companies on various printing related matters, especially in ink-jetting and ink delivery systems. In 2008, the Company entered the solar domain and worked on the development of a solution for printing metals for solar panels. Due to changes in the solar domain, which led to a significant erosion of capital equipment prices and rendered the Company’s activity in this domain unprofitable, in 2014 we re-shifted our focus to the development of additive manufacturing solutions, namely manufacturing of end-use parts made of metal and ceramics.

In 2017, we delivered our first ceramics prototype system to a customer for field testing, followed by limited number of shipments, aiming for the system and technology maturation while the industry and customers learn and adapt.

Our Business Model

We generate revenues from three main related streams: sales of manufacturing systems, ink consumable materials and post-sale services. While our installed base is ramping, most of our revenues will be generated from the sales of manufacturing systems.

Sales of Manufacturing Systems.    We sell, either directly or through our network of distributors and resellers, our advanced additive manufacturing systems for the production at scale of geometrically complex and high-quality metal and ceramic end-use parts. We offer separate systems for the production of metal end use parts and separate systems for the production of ceramic end use parts. The system pricing varies by product type and sales channels type.

Xjet Ink Consumable Materials.    In addition to the sale of our systems, we sell customers that operate our manufacturing systems our breakthrough consumable ink materials which are necessary for the production of metal and ceramic end-use parts using our manufacturing systems. We offer a range of materials to cover diversified industries and applications. Our consumable materials are purchased on a recurring basis in accordance with the consumption used by each specific customer. The consumables ink materials pricing varies based on the material type and grade as well as the sales channel.

Post-Sale Services.    Such services include system maintenance, software application support and upgrades, spare parts replacement and professional field expert support. Our service agreements are mainly on an annual recurring basis and the pricing varies based on the service level and the sales channels.

In addition to the above three main revenue streams, to enhance our growth and increase the adoption rate of our solutions, we provide as a service the manufacturing and supply of specialty parts. We utilize our additive manufacturing center to produce high-quality parts for special applications and cases. We offer this service mainly to potential customers that are not yet ready to make the substantial investment required in order to fully transition to an on premise additive manufacturing solution but that may make such a transition after using our manufacturing and supply services.

Key Factors Affecting Our Performance

The growth and future success of our business depends on many factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations.

Adoption of Our Additive Manufacturing Solutions

To date, additive manufacturing adoption has been limited due to availability of production worthy solutions that are both easy to use and produce high quality end-user-parts. The transition to an additive manufacturing solution is lengthy and may require potential customers to invest significant resources. As such, we may incur significant costs in pursuing opportunities with no assurance that our solutions will be selected. As a result, the loss of any key customers to adopt our solutions or any significant delay in commercialization of our products could impact our business and future revenue. In addition, we expect that our results of operations, including revenue and gross margins, will fluctuate for the foreseeable future as businesses continue to shift away from conventional manufacturing processes towards additive manufacturing for end-use parts. We believe that our solutions are designed to empower businesses to realize the full benefits of additive manufacturing at-scale. The degree to which potential and current customers recognize these benefits and invest in our solutions will affect our financial results.

Expanding Usage Among Existing Customers

Increasing parts volume production utilizing our solutions, as well as expanding the use-cases by our customers are key components of our growth strategy.

Geographic Concentration

For each of the years ended December 31, 2022 and 2021, sales, either directly or through our network of distributors and resellers, to customers in China made up approximately 54%, of our revenues for such periods. In addition, a significant portion of our third-party manufacturers, metal powder suppliers and other suppliers are located in China. While we aim to diversify our customer base, and reduce dependency on suppliers, we believe that we could continue to be susceptible to risks associated with geographical concentration in China. See “Risk Factors — Risks Related to Our Business and Industry — Our business is subject to the risks associated with doing business in China.”

Customer Acquisition and Expansion

We aim to build a broad customer base with an emphasis on value creation. By operating in this way, we believe that our business will be less vulnerable to demand disruptions in specific industries, applications or regions. If we will be unsuccessful in building a diversified customer base, the demand for our solutions will be subject to disruptions in specific industries, applications or regions, which may impact our business and future revenue.

Continued Investment and Innovation

Since we entered into the additive manufacturing space, we have invested significant resources in research and development as we aim to maintain superior technology in order to be a market leader and enable desired business growth. Our performance is significantly dependent on the investment we make in our research and development efforts and on our ability to be at the forefront of the additive manufacturing industry.

Our additive manufacturing solutions are based on an innovative technology that was developed by our team of experts. Our multidisciplinary research and development team spent several years developing our unique and differentiated technology. We are further developing our technology and products, preserving our leadership and strengths while addressing our future customer’s needs.

We believe that investment in our additive manufacturing solutions will contribute to long-term revenue growth, but it may adversely affect our near-term profitability. We plan to invest in smart manufacturing, automation, new advanced materials, and high manufacturing speed-advanced. We believe that these investments are required for scale adoption of additive manufacturing in the future manufacturing world.

Impact of COVID-19

Following the COVID-19 pandemic spread in many countries of the world, economic activity suffered in many regions of the world. Among other things, the pandemic disrupted supply chains, suppressed the volume of global transportation activity, prompted the Israeli and other governments worldwide to put in place restrictions on movement and employment, and resulted in a drop in the values of financial assets and commodities on global markets.

We suffered delays in realization of new orders from our customers, delay in testing of our technologies at customer premises and an inability to conduct business development activities in an effective way.

In light of the pandemic, during 2020, we executed a cost reduction plan which included the reduction of our workforce, from 138 to 67 employees, and reduction of additional operational expenses.

In the second half of year 2020 and through 2021, as additive manufacturing production and research site resumed and as travel restrictions eased, we resumed to provide on-site technical support, maintenance, and hardware upgrade services. Such services allowed to bring back our installed base systems to an operative mode. However, some of our installed base systems remained not active due to various reasons including customer’s priorities.

Key Performance Indicators

We review the following indicators to measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. Increases or decreases in our key performance indicators may not correspond with increases or decreases in our revenue.

The following table summarizes the key performance indicators that we use to evaluate our business for the years ended December 31, 2022 and 2021.

($ in thousands)	2022	2021
Revenue	$6,037	$3,401
New Customers Revenue	$2,427	$796
Expansion Ratio	40.2%	23.4%
Gross Loss	$(650)	$(1,228)
Gross Margin	(11)%	(36)%
Net Loss	$(17,644)	$(23,192)
EBITDA	$(17,468)	$(21,574)
Adjusted EBITDA	$(15,850)	$(15,408)

Components of Our Results of Operations

Revenue

Our revenues in the years 2022 and 2021 were primarily derived from the sale of our ceramics additive manufacturing system. Currently, our recurring revenues from consumables ink and post warranty services are limited, considering our relatively small installed base. In addition, a small portion of our revenue was generated from manufacturing specialty parts in our Additive Manufacturing Center.

New Customers Revenue and Expansion Ratio

We assess our performance in expanding our customer base using New Customers Revenue and a metric we refer to as Expansion Ratio. New Customers Revenue is the portion of the revenue we generated in any given period attributable to new customers. We calculate Expansion Ratio for a given period as the New Customers Revenue divided by the revenue during the same period. Our New Customers Revenue and Expansion Ratio therefore include the effect of any sales to new customers but exclude the effect of revenue from customers that contributed to our revenue in any earlier period.

Our New Customers Revenue for the years 2022 and 2021 was 2.4 million and $0.8 million, respectively. Our Expansion Ratio for the years 2022 and 2021 was 40% and 23%, respectively. Our New Customers Revenue and accordingly the Expansion Ratio may fluctuate in future periods due to a number of factors, including the expansion of our revenue base and the level of penetration into new markets.

Cost of Revenue and Gross Margin

Cost of Revenue

Our cost of revenue primarily includes the cost of the production of our ceramics additive manufacturing systems, and to a lower extent, the cost of the consumables ink, the cost of post warranty services and the cost of the manufactured parts. In addition, the cost of revenue includes royalties of 3% to 5% to the IIA, for grants received in prior years.

Cost of additive manufacturing systems includes the cost of materials, assembly and final testing performed by our contract manufacturer, as well as installation and warranty provisions for system’s start-up, ongoing maintenance and support for an agreed period of time.

Cost of consumables includes the cost of powders and other materials and liquids used in the ink composition, production’s consumables and direct labor, depreciation associated with the manufacturing equipment and packaging materials.

Cost of post warranty services includes the cost of spare parts for preventive maintenance or non-functional replacements, installation costs, and headcount-related costs including compensation and travels.

In addition, our cost of revenue includes indirect costs, such as the costs of operations and related facilities and information system overheads.

Gross Margin

Our gross profit (loss) is calculated as revenue less cost of revenue and our gross margin (loss) is the computation of gross profit as a percentage of revenue.

The gross profit and gross margin for our products depend on the mix of products, mix of customers and sales volume fluctuations and leverages, and may be varied from period to period as a result of that.

Other factors affecting our gross profit include changes to our material costs, logistic costs, production efficiencies and product engineering changes, which may result in inventory provisions and write-offs.

Our gross profit and gross margin were negative in the years 2022 and 2021, considering the relatively low sale volumes, limiting our ability to leverage scale on operations costs and supply chain. Also, inventory provisions related to previous years product changes and required installed base upgrades.

Operating Expenses

Research and Development

Our research and development expenses represent costs incurred to support activities that promote the development of innovative additive manufacturing technologies, new products and consumables, as well as activities that improve and enhance the capabilities of our existing solutions.

Reported research and development expenses are net of government grants, which represents participation in research and development activities. We received royalty-bearing grants, which represents participation of the Israel Innovation Authority in approved programs for research and development. These grants are recognized as a reduction of research and development expenses as the related costs are incurred.

Research and development expenses include costs directly attributable to conducting of research and development programs, consisting primarily of salaries and benefits, including stock-based compensation, for employees working in the research and development departments, material prototypes, consumables, consulting, and contractors’ fees. Expenses also include depreciation of property and equipment used in research and development activities, and an allocated portion of the facilities and information system overhead costs.

Sales and Marketing

Sales and marketing expenses consist primarily of salaries and benefits, including stock-based compensation, for employees working in our sales and marketing departments, costs related to leading additive manufacturing trade shows and events, advertising, marketing promotions, and travel costs. Expenses also include an allocated portion of the facilities and information system overhead costs.

General and Administrative

General and administrative expenses consist primarily of salaries and benefits, including stock-based compensation, for employees associated with our executive, administrative, finance, legal, and human resources functions, as well as professional fees and consulting services costs for legal, audit and compliance, accounting, and general corporate matters. Expenses also include an allocated portion of the facilities and information system overhead costs.

Interest Expenses

Interest expenses consists of interest paid for long term loan that was fully repaid on December 30, 2021.

Other Financial Expenses, Net

Net other financial expenses primarily consist of exchange rate differences related to non-USD dollar transactions, operating lease financial expenses and bank fees.

Income Tax Expenses

We account for income taxes in accordance with ASC 740, “Income Taxes.” or ASC 740. ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value, and if it is more likely than not that a portion or all of the deferred tax assets will not be realized. Due to our cumulative losses, we maintain a valuation allowance, thus, as of December 31, 2022 and as of December 31, 2021, a full valuation allowance was provided by us.

Net Loss

Our net loss is calculated as gross loss less operating expenses, interest expenses, other net financial expenses and income tax expenses. Our net loss decreased from $23.2 million for the year of 2021 to $17.6 million for the year of 2022. This decrease was primarily driven by the higher revenues, lower operating expenses due to reduced share based compensation, and financial income mainly from exchange rate differences relating to operating lease.

EBITDA

EBITDA is defined as our net loss excluding net financial expense, tax expense, and depreciation and amortization. EBITDA is a non-GAAP financial metric. Our EBITDA increased from $ (21.6) million for the year of 2021 to $(17.5) million for the year of 2022. This increase was primarily driven by lower share-based compensation expense and revenue growth. See “Prospectus Summary — Summary Consolidated Financial and Other Data” for information regarding the limitations of using EBITDA as a financial measure and for a reconciliation of EBITDA to its most directly comparable GAAP measure.

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA (as defined above) excluding stock-based compensation expense (pre-tax effect). Adjusted EBITDA is a non-GAAP financial metric. Our Adjusted EBITDA decreased from $ (15.40) million for year of 2021 to $ (15.85) million for the year of 2022. This decrease was primarily driven by headcount increase required to support the business growth, partially offset with revenue increase impact. See “Prospectus Summary — Summary Consolidated Financial and Other Data” for information regarding the limitations of using Adjusted EBITDA as a financial measure and for a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure.

Results of Operations

The results of operations presented below should be reviewed in conjunction with our financial statements and related notes included elsewhere in this prospectus. The following table presents selected data from our audited statements of operations for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
(in thousands)	2022	2021
	(in thousands)
Revenues	$6,037	$3,401
Cost of revenues(1)	6,687	4,629
Gross Loss	(650)	(1,228)
Operating expenses(1)
Research and development net	10,994	11,344
Sales and marketing	2,821	2,094
General and administrative(1)	3,967	7,810
Total operating expenses	17,782	21,248
Operating loss	(18,432)	(22,476)
Interest expenses	0	(506)
Other financial income (expenses) net	788	(210)
Net comprehensive loss	$(17,644)	$(23,192)

____________

(1)      Includes share-based compensation expense as follows:

	Year Ended December 31,
(in thousands)	2022	2021
	(in thousands)
Research and development	$216	$950
Sales and marketing	$115	$345
General and administrative	$1,287	$4,871
Total share-based compensation(a)	$1,618	$6,166

____________

(a)      Share-based compensation expenses for the years ended December 31, 2022 and 2021 include $1,618, and $6,166, respectively, of compensation expenses related to share options activity as described in note 11j to our financial statements included elsewhere in this prospectus.

The following table sets forth out results of operations as percentage of total revenue for each period presented above.

	Year Ended December 31,
(in thousands)	2022	2021
Revenues	100%	100%
Cost of revenues	110.8%	136.1%
Gross loss	(10.8)%	(36.1)%
Operating expenses
Research and development net	182.1%	333.5%
Sales and marketing	46.7%	61.6%
General and administrative	65.7%	229.6%
Total operating expenses	294.5%	624.7%
Operating loss	305.3%	660.8%
Interest expenses	0%	14.8%
Other financial expenses net	(13.0)%	6.2%
Net comprehensive loss	(292.3)%	(681.8)%

Comparison of the Years Ended December 31, 2022 and 2021

Revenue

	Year Ended December 31,		Period-over-Period Change
	2022	2021	Dollar	Percentage
(in thousands)	(in thousands, except percentages)
Revenues	$6,037	$3,401	$2,636	77.5%

Revenues increased by $2.6 million, or 77%, to $6.0 million for the year ended December 31, 2022 compared to $3.4 million for the year ended December 31, 2021. This growth was primarily attributable due to increase in systems sales volume.

Cost of Revenues and Gross Margin

	Year Ended December 31,		Period-over-Period Change
	2022	2021	Dollar	Percentage
(in thousands)	(in thousands, except percentages)
Cost of revenues	6,687	$4,629	$2,058	44.5%

Gross loss	$(650)	$(1,228)	578	(47.0)%

Cost of revenues increased by $2.1 million, or 44.5%, to $6.69 million for the year ended December 31, 2022 compared to $4.62 million for the year ended December 31, 2021. This increase was primarily attributable to the higher systems sales volume and increased operations costs and was partially offset with lower inventory reserves.

Our gross loss decreased by $0.58 million, or 47%, to $0.65 million for the year ended December 31, 2022 compared to $1.23 million for the year ended December 31, 2021. This decrease was primarily attributable to the revenue growth and was partially offset with the increase in operations costs associated with the increase in sales volume and required manufacturing and field ramp-up.

Operating Expenses

Research and Development

	Year Ended December 31,		Period-over-Period Change
	2022	2021	Dollar	Percentage
(in thousands)	(in thousands, except percentages)
Research and development	$10,994	$11,344	$(350)	(3.1)%

Research and development expenses decreased by $0.35 million, or 3%, to $10.99 million for the year ended December 31, 2022 compared to $11.34 million for the year ended December 31, 2021. The slight decrease was primarily driven by decrease in prototype costs and was mostly offset with no IAA grants in 2022 compared to $0.7 million in 2021.

Sales and Marketing

	Year Ended December 31,		Period-over-Period Change
	2022	2021	Dollar	Percentage
(in thousands)	(in thousands, except percentages)
Sales and marketing	$2,821	$2,094	$727	34.7%

Sales and marketing expenses increased by $0.73 million, or 35%, to $2.82 million for the year ended December 31, 2022 compared to $2.09 million for the year ended December 31, 2021. The increase in sales and marketing expenses was primarily attributable to headcount increase, including establishment of new direct sales team in North America and Europe.

General and Administrative

	Year Ended December 31,		Period-over-Period Change
	2022	2021	Dollar	Percentage
(in thousands)	(in thousands, except percentages)
General and administrative	$3,967	$7,810	$(3,843)	(49.2)%

General and administrative expenses decreased by $3.84 million, or 49.2%, to $3.97 million for the year ended December 31, 2022 compared to $7.81 million for the year ended December 31, 2021. The decrease in general and administrative expenses was primarily attributable to lower share-based compensation expenses.

Financial Income (Expense), Net

	Year Ended December 31,		Period-over-Period Change
	2022	2021	Dollar	Percentage
(in thousands)	(in thousands, except percentages)
Financial income (expense), net	$788	$(716)	$1,504	(210)%

Financial expense, net decreased by $1.5 million, or 210%, to $(0.79) million for the year ended December 31, 2022 compared to $0.72 million for the year ended December 31, 2021. The decrease in financial expense was primarily attributable to lower interest expense following loan repayment in 2021 and favorable foreign exchange impact on operating lease.

Income Tax Expenses

We didn’t record any provision for income tax as we incurred losses since inception. As of December 31, 2022, the Company had tax net operating losses carry-forward of approximately $190 million. The Company recorded full valuation allowance against its deferred tax assets considering that its losses are not expected to be utilized in the foreseeable future.

Liquidity and Capital Resources

Overview

Our business requires significant amounts of cash for operation activities, including salaries and benefits paid to our employees, component and subassembly purchases, marketing expenses, general and administrative expenses, and others. We incurred recurring losses from operations, as well as cash outflows from operating activities. We expect to continue incurring losses and negative cash flows from operations until our business reaches commercial profitability. We monitor our cash flow projections on a current basis and take active measures to obtain the funding it requires to continue its operations. These cash flow projections are subject to various risks and uncertainties concerning their fulfilment. We have concluded that these circumstances raise substantial doubt about our ability to continue as a going concern for at least one year from the date our financial statements were available for issuance. Similarly, our independent registered public accounting firm included an explanatory paragraph in its report on our audited financial statements included in this prospectus, describing the existence of substantial doubt about our ability to continue as a going concern. Provided financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Capital Resources

In August 2020, we entered into an agreement to sell 3,380,580 of our series preferred A shares, or the Preferred A Shares, for an aggregate gross amount of approximately $15.94 million, representing a price per Preferred A Share of $4.72. This amount included approximately $0.91 million of a convertible loan amount which was converted into Preferred A Shares. In connection with such financing, all previously issued redeemable convertible preferred shares (namely, A, A-1, B, C, C-1, C-2 and D) were converted to either Preferred A shares, series preferred A-1 shares or to Ordinary Shares. As of December 31, 2020 following the closing of the foregoing financing transaction, the outstanding share capital of the Company was composed of Ordinary Shares, Preferred A Shares and Series A-1 Preferred Shares, or the Preferred A-1 Shares.

In February 2021, we concluded a follow-on internal round and issued 2,548,871 Preferred A Shares, a warrant to purchase up to 42,484 Preferred A-1 Shares and warrants to purchase up to 606,923 preferred A-2 shares for an aggregate amount of $12 million not including issuance costs. The warrants are with no exercise price and for a period up until the earlier of our initial public offering or a Deemed Liquidation Event as defined in our amended and restated articles of association as in effect prior to this offering.

On July 8, 2021, we approved a reverse split of all types of shares in a ratio of 100:1 such that every 100 (one hundred) shares were combined into 1 (one) share. All share amounts from periods prior to the reverse split in the financial statements, are adjusted to reflect the reverse split.

In November and December 2021, we entered into a number of subscription agreements with certain of our existing shareholders and affiliates thereof to sell an aggregate amount of 4,458,457 shares of our series preferred A-3 shares, or the Preferred A-3 Shares, for an aggregated amount of approximately $27.04 million at $6.066 per share, of which approximately $19.48 million were received in 2021 and the rest of the funds were received and recorded in 2022. In addition, as a finder fee consideration, we issued a third party a 3-year period warrant for 20,607 Preferred A-3 Shares at an exercise price of $6.066 per Preferred A-3 Share.

During January 26, 2022, we sold an aggregate of 479,723 A-3 Preferred Shares for an aggregate amount of approximately $2.91 million, reflecting price $6.066 per Preferred A-3 Shares.

In March 2023 we entered into a loan agreement with Bank Mizrahi Tefahot Ltd., or Mizrahi, for the aggregate amount of $5 million for a period of 36 months, or the Loan. The Loan principal shall be paid in 30 monthly consecutive payments starting 180 days after the date the Loan is extended. The Loan will bear variable annual interest of monthly Term SOFR plus 7.5%, which interest will be paid in monthly instalments. Drawing the Loan is subject to customary conditions, including that we issue to Mizrahi a warrant, or the Warrant, to purchase (i) if the Warrant is exercised prior to the consummation of this offering, Preferred A-3 Shares or shares of a more senior class and (ii) if the Warrant is exercised after the consummation of this offering, Ordinary Shares, in each case in the aggregate value of $1 million, with an exercise period of 8 years, and an exercise price of $6.066 (or the lowest price paid in the any subsequent equity investment financing if the Warrant is exercisable to shares other the Ordinary Shares or the Preferred A-3 Shares). Furthermore, as a condition to drawing the Loan, the Company will grant Mizrahi a first-ranking floating charge in an unlimited amount on any and all property, money, assets, and rights of any kind whatsoever of the Company, and a first-ranking fixed charges in an unlimited amount on the Company’s goodwill, fixed assets, intellectual property, rights to receive money from its customers, negotiable documents, in each case to secure all of the Company’s debts and liabilities to Mizrahi. As of the date of this prospectus, we have not drawn any amounts under the Loan and accordingly have not issued the Warrant.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,
(in thousands)	2022	2021
	(in thousands)
Net cash used in operating activities	$(17,714)	$(15,698)
Net cash used in investing activities	(1,194)	(256)
Net cash provided by financing activities	10,044	25,905

Operating Activities

Cash used in operating activities for the year ended December 31, 2022 of $17.72 million was primarily related to our net loss of $17.64 million and working capital investment of $1.74 million, partially offset by non-cash share-based compensation expenses of $1.62 million.

Cash used in operating activities for the year ended December 31, 2021 of $15.70 million was mainly related to our net loss of approximately $23.19 million partially offset by non-cash share-based compensation expenses of approximately $6.17.

Investing Activities

Cash used in investing activities of $1.19 million for the year ended December 31, 2022 was related to property and equipment purchases.

Cash used in investing activities of $0.26 million for the year ended December 31, 2021 was primarily related to property and equipment purchases.

Financing Activities

Cash provided by financing activities of $10.04 million for the year ended December 31, 2022 was primarily related to proceeds from the issuance of convertible preferred shares of $10.47 million.

Cash provided by financing activities of $25.90 million for the year ended December 31, 2021 was primarily related to proceeds from the issuance of convertible preferred shares of $31.49 million offset by $5.4 million repayment of long term loan.

Commitments and Contractual Obligations

We have a lease obligation with respect to our main production facility and corporate offices. For additional information, please refer to note 8 to the financial statements included elsewhere in this prospectus.

In addition, our subscription agreements contain standard indemnification obligations. Pursuant to these agreements, we will indemnify, defend, and hold the other party harmless with respect to a claim, suit, or proceeding brought against the other party by a third party alleging that our intellectual property infringes upon the intellectual property of the third party, or results from a breach of our representations and warranties or covenants, or that results from any acts of negligence or willful misconduct. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. Typically, these indemnification provisions do not provide for a maximum potential amount of future payments we could be required to make.

We also indemnify our officers and directors for certain events or occurrences, subject to certain limits, while the officer is or was serving at our request in such capacity. Historically, we have not been obligated to make any payments for these obligations and no liabilities have been recorded for these obligations on our balance sheet as of December 31, 2022 or 2021.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Qualitative and Quantitative Disclosures about Market Risk

Interest Rate Risk

Foreign Currency Exchange Risk

Our reporting currency and the functional currency is U.S. Dollar. The majority of our revenues were denominated in U.S. dollars and the remainder in other currencies. However, a significant portion of our operating costs in Israel, consisting principally of salaries and employee-related costs, and operating lease and facility expenses are denominated in NIS. This foreign currency exposure gives rise to market risk associated with exchange rate movements of the U.S. dollar against the NIS.

If the NIS fluctuates significantly against the U.S. dollar, it may have a negative impact on our results of operations.

Critical Accounting Estimates

Our financial statements and the related notes thereto included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of financial statements in accordance with GAAP requires us to make estimates, judgments and assumptions that affect the amounts reported in our financial statements and the related disclosures. Our management believes that the estimates, judgment and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates set forth in the financial statements, and the reported amounts of revenue and expenses during the applicable reporting periods. Actual results could differ from those estimates.

We believe that the accounting policies described below require management’s most difficult, subjective or complex judgments. Judgments or uncertainties affecting the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our financial condition and results of operations. See note 2 to the financial statements included elsewhere in this prospectus for additional information regarding these and our other significant accounting policies.

Share-Based Compensation

Share-based compensation expense related to employees, consultants, and non-employee directors is measured based on the grant-date fair value of the awards. We establish fair value as the measurement objective in accounting for share-based payment transactions and recognize expenses on a straight-line basis over the requisite service period, which is generally the vesting term of four years. The fair value of each award is estimated on the grant date using the Black-Scholes option-pricing model.

Determining the fair value of share-based awards at the grant date requires significant judgement. The determination of the grant date fair value of share-based awards using the Black-Scholes option-pricing model is affected by our estimated common share fair value as well as other subjective assumptions including the expected term of the awards, the expected volatility over the expected term of the awards, expected dividend yield and risk-free interest rates. The assumptions used in our option-pricing model represent management’s commercially reasonable estimates. These assumptions and estimates are as follows:

•        Fair Value of Ordinary Shares. As our Ordinary Shares are not publicly traded, we estimate the fair value of our Ordinary Shares based on contemporaneous valuations and other factors deemed relevant by management.

•        Expected Term. The expected term of the share options reflects the period for which we believe the option will remain outstanding. To determine the expected term, we generally apply the simplified method approach. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

•        Expected Volatility. As we do not have trading history for our Ordinary Shares, the selected volatility used is representative of expected future volatility. We base expected future volatility on the historical and implied volatility of comparable publicly traded companies over a similar expected term.

•        Expected Dividend Yield. We have never declared or paid any cash dividends and do not presently intend to pay cash dividends in the foreseeable future. As a result, we used an expected dividend yield of zero.

•        Risk-Free Interest Rates. We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term.

The following table reflects the weighted average assumptions used to estimate the fair value of options granted during the years ended December 31, 2022 and 2021:

	Value for options granted during
	2022	2021
Expected dividend yield	0%	0%
Expected volatility	66 – 79%	75 – 80%
Expected term (years)	5 – 10	6 – 10
Risk-free interest rate	1.67 – 3.94%	0.83 – 1.14%
Common share price	$1.87	$1.22, $1.73

Assumptions used in valuing non-employee share options are generally consistent with those used for employee share options with the exception that the expected term is over the contractual life, or 10 years.

Recently Adopted Accounting Pronouncements

See the section titled “Summary of Significant Accounting Policies” in note 2 to our financial statements included elsewhere in this prospectus for more information.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period until the earlier of the date we (a) are no longer an emerging growth company, or (b) affirmatively and irrevocably opt out of the extended transition period. As a result, our operating results and financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

BUSINESS

Company Overview

We develop and manufacture unique additive manufacturing solutions that jet directly the actual materials from which the parts are being made. Our patented technology is based on a Nano-Particles Jetting, or NPJ, process that creates extremely thin layers of ceramics or metal materials. This technology enables the production at scale of geometrically complex and high-quality metal and ceramic end-use parts that are otherwise difficult or impossible to produce. Our complete solution includes hardware, software, and consumable materials, and supports multiple industries and use cases. Such a solution enables automated, cost-effective, safe, and environmentally friendly manufacturing of parts.

Our solution provides an opportunity for part manufacturing with a wide range of complex geometry designs. When using traditional manufacturing technologies, it is either unfeasible or requires additional manual and machining labor, making the production of such end-use parts with similar geometry designs more expensive and time consuming.

At XJet, we are strong believers in automation and digital manufacturing, and particularly in the future increased transformation to additive manufacturing. Such transformation will enable businesses around the world to benefit from a wide range of complex geometry design possibilities, shorter lead times, lower inventory levels and higher cost efficiency in production.

The global manufacturing market was estimated as a $16.35 trillion market in 2021, which we estimate as approximately 300 billion end-use parts according to World Development Indicators 2021 report. Most of the parts today are manufactured with traditional manufacturing processes such as machining, investment casting, and injection molding. The traditional manufacturing technologies have virtually not changed for decades, and require long sequential manufacturing steps and a need for special tooling, jigs, and set-ups. As a result, using traditional technologies to manufacture parts with complex designs often results in prolonged time to market and additional labor and costs. Thus, part makers are limited in reacting to changes in demand volumes, disruptions in the supply chain or to changes in the manufactured parts design.

Although additive manufacturing solutions have generated high interest in various industries, such solutions have been only limited pursued beyond prototyping. We believe the main reasons for such low adoption rate are:

•        The gaps to manufacturing requirements, such as production repeatability and quality of end-use parts.

•        Inadequate production throughout, measured by the rate at which a manufacturing system is able to produce parts.

•        Safety and intensive manual intervention.

The additive manufacturing market, though still in its infancy, has experienced gradual growth of combined revenues from manufacturing hardware, materials and services, which growth that is expected to continue at a rate of 20% per year until 2030. We believe that our complete additive manufacturing solutions will enable companies, across different industries, to overcome many of the challenges associated with manufacturing complex parts at scale, and that we are well positioned to take advantage of this potential growth in both the metal and ceramic additive manufacturing markets.

In recent years, we have focused on research and development and have assembled one of the most experienced teams in the additive manufacturing industry, with decades of experience working for global leaders in digital printing, additive manufacturing, and semiconductors equipment companies. We enhanced our capabilities through collaborations across the world with leading corporations. These collaborations provide us access to new markets and use-cases, including expertise in their end markets, applications and their specific manufacturing processes, as well as opportunities for future joint developments in the advanced additive manufacturing needs. In addition, we work closely with research and academic institutions, which allow us to collaborate with leading researchers and experts in the additive manufacturing fields, such as material science and hardware technologies.

Our Complete Solution

We offer a complete solution, which includes hardware, software and consumable materials, which enables the production of high quality metal and ceramic complex end-use parts at scale.

XJet Carmel — Additive Manufacturing System — is an industrial production system which is fully automated and simple to operate and which can be integrated into an automated production line, and can produce quality finished end use parts, manufactured from either ceramics or metals.

We designed our systems to overcome hazardous and wasteful manufacturing processes typical in both traditional technologies as well as with commonly used loose powder-based additive manufacturing technologies such as binder jetting and powder bed fusion. Our NPJ technology solution uses sealed cartridges and allows a simple, fully automated and safe start-to-end operation.

Software Solutions — Our proprietary software and algorithms package enables automated printing preparation, full control over the printing process and a user-friendly interface.

XJet Ink Consumable Materials — NPJ technology is enabled by our propriety liquid ink formulation. We offer a range of ceramics and metal materials to cover diversified industries and use-cases.

Our offering includes advanced additive manufacturing systems, propriety consumable liquid inks and after-sale services. Systems are sold as a sales transaction, while consumables and services are sold on a recurring basis in accordance with the usage levels of the customers. We have built a network of distributors and resellers channel across the world, and we plan to continue growing our network. Our distribution network also includes our direct sales team. We work closely with our customers to help them in the transformation from traditional manufacturing to our additive manufacturing solution. We provide such customers with training and guidance on the manufacturing process and its implementation and assist with parts design and production ramp-up.

Industry Background

An increasing number of industries currently rely on a global supply chain of specialized parts manufacturers. Such industries include aerospace and automotive, energy and machinery, automation and robotics, drones, wearable and medical applications. Traditional manufacturing technologies, such as casting, stamping, injection molding, extrusion, and machining, still dominate the parts manufacturing for most of such industries. We expect the transition of manufacturing from traditional technologies to additive manufacturing will continue to grow at high rates and extend to additional industries. Given our unique solution, we believe we are well positioned to capitalize on this opportunity and expand our business.

The Shortcomings of Traditional Manufacturing Technologies

Traditional end-use parts manufacturing technologies suffer from numerous inherent limitations. Specifically, the production of complex parts using traditional technologies often requires the use of costly and time-consuming tooling, such as molds or dyes, which results in a limited design flexibility and difficulty to produce small to medium batches of parts. Designing and manufacturing of such production tooling require unique expertise and skilled workers which become more difficult to retain, considering the need for lengthy training and high manual labor intensity. As such, while traditional technologies may yield high efficiency and are typically cost-effective in production of large quantities, such technologies often fail to support fast and effective product development processes, require a number of set-up iterations and thus are economically inefficient in producing small to medium batches of complex parts.

In the past few years, the pressure on the global manufacturing supply chain has increased due to a combination of several macro trends, such as the rapid transition to smart automation known as the Fourth Industrial Revolution, global supply chain disruption, and the emergence and transformation of industries such as electric cars, space, drones and robotics that require new manufacturing solutions. During the COVID-19 pandemic outbreak, 68% of the global manufacturing supply chain activity was disrupted according to the U.S. Census Bureau. This disruption resulted in supply chain restructuring, reshoring, and accelerated investment in digital and adoption of additive manufacturing strategies by manufacturing leaders.

Companies Across Different Industries Will Benefit From the Transition to Additive Manufacturing Solutions Beyond Prototypes Production

Additive manufacturing, when done at scale, allows manufacturers to:

•        Shorten the product development processes and accordingly reduce overall time to market;

•        Reduce inventories of parts in manufacturing and after sale spare parts;

•        Add resilience to global supply chains disruptions;

•        Shorten the time and decrease the costs of moving from prototyping to production; and

•        Provide additional design flexibility, product innovation and product variations.

Our Solutions Address the Inherent Constrains of Most Commercially Available Manufacturing Technologies

While 65% of manufacturers around the world have begun exploring the capabilities of advanced manufacturing technologies, only 18% of such manufacturers use the additive manufacturing for end-use parts according to the EY report — 3D printing Hype or gamechanger, published in 2019. Currently, most commercially available metal and ceramic additive manufacturing systems use hazardous powders and materials, such as powder bed fusion, and binder jetting. Such powder based additive manufacturing technologies are inherently constrained in their ability to produce complex designed parts, given the need to support the geometry of parts during the building process. Furthermore, such powder-based technologies are all based on spreading and processing of metal powder, or derivatives of powder, layer by layer. Thus, the parts accuracy and surface roughness are limited by the powder’s particle size and the layer thickness. In addition, the powder-based processes often involve heavy labor intervention steps such as powder and support removal, and powder mixing and loading. Powder-based processes also require post-processing, and in many cases additional machining, in order to reach acceptable quality standards. The significant human involvement slows down the adoption of additive manufacturing on a powder-based process at large scale and keeps it mainly at a level of prototyping.

Our patented technology is based on a Nano-Particles Jetting process that creates extremely thin layers of ceramics or metal materials. This technology enables the production at scale of geometrically complex and high-quality metal and ceramic end-use parts that are otherwise difficult or impossible to produce. Such solutions may be used in various industries and applications, such as semiconductor manufacturing equipment, medical surgery robotics, hydraulic mechanism, fluid control nozzles and valves, advanced earbuds, and dental implants. Our NPJ technology based process is shorter than most powder based technologies and includes three automated labor-free steps: printing, washing and sintering.

Eliminating the Need to Produce a Mold

Injection molding is a common technology for manufacturing of high quality metal or ceramics parts by injecting a powder-based paste into pre-made molds. This technology delivers high parts quality at relatively low unit cost. However, such technology requires a long development process per part, including mold design and production, multiple design iterations, high investment in tooling, and long set up times per production batch. As a result, injection molding is economically inefficient in the production of small to medium batches or complex parts.

Our proprietary NPJ solution enables manufacturers to manufacture complex parts without the need to develop molds, thus eliminating the long and costly development process. Our technology enables fast and cost effective prototyping, as well as serial production of medium to large quantities using the same platform.

Our Market Opportunity

The market of metal and ceramics additive manufacturing equipment, materials and services is experiencing solid growth since 2020 with year over year growth of over 30%.

Manufacturing market leaders are looking for technologies that will meet the traditional quality levels, enhance design flexibility, shorten the time to market, but at the same time offer labor free, automated, and safe processes.

Our industrial portfolio of metal and ceramic manufacturing platforms, using its proprietary NPJ process, enables industrial production of high-quality parts in an automated and controlled process.

The unique high resolution and soluble support technology enables our customers to produce high surface finishing, wide range of complex geometry design possibilities and high accuracy parts, with material properties that match traditional manufacturing.

The market opportunity for high-quality end-use parts, ranges from industrial verticals (such as aerospace, automotive, machinery, energy, and tooling), to medical applications (such as medical devices and dental implants and dental crowns), and to consumer products (like wearables, luxury goods, and fashion). Our solutions aim to enable the transition to additive manufacturing products across multiple verticals and applications, to provide solutions where traditional manufacturing methods or the current powder-based additive manufacturing solutions fall short of quality requirements.

General Growth Strategy

Background

Our growth strategy is based on utilizing our advanced products and technology to address a broad range of production needs across multiple industries.

Additive manufacturing adoption is currently constrained by the limited availability of production worthy solutions that are both easy to use and produce high quality end-use complex parts. Our powderless technology enables customers to overcome many production issues that have prevented the wide adoption of currently used additive manufacturing solutions. Such issues relate to health, environment and recycling of metal and ceramics powders that are hazardous. With the high part quality and surface finishing, geometry design freedom, safety, environmentally friendly and simple to use start-to-end manufacturing process, we expect customers from various markets to transition from traditional manufacturing to additive manufacturing. Powderless additive manufacturing technologies, in particular, offer cost advantages over powder-based technologies. For example, powderless technologies typically require less material and produce less waste, which can reduce overall material costs. In addition, powderless technologies are easier to control in the manufacturing process and are more reliable, which can reduce downtime and improve production efficiency.

In summary, powderless additive manufacturing technology allows customers to save costs, speed up production and create better performing products that were previously impossible to make. Powderless technology is more efficient, allows for greater design flexibility, and can reduce waste and supply chain costs.

We are diversifying our customer base with an emphasis on value creation, and are serving customers from multiple industries and regions, as well as addressing a variety of applications. By operating in this way, we believe that our business will be less vulnerable to demand disruptions in specific industries, applications or regions.

Forming Partnerships that will Increase Over Time

Our solutions will allow corporations across different industries and markets to increase their flexibility and minimize supply chain dependency and enable their transition from other manufacturing methods. We aim to form initial strategic relationships with small and medium enterprises, large corporations and manufactures in various verticals and industries. We expect such customers will commence the adoption journey by transition to our additive manufacturing solutions first with a limited number of our systems and for certain of their end-use parts. Thereafter, we expect such customers will increase their adoption rate and transition the manufacturing of additional parts and designs to our additive manufacturing solutions, driving purchasing of additional systems and consumable materials.

Strong Distribution Channels

We have strong distribution networks in the United States, Europe and Asia, with whom we are working closely to expand our end-customers footprint. Many of the distributors are developing industry-specific expertise to drive penetration in verticals such as medical devices, dental, automotive and consumer goods. In parallel, we target to grow our distribution network, by deepening our reach in the countries we are active in. In addition, we target to penetrate new countries and regions with substantial potential need for additive manufacturing solutions. Specifically, in light of our estimation that the Mainland China production market presents a significant market opportunity for our products, we have partnered with Hangzhou Pentatech Technology Co., Limited, or PT, and have entered into an exclusive distribution agreement with PT. Pursuant to such distribution agreement, PT will bear many of the costs associated with establishing a marketing and distribution infrastructure and channels in Mainland China, which would allow us to leverage such infrastructure and channels to sell and market our products at low costs to our company.

Recurring Revenue from Consumables and Services

Our complete solution enables us to generate a combined growing stream of revenue from the sales of systems, consumables and services. Our consumable inks are sold on a recurring basis in accordance with the usage levels of the customers. Our service agreements are mainly defined on an annual recurring basis.

Specialty Parts as a Service to Drive Adoption

We use our additive manufacturing center to produce high-quality parts for potential customers as part of a Product-Led Growth strategy. We believe that providing potential customers with the opportunity to order high-quality end-use parts that are produced at our additive manufacturing center will accelerate the penetration of our solutions into new manufacturers and enable greater customer acquisition. In addition, such service will create a bottom-up demand for additional parts and applications, which we expect will result in increased demand for our systems. Supplying parts to our customers enables companies, from different verticals, to gradually transition their manufacturing process to incorporate parts that are made by our systems, enjoying all the benefits of short-runs, a wide range of complex geometry design possibilities, quick response time, and at the same time not compromising the quality of the parts and material properties. Providing this service to potential customers will allow us to demonstrate the advantages of our solutions, which in turn, we expect will result in the accelerated adoption of our complete solution by such potential customers.

Investment in Research and Development

We plan to continue investing in research and development to further advance our solutions capabilities, making them faster, more automated and more user friendly as well as address additional use cases across different industries. We expect that broadening our capabilities and material types will facilitate the adoption by additional industries and will allow a faster transition of customers to additive manufacturing.

Our Competitive Strengths

We are technology leaders in the metal and ceramic additive manufacturing industry. Our systems produce end-use parts characterized with high surface quality, accuracy and small features, which are key parameters to manufacturers around the world. We believe our collective experience, will enable us to be in the frontier of digital transformation of high-quality parts production.

Differentiated and Proprietary Technology

We have been developing an innovative additive manufacturing process for ceramic and metal since 2014. This process, known as NPJ, uses Nano Particles-based materials and high-definition material jetting, along with soluble support, to produce high-quality parts with complex geometries and fine features. This technology allows us to manufacture parts that cannot be, or difficult to be produced using traditional methods, making it suitable for a variety of applications in industries such as aerospace, medical, and automotive. Our NPJ technology represents a major advancement in the field of additive manufacturing and has the potential to transform the way that high-quality parts are produced.

The NPJ key elements of innovation:

•        Nanoparticles Based Inks.    The core of our technology lies within the raw material used for the additive manufacturing process. Unlike loose powders of metal and ceramic materials that are used in most of the additive manufacturing technologies, we have developed a liquid ink dispersion based on nanoparticles of raw materials. The NPJ ink is stored and delivered in controlled and sealed cartridges, eliminating the need to handle hazardous loose material powder. The patented and proprietary ink formulation also enabled us to develop a unique direct material jetting process.

•        Multi Material Jetting of Build and Support Inks.    All additive manufacturing technologies face the challenge of building support structures for the part’s geometrical overhangs, while the part is being built. Another challenge is removing these support structures after the build process is completed. In powder-based technologies, the part and support materials are the same, making it difficult to separate them after the build process, particularly in complex geometries, and often requires manual labor. Our multi-material jetting is a unique capability that allows for the accurate simultaneous jetting of both the model and support materials, which are two different materials. After the build is completed, the support material is dissolved in a water solution, resulting in the production of high-accuracy, complex parts with minimal manual intervention.

•        Direct Material Jetting of Metal and Ceramic Inks.    One of the building blocks of our technology is the unique ability to jet metals and ceramics, eliminating the need to use loose powders. This reduces waste and enables the production of high-resolution parts.

•        Labor-Free Build Process.    The automated system is able to print a complete project unattended. The setup time between batch productions can be minimal compared to other technologies that require powder removal and recycling and support manual removal.

•        Soluble Support.    Our uniquely soluble support material enables flexibility in parts design and the production of highly complex parts that are not possible in other additive manufacturing technologies. The soluble support is removed in a labor-free washing process.

•        Support Material Automated Removal Technology, or SMART.    In contrast to powder based processes, our solution does not require manual support removal. A water based automated washing system removes all of the soluble support material from the entire build tray.

“File to Part” — 3 steps Automated Process

Our NPJ process is shorter than most powder based technologies and includes three automated labor-free steps: printing, washing and sintering. Most powder based technologies include multiple additional steps compared to our NPJ process, including the manual labor processes of removing loose powder. The NPJ printing step requires no preparations or set up, the washing step is done on a full tray in an automated system, and afterwards the parts are ready to move to the sintering step without any additional processing.

No Post-Processing Needed

The high quality of end-use parts produced by our solutions eliminates the need for manual post-processing or machining. The printed part accuracy, surface quality, and material properties allow a fully digital production process, extracting the full benefit versus traditional manufacturing.

Safe and Environmentally Friendly Process

The NPJ process involves no loose powders at all. The entire printing process is done in a close controlled system. There are no material hazards of dealing with powder, and no laser involved in the process. In addition, the close controlled system works without creating any material waste. Only the required material is used in the process. As our pre-sintering parts also called “green” parts have higher density and smaller particles, the sintering of our metals is at a lower temperature than powder-based metals, therefore, they are more energy efficient while improving the quality of the end-use part.

Complete Product Line for Metals and Ceramics Parts Production

We address two fast growing additive manufacturing markets, metals and ceramics. Each market with a relevant product line: Carmel 1400M for metals, and Carmel 1400C for technical ceramics. In both lines, we offer a complete integrated solution of production system, consumables ink, automated support washing system and print management and automation software. The XJet complete start to end manufacturing system enables full part production solution, from a digital file to final end user parts.

Experienced Leadership Team

We have assembled one of the most experienced teams in the additive manufacturing industry, each with decades of experience working for global leaders in digital printing, additive manufacturing, and or semiconductors equipment companies. Our research and development team has thorough expertise in designing multi-disciplinary production systems, material science, software, algorithms, and more, further enhanced through collaborations across the world with leading corporates, academia, and thought leaders.

Our Product Platforms

Contrary to traditional metal and ceramic additive manufacturing technologies, such as powder bed fusion, or PBF, and Binder Jetting, that utilize loose metal powder as raw materials, we have developed a proprietary technology and process, based on direct, high-definition material jetting of proprietary nanoparticle dispersions. Since 2014, we have invested in our patented end to end, automated, safe and loose powder manufacturing process, NPJ. This technology is the core of our leading product line for metals and technical ceramics.

NPJ technology enables a completely digital and automated process producing high quality end-use parts with complex geometric designs and zero hazardous exposure to loose powder. By directly printing thin layers, of ceramic or metal material, of around 10 microns of material and selective soluble support, and using a large production tray, we enable scale manufacturing of final end use parts.

The use of closed material cartridges, and automated water-soluble support removal, enables us a short, automated, three steps process (Print, Wash and Sinter), compared to typical powder-based processes that require multiple steps with manual labor involvement. The automated process enables scalability of production with nearly no manual labor involved, and with short end to end lead time.

Our current solution portfolio addresses two hardware product lines, one for metals, and another for technical ceramics, each with a full line of materials, manufacturing and support removal systems and workflow software solution.

Carmel 1400C and Carmel 1400M manufacturing systems

Our main manufacturing system, the Carmel1400, has two configurations: one for metal materials and one for ceramic materials. The system implements the unique NPJ technology and part building process into one integrated solution. The printing system is equipped with a large, removable printing tray, high resolution inkjet scanning module with simultaneous printing of model and support, ink recirculation system to eliminate material waste, temperature and environment control and proprietary user-friendly management software. Some of the main characteristics:

•        Industrial heavy-duty design.

•        Recirculation advanced Inkjet technology.

•        Hands-free, unattended operation 24/7.

•        Fast turn between jobs, no setup, just tray replacement.

•        No powder — easy ink container loading.

SMART Ceramic and SMART Metal

SMART is an automated water-based support removal system. It is designed to remove support from a batch of printed parts, with no manual labor involvement. Each batch of printed parts is taken from the machine and loaded into the SMART. Then, an automated washing sequence is activated, entirely removing the support material from the finest internal areas of the parts. The parts are detached from the tray during the washing process, and ready for the next step of sintering.

NPJ is our patented powderless technology, meaning, there is no loose powder in the process. NPJ is an innovative additive manufacturing technology that involves the use of ultra-fine droplets of material to build up layers and create three-dimensional objects. Our metal and ceramic materials are both delivered in sealed liquid ink cartridges. Our materials are designed for direct jetting to produce high-resolution, complex structures with a high degree of precision and accuracy. The unique particle size mix generate highly dense pre-sintered parts that are durable during washing and handling.

Workflow and Software packages

In order to support start to end manufacturing process, we developed a proprietary software package that enables automated part allocation and printing tray preparation, full control over the printing process, and user-friendly system operating software operated over a large operator touch screen.

Customers

Our customers range from small and medium sized enterprises to large global corporations, from a broad range of end market applications, ranging from industrial, automotive, aerospace, healthcare, consumer products, industry, machine design, research, and others.

Research and Development

Our start-to-end automated additive manufacturing solutions are based on an innovative technology that was developed by the company’s team of experts. Our multidisciplinary research and development team spent several years developing our unique and differentiated technology. We are further developing our technology and products, preserving our leadership in parts quality, productivity, and automation while working with leading industry leader and addressing future customer’s needs.

We plan to invest in smart manufacturing, automation, new advanced materials and higher manufacturing speed. We believe that these are required for scale adoption of additive manufacturing in the future manufacturing world.

We currently invest a significant amount in research and development as we believe it is vital to maintain superior technology in order to be in a market leading position.

Sales and Marketing

We market and sell complete manufacturing solutions which include renewable warranty and support packages, recurring ink orders, software licenses, and full-service package from installation, to training, technical and application support.

We operate an online and offline global marketing plan. Our online plan consists of online advertisement, social media and industry leading publications. Our offline plan consists mostly of global presence in leading additive manufacturing exhibitions and events in North America, Europe and the Asia Pacific regions, for example, Rapid-TCT in the U.S., Formnext in Europe, AMUG in the U.S. and multiple local and regional events around metal and ceramic additive manufacturing.

Our sales network is a combination of direct sales force and local distributor partners. We have business manager teams covering the above mentioned regions. In North America we work mostly through direct sales, while in Europe and the Asia Pacific regions, we have a growing distributors and partners network covering the U.K., Portugal, and Germany in Europe, and India and China in the Asia Pacific regions.

Manufacturing and Suppliers

Our systems are produced by specialized third-party contract manufacturers who have been carefully selected by us for their capabilities in terms of quality, quality assurance, production capacity, and technological know-how. These manufacturers are responsible for procuring all of the main components of the system, as well as assembly, testing, packing, and shipping to our customers’ global destinations. Some key elements in our system are considered core technology and are purchased and handled by us, then supplied to the third-party manufacturers for assembly. To ensure the quality of our manufactured systems, our engineering team oversees the manufacturing process, from approving the list of suppliers for the required components, through the assembly process, to the final testing. Inventory levels, the supply chain, and suppliers are carefully managed by both our internal team and the contract manufacturer teams to meet our cost, quality, and delivery time targets.

We are the sole manufacturer of our consumable ink materials, including ceramics, metal, and support materials. We have built our own capacity for production, including specialized manufacturing tools and high-level quality control, and we plan to scale our production capacity to meet future customer demands.

Intellectual Property

We view the protection of our intellectual property as vital for our business and long-term growth, and believe it will help us remain leaders in the additive manufacturing market in the future. We continue to invest in new technologies while protecting and maintaining our current strong intellectual property.

The Company has filed and files patent applications for inventions created by us. As at the date of this offering, we hold 17 families of patents in which 57 patents are granted, 8 patent applications have been allowed and will soon be granted and, and an additional 24 patent applications are pending worldwide.

Generally, the registered patents provide protection for a period between ten to twenty years. Our first registered patents are expected to expire in 2027. Our patents and patent applications are primarily for inventions in our field, including materials, manufacturing process and the structure and mechanisms of our existing and future systems.

Patent applications are submitted in accordance with our business line and are aimed at potential manufacturing sites, markets and territories where potential competitors exist. The patent applications are filed mainly in Europe, the United States, and in select countries in Asia. Over recent years, we have registered patents or filed for registration of patents in other countries as well, such as Israel, Canada, Brazil, Korea, Japan and India.

The Company estimates that the amount of time required to actually complete the examination process of a patent is approximately 3 to 5 years, but can sometimes be longer, depending on the usual procedures for examining the registration applications by the relevant authority. However, there is no certainty that the applications we submitted will be fully recognized or registered within the stated time periods. In addition, there is no certainty that it will be possible to enforce granted patents.

Exclusive Distribution Agreement

In January 2020, we entered into an exclusive distribution agreement with Hangzhou Pentatech Technology Co. Limited, or PT, appointing PT as our exclusive distributor in Mainland China for an initial term of five (5) years. In order to maintain their exclusive rights to distribute certain of our products in Mainland China under the agreement, PT is required to meet a minimum commitment, as further defined in the agreement. In addition to our right to terminate PT’s exclusivity in Mainland China if it does not meet the minimum commitment requirement, the agreement with PT is terminable by either party immediately upon written if the other party enters into liquidation or bankruptcy proceeding, or fails to fulfil any of its obligations of undertakings as described in the agreement and does not rectify such failure within 30 days of written notice. In August 2022, we amended the PT Agreement to, among other things, prolong the term until December 31, 2030. The distribution agreement, as amended, is filed as an exhibit to this prospectus. See Notes 3 and 4 to our consolidated financial statements included within this prospectus.

Human Capital

We have a strong team of employees who are critical to our success. As of December 31, 2022, we had 93 full time employees, the majority of which are based in Israel. We also retain numerous consultants and contractors to supplement our permanent workforce. The majority of our employees work in research and development and related functions.

To date, we consider our relationship with our employees to be in good standing and have not experienced any work stoppages. None of our employees are subject to a collective bargaining agreement or represented by a labor union.

Competition

The competition in metal and ceramic additive manufacturing is fragmented and diversified. We segment the competition landscape by technology type, and industrial versus prototyping commercial platforms solutions. Within the industrial market segment, most of the competitors are using powder based additive manufacturing technologies. Our unique material jetting technology provides an advantage over competing technologies, in manufactured parts quality, complexity and design, flexibility and process automation.

Within metal, the leading technologies are powder bed fusion and directed energy deposition. These mature technologies are common in the metal additive manufacturing category. While these methods are effective when producing relatively large parts, the surface quality level, part complexity and accuracy are constrained by the powder-based building process. The constraint is due to the required creation of support “bridges” that needs to be removed manually and significant post printing processing. As a result, the above technologies often fall short of the required accuracy, surface level and material properties for complex and high-quality end-use parts.

A relatively new emerging technology is Binder Jetting. The powder-based process requires significant labor and manual processes, and parts quality cannot match standard of high-performance high-quality parts. Typically, Binder Jetting parts require post processing and machining.

Within technical ceramic additive manufacturing, the competition primarily uses digital light processing, selected laser melting and binder jetting technologies. All of which are based on powder of liquid Slurry, processes which involve complex handling of free powders and fluids. These pose significant limitations not only on part complexity and quality, but also on manufacturing scalability. Some of our customers and prospective customers have previously attempted to use or evaluated these technologies and are looking for a technology that can overcome these barriers to adopt at scale manufacturing solutions. Most of the technical ceramic players deliver commercial level platforms and not industrial robust solutions.

We are well positioned, with our high resolution, automated, direct material jetting process (NPJ) technology, to expand market reach by providing high-quality industrial level manufacturing end-use parts, both in metal and ceramics.

Facilities

Our corporate headquarters are located in Rehovot, Israel, where we lease an approximately 35,000 square ft. facility. Of which, we use approximately 27,000 square ft. for office space and the remaining space serves mainly as laboratory space and for storage purposes.

Our lease expires in July 2023, and we have the option to extend the lease for an additional five-year period. We believe that our office space is adequate for our current needs and, should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms. See note 15 in the financial statements.

Government Regulations

We are subject to a variety of laws and regulations in the United States, Europe, Israel, and elsewhere that involve matters central to our business. We are subject to various laws, regulations and permitting requirements of U.S. federal, state and local and foreign authorities. These include:

•        regulations promulgated by environmental and health agencies, as described below under “— Environmental Matters”;

•        the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and the anti-corruption laws of other countries; and

•        laws pertaining to the hiring, treatment, safety and discharge of employees.

We believe that we are in material compliance with all such laws, regulations and permitting requirements.

Environmental Matters

We are subject to various environmental, health and safety laws, regulations and permitting requirements, including those governing the emission and discharge of hazardous materials into ground, air or water; noise emissions; the generation, storage, use, management and disposal of hazardous and other waste; the import, export and registration of chemicals; the cleanup of contaminated sites; and the health and safety of our employees. Based on information currently available to us, we do not expect environmental costs and contingencies to have a material adverse effect on our operations. The operation of our facility, however, entails risks in these areas. Significant expenditures could be required in the future to comply with environmental or health and safety laws, regulations or other requirements.

Under environmental laws and regulations, we are required to obtain environmental permits from governmental authorities for certain operations.

Legal Proceedings

From time to time, we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are currently not a party to any material legal proceedings, and, although the results of litigation and claims cannot be predicted with certainty, as of the date of this prospectus we are not aware of any pending or threatened litigation or regulatory proceeding against us that could have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name and position of each of our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Executive Officers
Avi Cohen	69	Executive Chairman of the Board
Yair Alcobi	51	Chief Executive Officer
Hanan Gothait	59	President, Founder and Director
Orit Tesler Levy	53	Chief Financial Officer

Non-Executive Directors
John Kispert	59	Director
Eli Bachar	40	Director
Fang Zheng	58	Director
Yuntao Wang	36	Director
Ory Milleau	69	Director

Executive Officers

Avi Cohen is our Executive Chairman of the Board since March 2021. He also, serves as Executive Chairman of ZOOZ Power, a publicly traded company on TASE as well a director of Nova Ltd. (Nasdaq: NVMI). Mr. Cohen additionally sits on the boards of Cortica and CGS Tower Networks. From July 2016 to September 2017 Mr. Cohen served as the Chief Executive Officer of MX1, a global media service provider founded in July 2016 as a result of the acquisition of RR Media (Nasdaq: RRM) by SES S.A. and the following merger between RR Media, and SES Platform Services GmbH. From July 2012 until the merger, Mr. Cohen served as the Chief Executive Officer of RR Media. Prior to that, until March 2012, Mr. Cohen served as President and Chief Executive Officer of Orbit Technologies Ltd., a public company traded on the TASE. From September 2006 to December 2008, Mr. Cohen served as Chief Operating Officer and deputy to the chief executive officer of ECI Telecom Ltd. Prior to joining ECI, Mr. Cohen served in a variety of executive management positions at KLA (Nasdaq: KLAC). From 2003 he was a group Vice President, Corporate Officer and member of the Executive Management Committee. From 1995 he was the president of KLA Israel responsible for the optical metrology division. Prior to joining KLA, Mr. Cohen also spent three years as managing director of Octel Communications, Israel, after serving as chief executive officer of Allegro Intelligent Systems, which he founded, and which was acquired by Octel. Mr. Cohen holds B.Sc. and M.Sc. degrees in electrical engineering and applied physics from Case Western Reserve University, USA.

Yair Alcobi is our Chief Executive Officer since May 2022. Mr. Alcobi served as a Vice President of KLA Corporation and as President of its PCB Division from February 2019 until April 2022. Prior to which, Mr. Alcobi served as president of the Orbotech subsidiary, Orbotech East Asia from April 2014 to February 2019. Mr. Alcobi additionally held various leadership positions at Orbotech, including senior vice president of the subsidiary Orbotech Asia Pacific from 2010 to 2014 and Vice President of Marketing & Sales at Orbotech Ltd from 2007 to 2010. In addition, Mr. Alcobi served as director of Bonding Tools Business Unit at Kulicke & Soffa Industries from 2001 to 2007. Mr. Alcobi holds an executive MBA from Haifa University, Israel and a B.Sc. in mechanical engineering from the Technion, Israel Institute of Technology.

Hanan Gothait is our founder and President. Mr. Gothait founded the company in February 2005 and served as the CEO from January 2014 until May 2022. Mr. Gothait also serves as a board member of XJet since its incorporation. He also served as president and CTO of the company from October 2008 until January 2014, during the company’s solar panel activity.

Mr. Gothait previously founded Objet Geometries in March 1998, and served as the CEO of Objet from its incorporation until August 2000, after which he served as its CTO until February 2005. Additionally, Mr. Gothait served as a board member of Objet from its incorporation until February 2006. Objet merged with Stratasys on December 3,

2012, the merged entity is traded on the Nasdaq (Nasdaq: SSYS). Mr. Gothait founded Idanit in March 1994, and served as the system engineer of the company from its inception until it was sold to Scitex in February 1998. Prior to Idanit, Mr. Gothait worked at Orbotech as a project manager from March 1990 until February 1994. Mr. Gothait holds B.Sc. in Mechanical Engineering from the University of Bridgeport, CT USA.

Orit Tesler Levy is our Chief Financial Officer since April 2022. Prior to joining our company, Mrs. Tesler Levy served as the Chief Financial Officer of Spectronix Ltd., which was sold to — Emerson Electric Co. (NYSE: EMR) from 2018 to 2022. From 2017 to 2018, Mrs. Tesler Levy served as VP Finance FP&A and Business Partnering for Stratasys Ltd. (Nasdaq: SSYS). From 2014 to 2015 Mrs. Tesler Levy served as the Silicon Systems Group Chief Financial Officer at Applied Materials, Inc. (Nasdaq: AMAT) in California. Before that, from 2010 to 2014, Mrs. Tesler Levy served as the Chief Financial Officer for Applied Materials Israel. Mrs. Tesler Levy holds BA in Economics and an MBA in Accounting and Finance from Tel-Aviv University.

Directors

John Kispert has served as an independent member of our board of directors since September 2021. Currently, Mr. Kispert is an independent consultant and board member of the following companies: Ichor Systems, ESS Technology, Tassat, and as a member of the Board of Trustees of Grinnell College. John is currently serving as Executive Chairman at ESS Technology. Previously, Mr. Kispert served as CEO of Spansion, Inc. from February 2009 to March 2015 and managed the successful merger of this company with Cypress Semiconductor. At that time, John joined the board directors of Cypress as an independent board member and Chairman of the Operating Committee until he left in May 2016. In the recent past, Mr. Kispert has also served as an independent director of the board of directors of Extreme Networks (2012 – 2017, Chairman from 2015 – 2017) and TriNet Group (2014 – 2017), Barracuda Networks (2016 – 2018) and Gigamon, Inc. (2013 – 2018). He was the lead director running the M&A process for the sale of Gigamon (acquired by Evergreen Coast Capital for $1.6B) and Barracuda (acquired by Thoma Bravo for $1.7B). Mr. Kispert holds a Bachler of Arts from Grinnell College and a Masters of Business Administration from the University of California at Los Angeles.

Eli Bachar has served as a member of our board of directors since January 2016. Mr. Bachar serves as a board member of Wearable Devices Ltd (Nasdaq: WLDS) Mr. Bachar actively serves as a director on the board of Silentium Ltd. since 2013, GetSat Ltd., since 2015, Cupixel Inc. since 2016, Viewers Logic Plc as of 2014, Biotic Ltd., since March 2021, and CargoMetrics LLC., since August 2021. Mr. Bachar has been an active technology investor since 2011 and served as an investor and board member for several private companies. Mr. Bachar holds a B.A. in business from Reichman University, formerly the Interdisciplinary Center Herzliya, Herzliya, Israel.

Fang Zheng has served as a member of our board of directors since July 2020. Mr. Zheng has also served as a director and the chief investment officer of Keywise Capital Management (HK) Limited, a Hong Kong SFC-licensed and US SEC-registered asset management firm since 2007. Prior to joining Keywise Capital Management, Mr. Zheng was a co-founder, managing partner and portfolio manager at Neon Liberty Capital Management from 2002 to 2006. Prior to co-founding Neon Liberty, from 1999 to 2002, Mr. Zheng was a Vice President and portfolio manager at JPMorgan Asset Management’s Emerging Market Equity Group where he was responsible for the team’s investment strategy in the Asian markets and small cap arena. An employee of JP Morgan for over 6 years, Mr. Zheng began his career as an equity research analyst in Singapore, covering the financial and property sectors. Prior to joining JP Morgan, Mr. Zheng worked at the Ministry of Machinery and Electronics Industries and CITIC in China, and Rockefeller & Co., Inc. in New York as an equity analyst. Mr. Zheng holds a B.A. in economics from the University of International Business & Economics in Beijing, a B.S. in engineering from Xi-An University of Technology, an MBA from Harvard Business School, and is a CFA charter holder.

Yuntao Wang has served as a member of our board of directors since August 2020. Mr. Wang also serves as Department Director at Lucion Venture Capital Co., Ltd from October 2015 to date. Before that, from January 2015 until September 2015, Mr. Wang served as Department Manager for Taiping Pension Insurance. Co., Ltd. From January 2013 to December 2014. Mr. Wang served as Project Manager for Dongwu Securities Co., Ltd. Prior to that, from December 2011 until December 2012 Mr. Wang served as Analyst for Morgan Stanley Huaxin Securities Co., Ltd. Mr. Wang is an Executive Partner at Qingdao Luxin Qinxin Private Investment Fund Enterprise (LP) and at Qingdao Xinchuangjinghe VC Partnership. Mr. Wang also serves as a director at the following companies: Beijing Luxin Xinchuang Investment, Xian Luxin Equity Investment Management, Shandong RhineKoster Intelligent Technology, Blue Economic Asset Management, Blue Economic Investment Management Co, Qilu Investment, and Qingdao Luxin Chuangsheng Private Fund Management. Mr. Wang is a Member of the Investment Committee of Xian

Luxin Youluoka Equity Investment Centre Partnership, Qingdao Zhongjinghe Luxin Fund Management Enterprise and Qingdao Zhongjinghe Luxin Cross Border Venture Capital Fund Enterprise. Mr. Wang serves as an Executive Manager of Lucion Venture Capital Group, Dragon Rider Limited, and Ready Solution Limited, as well as the General Manager of Qingdao Luxin Chuangsheng Private Fund Management and as the Vice General Manager at Qingdao Zhongjinghe Luxin Asset Management. Mr. Wang holds a Master’s Degree of Science from Technical University of Munich. We believe that Mr. Wang’s experiences and qualifications had demonstrated he is a qualified individual to serve on the board of directors.

Ory Milleau has served as a member of our board of directors since December 2021. From 2017, Mr. Milleau has also served as Head of Investment Banking at Mirad Investments & Consulting Ltd., an Israeli investment banking boutique for high-tech companies. From October 2014 to December 2016, he served as a corporate strategy consultant at Alhina Ltd., an Israeli corporate strategy consulting firm. Prior to that and since 1996, he was self-employed as a corporate strategy consultant and investment banker for Israeli high-tech companies. During 1995 Mr. Milleau served as Head of M&A Group at Clal Underwriting, where he represented Swiss Bank Corporation’s investment banking arm in Israel, provided merger and acquisitions advisory services and leading underwritten public offerings. In 1992, Mr. Milleau co-founded and served as the first managing partner of Nitzanim-AVX/Kyocera, an Israeli based venture capital fund. Mr. Milleau holds a B.Sc. degree in Mechanical Engineering from the Technion, Israel Institute of Technology and M.Sc. degree in Management from the Massachusetts Institute of Technology’s Sloan School of Management.

Corporate Governance Practices

As an Israeli company, we are subject to various corporate governance requirements under the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, we elected to “opt out” from those requirements of the Companies Law. Under these regulations, the exemptions from such Companies Law requirements will continue to be available to us so long as: (i) we do not have a “controlling shareholder” (as such term is defined under the Companies Law), (ii) our shares are traded on certain U.S. stock exchanges, including Nasdaq, and (iii) we comply with the director independence requirements and the audit committee and compensation committee composition requirements under U.S. laws (including applicable rules of Nasdaq) applicable to U.S. domestic issuers.

After the closing of this offering, we will be a “foreign private issuer” (as such term is defined in Rule 405 under the Securities Act). As a foreign private issuer, we will be permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of Nasdaq, provided that we disclose which requirements we are not following and the equivalent Israeli requirement.

We intend to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings. Whereas under the corporate governance rules of Nasdaq, a quorum requires the presence, in person or by proxy, of holders of at least 33⅓% of the total issued outstanding voting power of our shares at each general meeting of shareholders, pursuant to our amended and restated articles of association to be effective upon the closing of this offering, and as permitted under the Companies Law, the quorum required for a general meeting of shareholders will consist of at least two shareholders present in person or by proxy in accordance with the Companies Law, who hold or represent at least 33⅓% of the total outstanding voting power of our shares, except if (i) any such general meeting of shareholders was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting, we qualify to use the forms and rules of a “foreign private issuer,” in which case the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares (and if the meeting is adjourned for a lack of quorum, the quorum for such adjourned meeting will be, subject to certain exceptions, any number of shareholders). We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. We may, however, in the future decide to use the “foreign private issuer exemption” and opt out of some or all of the other corporate governance rules.

Board of Directors

Under the Companies Law and our amended and restated articles of association to be effective upon the closing of this offering, our business and affairs will be managed under the direction of our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for our day-to-day management. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.

Under our amended and restated articles of association to be effective upon the closing of this offering, our board of directors must consist of not less than            but no more than            directors divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from the annual general meeting of 2023 and thereafter, each year the term of office of only one class of directors will expire.

Our directors will be divided among the three classes as follows:

•        the Class I directors will be            and            , and their terms will expire at the annual general meeting of shareholders to be held in 2024;

•        the Class II directors will be            and            , and their terms will expire at our annual meeting of shareholders to be held in 2025; and

•        the Class III directors will be            and            , and their terms will expire at our annual meeting of shareholders to be held in 2026.

Pursuant to our amended and restated articles of association to be effective upon the closing of this offering, our directors will be appointed by a simple majority vote of holders of our Ordinary Shares, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting will be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

Each director will hold office until the annual general meeting of our shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.

Under our amended and restated articles of association, to be effective upon the closing of this offering, the approval of the holders of at least            % of the total voting power of our shareholders is generally required to remove any of our directors from office or any amendment to this provision shall require the approval of at least            % of the total voting power of our shareholders to remove any of our directors from office. In addition, vacancies on our board of directors may only be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our amended and restated articles of association to be effective upon the closing of this offering, the new director filling the vacancy will serve until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Chairperson of the Board of Directors

Our amended and restated articles of association, to be effective upon the closing of this offering, provide that the Chairperson of our board of directors is appointed by the members of our board of directors from among them. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors of such public company, and the chairperson of the board of directors of a public company, or a relative of the chairperson, may not be vested with authorities of the chief executive officer of such public company without shareholder approval consisting of a majority vote of the shares present and voting at a shareholders meeting, and in addition, either:

•        at least a majority of the shares of non-controlling shareholders and shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions); or

•        the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such appointment that re voted against such appointment does not exceed two percent (2%) of the aggregate voting rights in the company.

The shareholders’ approval can be effective for a period of up to five years following an initial public offering, and subsequently, for additional periods of up to three years.

In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors; the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer; and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on Nasdaq, are required to appoint at least two external directors. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, which do not have a “controlling shareholder,” may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, we have elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of our board of directors.

Appointment Rights

Pursuant to our amended and restated articles of association effective prior to the closing of this offering, certain of currently serving members of the board were appointed by certain of our shareholders as follows: Mr. Eliyahu Bachar on behalf of Alumot, Mr. Ory Milleau on behalf of Abraxilev Ltd., Mr. Fang Zheng on behalf of ARCHina XJet and Mr. Yuntao Wang on behalf of Lucion VC 1 Limited. In addition, our amended and restated articles of association to be effective prior to the closing of this offering, Hanan Gothait, if not otherwise acting as our Chief Executive Officer, shall serve as a board member and our Chief Executive Officer shall also serve as a board member. All right to appoint directors will terminate upon the closing of this offering.

Committees of our Board of Directors

Audit Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint an audit committee. The audit committee must be composed of at least three directors.

Listing Requirements

Under the corporate governance rules of Nasdaq, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Following the listing of our Ordinary Shares on Nasdaq, our audit committee will consist of            .            and            will serve as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of            . Our board of directors has determined that each of            is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of Nasdaq.

Our board of directors has determined that each member of our audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

Our board of directors has adopted an audit committee charter setting forth the responsibilities of the audit committee consistent with the Companies Law, the SEC rules and the corporate governance rules of Nasdaq, which include:

•        retaining and terminating our independent auditors, subject to ratification by our board of directors, and in the case of retention, to ratification by the shareholders;

•        pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

•        overseeing the accounting and financial reporting processes of our company and audits of our financial statements, the effectiveness of our internal control over financial reporting and making such reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;

•        reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication or filing (or submission, as the case may be) to the SEC;

•        recommending to our board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law as well as approving the yearly or periodic work plan proposed by the internal auditor;

•        reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that could have a material impact on the financial statements;

•        identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to our board of directors;

•        reviewing policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between us and our officers and directors, or affiliates of our officers or directors, or transactions that are not in the ordinary course of our business and deciding whether to approve such acts and transactions if required under the Companies Law; and

•        establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

Compensation Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint a compensation committee, which must be composed of at least three directors.

Listing Requirements

Under the corporate governance rules of Nasdaq, we are required to maintain a compensation committee consisting of at least two independent directors.

Following the listing of our Ordinary Shares on Nasdaq, our compensation committee will consist of            .            and            will serve as chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the corporate governance rules of Nasdaq, including the additional independence requirements applicable to the members of a compensation committee.

Compensation Committee Role

In accordance with the Companies Law, the roles of the compensation committee are, among others, as follows:

•        making recommendations to our board of directors with respect to the approval of the compensation policy for office holders and, once every three years, regarding any extensions to a compensation policy that was adopted for a period of more than three years;

•        reviewing the implementation of the compensation policy and periodically making recommendations to our board of directors with respect to any amendments or updates of the compensation policy;

•        resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and

•        exempting, under certain circumstances, a transaction with our Chief Executive Officer from the approval of our shareholders.

An “office holder” is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager. Certain of the persons listed in the table under the section titled “Management — Executive Officers and Directors” are office holders under the Companies Law.

Our board of directors has adopted a compensation committee charter setting forth the responsibilities of the committee, which are consistent with the corporate governance rules of Nasdaq and the Companies Law, and include among others:

•        recommending to our board of directors for its approval a compensation policy in accordance with the requirements of the Companies Law as well as other compensation policies, incentive-based compensation plans and equity-based compensation plans, and overseeing the development and implementation of such policies and recommending to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;

•        reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;

•        approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and

•        administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans and the awards and agreements issued pursuant thereto, and making awards to eligible persons under the plans and determining the terms of such awards.

Nominating, Governance and Sustainability Committee

Following the listing of our Ordinary Shares on Nasdaq, our nominating, governance and sustainability committee will consist of            .            and            will serve as chairman of the nominating, governance and sustainability committee. Our board of directors has adopted a nominating, governance and sustainability committee charter setting forth the responsibilities of the committee, which include:

•        overseeing and assisting our board in reviewing and recommending nominees for election as directors;

•        assessing the performance of the members of our board;

•        establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board a set of corporate governance guidelines applicable to our business; and.

•        overseeing our policies, programs and strategies related to environmental, social and governance matters (ESG).

Compensation Policy under the Companies Law

In general, under the Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, our compensation policy must be approved at least once every three years, first, by our board of directors, upon the recommendation of our compensation committee, and second, by a simple majority of the Ordinary Shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

•        such majority includes at least a majority of the shares held by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or

•        the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy and who vote against the policy does not exceed two percent (2%) of the aggregate voting rights in the Company.

Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds and after discussing again the compensation policy, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the company.

If a company that initially offers its securities to the public, like us, adopts a compensation policy in advance of its initial public offering, and describes it in its prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the aforementioned relief, then it will remain in effect for a term of five years from the date such company becomes a public company.

The compensation policy must be based on certain considerations, include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later re-evaluated according to certain factors, including: the advancement of the company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:

•        the education, skills, experience, expertise and accomplishments of the relevant office holder;

•        the office holder’s position and responsibilities;

•        prior compensation agreements with the office holder;

•        the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost to the average and median salary of such employees of the company, as well as the impact of disparities between them on the work relationships in the company;

•        if the terms of employment include variable components — the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

•        if the terms of employment include severance compensation — the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:

•        with regards to variable components:

with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company; and the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant.

•        a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•        the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•        a limit to retirement grants.

Our compensation policy, which will become effective immediately prior to the closing of this offering, is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance and provide a risk management tool. To that end, a portion of our executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, our compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods and performance based vesting for equity-based compensation.

Our compensation policy also addresses our executive officers’ individual characteristics (such as their respective position, education, scope of responsibilities and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers other than our Chief Executive Officer will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers other than our Chief Executive

Officer may alternatively be based entirely on a discretionary evaluation. Furthermore, our Chief Executive Officer will be entitled to approve performance objectives for executive officers who report to him.

The measurable performance objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. A non-material portion of the Chief Executive Officer’s annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.

The equity-based compensation under our compensation policy for our executive officers (including members of our board of directors) is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our equity incentive plan then in place. The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.

In addition, our compensation policy contains compensation recovery provisions which allow us under certain conditions to recover bonuses paid in excess, enable our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer who reports directly him (provided that the changes of the terms of employment are in accordance with our compensation policy) and allow us to exculpate, indemnify and insure our executive officers and directors to the maximum extent permitted by Israeli law subject to certain limitations set forth therein.

Our compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.

Our compensation policy, which will be approved by our board of directors and shareholders prior to the closing of this offering, will become effective immediately prior to the closing of this offering and will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Compensation of Directors and Executive Officers

Directors

Under the Companies Law, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of our board of directors and, unless exempted under regulations promulgated under the Companies Law, the approval of our shareholders at a general meeting. If the compensation of our directors is inconsistent with our stated compensation policy, then those provisions that must be included in the compensation policy according to the Companies Law must have been considered by the compensation committee and board of directors, and shareholder approval will also be required, provided that:

•        at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or

•        the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company.

Executive Officers other than the Chief Executive Officer

The Companies Law requires the approval of the compensation of a public company’s executive officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.

An amendment to an existing arrangement with an office holder (who is not a director) requires only the approval of the compensation committee, if the compensation committee determines that the amendment is not material in comparison to the existing arrangement. However, according to regulations promulgated under the Companies Law, an amendment to an existing arrangement with an office holder (who is not a director) who is subordinate to the chief executive officer shall not require the approval of the compensation committee, if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy provides that a non-material amendment to the terms of service of an office holder (other than the chief executive officer) may be approved by the chief executive officer and (iii) the engagement terms are consistent with the company’s compensation policy.

Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company decline to approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide, in detail, reasons for their decision. The approval of each of the compensation committee and the board of directors should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation). In addition, the compensation committee may waive the shareholder approval requirement with regards to the approval of the engagement terms of a candidate for the chief executive officer position, if it determines that the compensation arrangement is consistent with the company’s stated compensation policy and that the chief executive officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate.

In the event that the chief executive officer candidate also serves as a member of the board of directors, his or her compensation terms as chief executive officer will be approved in accordance with the rules applicable to approval of compensation of directors.

Aggregate Compensation of Office Holders

The aggregate compensation paid by us and our subsidiaries to our executive officers and directors for the year ended December 31, 2022 was approximately $3.64 million. This amount includes approximately $0.44 million set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to such executive officers and directors, and other benefits commonly reimbursed or paid by companies in Israel. The foregoing amount also includes an aggregate amount of $1.47 million paid by us in the form of share based compensation awards composed of 1.07 million options to purchase Ordinary Shares with a weighted average exercise price of $5.616 per share granted under our 2007 Plan.

As of December 31, 2022, options to purchase 13 million Ordinary Shares granted to our executive officers and directors were outstanding under our equity incentive plans at a weighted average exercise price of $4.72 per Ordinary Share.

After the closing of this offering and subject to the approval of our shareholders which we expect to obtain prior to the closing of this offering, we intend to pay each of our non-employee directors an annual retainer of $            , with an additional annual payment for service on board committees as follows: $            (or $            for the chairperson) per membership of the audit committee, $            (or $            for the chairperson) per membership of the compensation committee, $            (or $            for the chairperson) per membership of the nominating, governance and sustainability committee and $            (or $            for the chairperson) per any membership on any other standing board committee. In addition, upon election, non-employee directors, will be granted equity awards under our incentive plan at a value of $            , which will vest on a monthly basis over a period of three years. In addition, each non-employee director will be granted equity awards under our incentive plan (provided the director is still in office) at a value of $, which will vest on the earlier of the first anniversary of the date on which such options and restricted share units were granted or the date upon which our next annual general meeting of the shareholders is convened, subject to such director’s continued service through such date. Any unvested equity grants will accelerate and fully vest upon the occurrence of a change in control transaction.

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party or an office holder or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company or (iii) any person who serves as a director or as chief executive officer of the company. We have not yet appointed our internal auditor, but we intend to appoint an internal auditor following the closing of this offering.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

•        information on the business advisability of a given action brought for his, her or its approval or performed by virtue of his, her or its position; and

•        all other important information pertaining to such action.

The duty of loyalty requires that an office holder act in good faith and in the best interests of the company, and includes, among other things, the duty to:

•        refrain from any act involving a conflict of interest between the performance of his, her or its duties in the company and his, her or its other duties or personal affairs;

•        refrain from any activity that is competitive with the business of the company;

•        refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for himself, herself or itself or others; and

•        disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his, her or its position as an office holder.

Under the Companies Law, a company may approve an act specified above which would otherwise constitute a breach of the office holder’s duty of loyalty, provided that the office holder acted in good faith, neither the act nor its approval harms the company, and the office holder discloses his, her or its personal interest a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest that such office holder may have and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction, meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities, approval by the board of directors is required for the transaction unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.

Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “— Compensation of Directors and Executive Officers.”

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•        an amendment to the company’s articles of association;

•        an increase of the company’s authorized share capital;

•        a merger; or

•        interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association to be effective upon the closing of this offering, include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•        a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•        reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•        reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•        expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•        a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•        a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•        a financial liability imposed on the office holder in favor of a third-party;

•        a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•        expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•        a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•        a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•        an act or omission committed with intent to derive illegal personal benefit; or

•        a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association to be effective upon the closing of this offering, allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into indemnification agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of (i) $            , (ii)            % of our total shareholders’ equity as reflected in our most recent financial statements

prior to the date on which the indemnity payment is made and (iii)            % of our total market cap calculated based on the average closing price our Ordinary Shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Employment Agreements with Executive Officers

We have entered into written employment agreements with each of our executive officers. These agreements generally provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive salary and benefits. These agreements may also contain customary provisions regarding non-competition, non- solicitation, confidentiality of information and assignment of inventions. However, the enforceability of the non-competition provisions may be limited under applicable law.

Equity Incentive Plans

2007 Share Option Plan

The 2007 Share Option Plan, or the 2007 Plan, was adopted by our board of directors on October 18, 2007 and amended on July 6, 2017. The 2007 Plan provides for the grant of equity-based incentive awards to our employees, directors, office holders, and consultants, or an Optionee, in order to incentivize them to increase their efforts on behalf of the Company and to promote the success of the Company’s business. Following the closing of this offering, we will no longer grant any awards under the 2007 Plan, though previously granted awards under the 2007 Plan will remain outstanding and will be governed by the 2007 Plan.

Shares Reserved for the Plan.    As of December 31, 2022, there were 417,213 Ordinary Shares reserved and available for issuance upon the exercise or settlement of outstanding awards under the 2007 Plan.

Shares underlying an award granted under the 2007 Plan that become unexercisable for any reason, shall become available for future grant under the 2007 Plan.

Administration.    Our board of directors, or a duly authorized committee of our board of directors, or the Administrator, administers the 2007 Plan. Under the 2007 Plan, the Administrator has the authority, subject to applicable law, to interpret the terms of the 2007 Plan, to designate the service providers to whom options may be granted, to determine the terms and conditions of each option granted, including, but not limited to the number of shares covered by each option, to prescribe forms of agreement to be used under the plan, to determine the fair market value of options, and to determine which tax regime will govern the award granted.

Eligibility.    The 2007 Plan provides for granting options under the Israeli tax regime, including, without limitation, in compliance with Section 102, or Section 102, of the Israeli Income Tax Ordinance (New Version), 5721-1961, or the Ordinance, and Section 3(i) of the Ordinance.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Our non-employee consultants and controlling shareholders who are considered Israeli residents may only be granted options under Section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the participants and also includes an additional alternative for the issuance of options or shares directly to the participant. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for the participant, permits the issuance to a trustee under the “capital gain track.”

Option Grant.    All options granted pursuant to the 2007 Plan are evidenced by a written or electronic option agreement, evidencing the terms and conditions of the individual option grant.

Term of option. The exercise period of an option under the 2007 Plan is ten years from the date of the grant thereof.

Exercise.    Options granted under the 2007 Plan shall be deemed exercised when the Company receives a written or electronic notice of exercise from the Optionee, accompanied by a full payment of the exercise price for each of the shares being purchased pursuant to such exercise. Subject to the provisions of the 2007 Plan, the Company will issue the shares underlying such exercised option. An option may not be exercised for a fraction of a share. With regard to exercise price and purchase price obligations arising in connection with awards under the 2007 Plan, the Administrator may, in its discretion, accept cash or check, or payment by any other means.

Transferability.    Other than by will, the laws of descent and distribution or as otherwise provided under the 2007 Plan, neither the option nor any right in connection with such option are transferable and shall not be subject to mortgage, attachment or other willful encumbrance, and no power of attorney shall be issued in respect thereof, whether such enter into force immediately or at a future date.

Termination of Employment.    In the event of termination of services or employment of an Optionee, with the Company or any of its affiliates, any option or portion thereof that was not vested as of the date of termination shall immediately expire.

In the event of termination of an Optionee’s employment or termination of services with the Company or any affiliate other than for Cause (as defined in the 2007 Plan), any option or portion thereof that is vested as of the date of termination, may only be exercised within three (3) months following the date of termination. After such period, or the period specified in the option agreement, the option shall expire.

In the event of termination of an Optionee’s employment or termination of services with the Company or any affiliate due to the participant’s death or disability within the period stated in the 2007 Plan, then all vested and exercisable options held by such Optionee as of the date of termination may be exercised by such Optionee in the event of disability, or by the Optionee’s legal guardian, the Optionee’s estate, or by a person who acquired the right to exercise the option by bequest or inheritance, as applicable, within the period ending on the earlier of (i) the date twelve months following the date of death or the date of termination due to disability, as the case may be, or (ii) the term of expiration of such option. Any options which are not exercised within such period specified herein shall expire. Shares covered by the unvested portion of the option shall revert to the 2007 Plan. The Optionee’s legal guardian, the Optionee’s estate or a person who acquires the right to exercise the Option by bequest or inheritance, shall be entitled to acceleration of the outstanding non-vested options, until the end of the year in which such termination of employment took place.

Notwithstanding any of the foregoing, if an Optionee’s employment or engagement with the Company or any affiliate is terminated for Cause (as defined in the 2007 Plan), any option or portion thereof that has not been exercised as of the date of termination will immediately expire on the date of termination, whether vested or not.

Adjustments.    In the event of a share split, reverse share split, dividend, recapitalization, combination or reclassification of the Company’s share capital, right issues or any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company (but not the conversion of any convertible securities of the Company), then the Administrator in its sole discretion shall make the appropriate adjustments in the number of shares related to each outstanding option, the number of shares reserved for issuance under the 2007 Plan, as well as the exercise price per share of each outstanding option.

In the event of a merger, acquisition, reorganization of the Company with one or more other entities, or a sale of all or substantially all of the assets of the Company, in which the Company is not the surviving entity, subject to the 2007 Plan, each outstanding Option shall be assumed or an equivalent option substituted by the successor company or an affiliate of the successor company, provided that the Israel Tax Authority (ITA) has approved if required. In the event that the successor company refuses to assume or substitute then all unvested options shall expire, unless the Administrator has determined otherwise with respect to a certain option grant. In such case, the Administrator shall notify the Optionee that the option shall be fully exercisable for a period of fifteen (15) days from the date of such notice.

In the event of dissolution or liquidation event of the Company, the Administrator shall notify each Optionee of such event and determine the period of time of which options may be exercised, which in no event will be less than fifteen (15) days prior to such event. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

In the event of a Change in Control (as defined in the 2007 Plan), no changes will be made to the terms of the options, unless otherwise determined by the Board.

2023 Share Incentive Plan

Immediately prior to the completion of this offering, we plan to adopt the 2023 Share Incentive Plan, or the 2023 Plan. The 2023 Plan provides for the grant of equity-based incentive awards to our employees, directors, office holders, service providers and consultants in order to incentivize them to increase their efforts on behalf of the Company and to promote the success of the Company’s business.

Shares Available for Grants.    The maximum number of ordinary shares available for issuance under the 2023 Plan is equal to the sum of (i)            Ordinary Shares, (ii) any shares subject to awards under the 2007 Plan which have expired, or were cancelled, terminated, forfeited or settled in cash in lieu of issuance of shares or became unexercisable without having been exercised and (iii) an annual increase on the first day of each year beginning in 2024 and on January 1st of each calendar year thereafter during the term of the 2023 Plan, equal to the lesser of (A)            % of the total number of outstanding Ordinary Shares of the Company on the last day of the immediately preceding calendar year, on a fully diluted basis; and (B) such amount as determined by our board of directors if so determined prior to January 1 of a calendar year, provided that no more than             Ordinary Shares may be issued upon the exercise of Incentive Stock Options. If permitted by our board of directors, shares tendered to pay the exercise price or withholding tax obligations with respect to an award granted under the 2023 Plan or the 2007 Plan may again be available for issuance under the 2023 Plan. Our board of directors may also reduce the number of ordinary shares reserved and available for issuance under the 2023 Plan in its discretion.

Administration.    Our board of directors, or a duly authorized committee of our board of directors, or the administrator, will administer the 2023 Plan. Under the 2023 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2023 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2023 Plan and take all other actions and make all other determinations necessary for the administration of the 2023 Plan.

The administrator also has the authority to approve the conversion, substitution, cancellation or suspension under and in accordance with the 2023 Plan of any or all awards or Ordinary Shares, and the authority to modify option awards to eligible individuals who are foreign nationals or are individuals who are employed outside the State of Israel or the United States to recognize differences in local law, tax policy or custom, in order to effectuate the purposes of the 2023 Plan but without amending the 2023 Plan.

Eligibility.    The 2023 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 or Section 3(i) of the Ordinance, and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.

Grants.    All awards granted pursuant to the 2023 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the 2023 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Unless otherwise determined by the administrator and stated in the award agreement, and subject to the conditions of the 2023 Plan, awards vest and become exercisable under the following schedule: 25% of the shares covered by the award on the first anniversary of the vesting commencement date determined by the administrator (and in the absence of such determination, the date on which such award was granted) and 6.25% of the shares covered by the award at the end of each subsequent three-month for a three year period; provided that the grantee remains continuously as an employee or provides services to the company throughout such vesting dates.

Each award will expire ten years from the date of the grant thereof, unless a shorter term of expiration is otherwise designated by the administrator.

Awards.    The 2023 Plan provides for the grant of options (including incentive stock options and nonqualified stock options), Ordinary Shares, restricted shares, RSUs, stock appreciation rights and other share-based awards.

Options granted under the 2023 Plan to the Company employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of an option may not be less than the par value of the shares (if the shares bear a par value) for which such option is exercisable. The exercise price of an Incentive Stock Option may not be less than 100% of the fair market value of the underlying share on the date of grant or such other amount as may be required pursuant to the Code, and in the case of Incentive Stock Options granted to ten percent shareholders, not less than 110%.

Exercise.    An award under the 2023 Plan may be exercised by providing the Company with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2023 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism or direct a securities broker to sell shares and deliver all or a part of the proceeds to the Company or the trustee.

Transferability.    Other than by will, the laws of descent and distribution or as otherwise provided under the 2023 Plan, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment.    In the event of termination of a grantee’s employment or service with the Company or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator, but in no event later than the date of expiration of the award as set forth in the award agreement. After such three-month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2023 Plan.

In the event of termination of a grantee’s employment or service with the Company or any of its affiliates due to such grantee’s death or permanent disability, or in the event of the grantee’s death within the one year period (or such longer period as determined by the administrator) following his or her termination of service, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within one year after such date of termination, unless otherwise provided by the administrator, but in no event later than the date of expiration of the award as set forth in the award agreement. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the three months period following such date will terminate and the shares covered by such awards shall again be available for issuance under the 2023 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with the Company or any of its affiliates is terminated for “cause” (as defined in the 2023 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2023 Plan.

Voting Rights.    Except with respect to restricted share awards, grantees will not have rights as a shareholder of the Company with respect to any shares covered by an award until the award has vested and the grantee has exercised such award, paid any exercise price for such award and becomes the record holder of the shares. With respect to restricted share awards, grantees will possess all incidents of ownership of the restricted shares, including the right to vote and receive dividends on such shares.

Dividends.    Grantees holding restricted share awards will be entitled to receive dividends and other distributions with respect to the shares underlying the restricted share award. Any share split, share dividend, combination of shares or similar transaction will be subject to the restrictions of the original restricted share award.

Transactions.    In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of the Company’s shares, a merger, consolidation, amalgamation or like transaction the administrator in its sole discretion may, and where required by applicable law shall, without the need for a consent of any holder, make an appropriate adjustment in order to adjust (i) the number and class of shares reserved and available for the outstanding awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, (v) the type or class of security, asset or right underlying the award (which need not be only that of the Company, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions), and (vi) any other terms of the award that in the opinion of the administrator should be adjusted; provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all shareholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by the Company, subject to applicable law.

In the event of a merger or consolidation of the Company or a sale of all, or substantially all, of the Company’s shares or assets or other transaction having a similar effect on the Company, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that our board of directors determines to be a relevant transaction, then without the consent of the grantee, (i) unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of the Company, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances, or (c) provide that the terms of any award shall be otherwise amended, modified or terminated, as determined by the administrator to be fair in the circumstances.

2023 Employee Share Purchase Plan

Immediately prior to the completion of this offering, we plan to adopt the 2023 Employee Share Purchase Plan, or the ESPP. The ESPP is comprised of two distinct components: (1) the component intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”) and (2) the component not intended to be tax qualified under Section 423 of the Code to facilitate participation for employees who are not eligible to benefit from favorable U.S. federal tax treatment and, to the extent applicable, to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”).

Number of Shares.    A total of            Ordinary Shares will be available for sale under the ESPP, subject to adjustment as provided for in the ESPP. In addition, on the first day of each fiscal year beginning on January 1, 2024 and ending on and including January 1, 2031, such pool of Ordinary Shares shall be increased by that number of our Ordinary Shares equal to the lesser of: (i)            % of the shares outstanding as of the last day of the immediately preceding fiscal year, as determined on a fully diluted basis; or (ii) such smaller number as our board of directors may determine, if so determined prior to the January 1st of the calendar year in which the increase will occur, in each case as may be adjusted pursuant to the ESPP.

In no event will more than              Ordinary Shares be available for issuance under the Section 423 Component.

ESPP Administration.    Unless otherwise determined by our board of directors, the compensation committee of our board of directors will administer the ESPP and will have the authority to interpret the terms of the ESPP and determine eligibility under the ESPP, to impose a mandatory holding period under which employees may not dispose or transfer shares under the ESPP, prescribe, revoke and amend forms, rules and procedures relating to the ESPP, to amend, suspend or terminate the ESPP and otherwise exercise such powers and to perform such acts as the administrator deems necessary or expedient to promote the best interests of the Company and its subsidiaries and to carry out the intent that the ESPP be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component. The Administrator may adopt sub-plans applicable to designated subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code.

Eligibility.    Participation in the Section 423 Component may be limited in the terms of any offering to employees of the Company and any of its designated subsidiaries (a) who customarily work 20 hours or more per week, (b) whose customary employment is for more than five months per calendar year and (c) who satisfy the procedural enrollment and other requirements set forth in the ESPP. Under the Section 423 Component, designated subsidiaries include any subsidiary (within the meaning of Section 424(f) of the Code) of the Company that has been designated by our board of directors or the compensation committee as eligible to participate in the ESPP (and if an entity does not so qualify within the meaning of Section 424(f) of the Code, it shall automatically be deemed to be a designated subsidiary in the Non-Section 423 Component). In addition, with respect to the Non-Section 423 Component, designated subsidiaries may include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship. Under the Section 423 Component, no employee may be granted a purchase right if, immediately after the purchase right is granted, the employee would own (or, under applicable statutory attribution rules, would be deemed to own) shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any of its subsidiaries. In addition, in order to facilitate participation in the ESPP, the compensation committee may provide for such special terms applicable to participants who are citizens or residents of a non-U.S. jurisdiction, or who are employed by a designated subsidiary outside of the U.S., as the compensation committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to eligible employees who are residents of the United States.

Offering Periods.    The ESPP provides for offering periods, not to exceed 27 months each, during which we will grant rights to purchase our Ordinary Shares to our eligible employees. The timing of the offering periods will be determined by the administrator. The terms and conditions applicable to each offering period will be set forth in an offering document adopted by the administrator for the particular offering period. The provisions of offerings during separate offering periods under the ESPP need not be identical.

Contributions.    The ESPP will permit participants to purchase our Ordinary Shares through contributions (in the form of payroll deductions, or otherwise, to the extent permitted by the administrator). The percentage of compensation designated by an eligible employee as payroll deductions for participation in an offering may not be less than 1% and may not be more than the maximum percentage specified by the administrator in the applicable offering document (which maximum percentage shall be 20% in the absence of any such specification). A participant may increase or decrease the percentage of compensation designated in his or her subscription agreement, or may suspend his or her payroll deductions, at any time during an offering period; provided, however, that the administrator may limit the number of changes a participant may make in the applicable offering document. In the absence of any specific designation by the administrator, a participant may decrease (but not increase) his or her payroll deduction elections one time during each offering period.

Exercise of Purchase Right.    Amounts contributed and accumulated by the participant will be used to purchase our Ordinary Shares at the end of each offering period. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of our Ordinary Shares on (i) the first trading day of the offering period or (ii) the last trading day of the offering period (and may not be lower than such amount with respect to the Section 423 Component). Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase our Ordinary Shares. Participation ends automatically upon termination of employment with us.

Non-Transferability.    A participant may not transfer contributions credited to his or her account nor any rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

Corporate Transactions.    In the event of certain transactions or events such as a consolidation, merger or similar transaction, a sale or transfer of all or substantially all of the Company’s assets, or a dissolution or liquidation of the Company, the administrator may, in its discretion, provide that (i) each outstanding purchase right will be (a) assumed or substituted for a right granted by the acquiror or successor corporation or by a parent or subsidiary of such entity, (b) terminated in exchange for cash or other property as determined by the administrator or (c) cancelled with accumulated payroll deductions returned to each participant, or (ii) the participant’s accumulated payroll deductions may be used to purchase shares prior to the end of the offering period and before the date of the proposed sale, merger or similar transaction.

Amendment; Termination.    The administrator will have the authority to amend, suspend or terminate the ESPP. The ESPP is not subject to a specific termination date.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Ordinary Shares prior to and after this offering by:

•        each person or group of affiliated persons known by us to own beneficially more than 5% of our outstanding Ordinary Shares;

•        each of our directors and executive officers individually; and

•        all of our executive officers and directors as a group.

The number of Ordinary Shares beneficially owned by each entity, person or director is determined in accordance with the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any Ordinary Shares over which a person has sole or shared voting power or investment power, or the right to receive economic benefit of ownership, as well as any Ordinary Shares subject to options, warrants or other rights that are currently exercisable or exercisable within 60 days of            , 2023.

The percentage of outstanding Ordinary Shares is computed on the basis of            Ordinary Shares outstanding as of            , 2023 (inclusive of            Ordinary Shares underlying outstanding options under the            Plan that are deemed to be outstanding). For purposes of the table below, we deem Ordinary Shares subject to options, warrants or other rights that are currently exercisable or exercisable within 60 days of            , 2023 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purposes of computing the ownership and percentage ownership of that person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

As of             , 2023, we had             holders of record of our Ordinary Shares in the United States, holding, in the aggregate,             % of our outstanding Ordinary Shares.

All of our shareholders, including the shareholders listed below, have the same voting rights attached to their Ordinary Shares. See “Description of Share Capital and Articles of Association — Amended and Restated Articles of Association — Voting Rights.” Following the closing of this offering, neither our principal shareholders nor our directors and executive officers will have different or special voting rights with respect to their Ordinary Shares. Unless otherwise noted, the address of each shareholder listed below is 4 Oppenheimer St., Rehovot 7670104, Israel.

A description of any material relationship that our principal shareholders have had with us or any of our affiliates within the past three years is included under “Certain Relationships and Related Party Transactions.”

			Shares Beneficially Owned After Offering[3]
	Shares Beneficially Owned Prior to Offering		Assuming Underwriter’ Option to Purchase Additional Ordinary Shares is Not Exercised		Assuming Underwriter’ Option to Purchase Additional Ordinary Shares is Exercised in Full
Name of Beneficial Owner	Number	%	Number	%	Number	%
Principal Shareholders
Lucion(1)	3,398,494	19.35%
ALUMOT(2)	2,885,333	16.43%
ARCHina(3)	3,260,908	18.57%
IBI Trust Management for the benefit of Abraxilev Ltd(4)	3,342,581	19.04%
Directors and Executive Officers
Avi Cohen(5)	331,106	1.89%
Yair Alcobi(6)	165,553	* %
Hanan Gothait(7)	839,981	4.78%
Orit Tesler Levy(8)	30,351	* %

			Shares Beneficially Owned After Offering[3]
	Shares Beneficially Owned Prior to Offering		Assuming Underwriter’ Option to Purchase Additional Ordinary Shares is Not Exercised		Assuming Underwriter’ Option to Purchase Additional Ordinary Shares is Exercised in Full
Name of Beneficial Owner	Number	%	Number	%	Number	%
John Kispert(9)	65,324	* %
Eli Bachar(10)	1,485,786	8.46%
Fang Zheng(11)	—	—
Yuntao Wang(12)	—	—
Ory Milleau(13)	28,532	* %

All executive officers and directors as a group (9 persons)	2,946,633	16.78%

____________

*        Indicates ownership of less than 1%.

(1)      Represents 3,398,494 Ordinary Shares held by Lucion VC 1 Limited (“Lucion Limited”). Lucion Limited is controlled by its general partner, Qilu Investment Limited (“Lucion GP” and collectively, with Lucion Limited, “Lucion”). The address for these entities is 27/F, Lucion Building, 2788 Aotixi Road, Jinan, Shandong, China. Mr. Wang disclaims beneficial ownership of the Ordinary Shares held by Lucion, except to the extent of his pecuniary interest, if any, in such Ordinary Shares by virtue of his interest in Lucion and his indirect limited partnership interest in Lucion.

(2)      Represents 2,885,333 Ordinary Shares held by Alumot (“Alumot”). Alumot is controlled by its director, Jeanna Iskaliyeva. The address for these entities is Cliffton House 75, Cayman Islands. Mr. Bachar disclaims beneficial ownership of the Ordinary Shares held by Alumot, except to the extent of his pecuniary interest, if any, in such Ordinary Shares by virtue of his interest in Alumot and his indirect limited partnership interest in Alumot.

(3)      Represents 3,260,908 Ordinary Shares which consists of (i) 2,017,856 Ordinary Shares held by ARCHina Xjet; (ii) 913,345 Ordinary Shares held by ARCHina XJET II and (iii) 329,707 Ordinary Shares held by ARCHina Capital Fund I L.P. (collectively, “ARChina”). ARCHina Capital Fund I L.P. is controlled by ARCHina Capital Partners. The address for these entities is 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005 Cayman Islands. ARCHina Xjet, ARCHina Xjet II are controlled by Keywise Capital Management Limited. The address for these entities is 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005 Cayman Islands. Mr. Zheng disclaims beneficial ownership of the Ordinary Shares held by ARCHina, except to the extent of his pecuniary interest, if any, in such Ordinary Shares by virtue of his interest in ARCHina and his indirect limited partnership interest in ARCHina.

(4)      IBI Trust Management and Abraxilev Ltd disclaim any beneficial ownership of such shares. IBI Trust Management holds these shares in trust for the benefit of Abraxilev Ltd., which in turn holds these shares in trust for a group of investors in the Company, each of which holds individually less than 10% ownership in the Company.

(5)      Consists of 331,106 Ordinary Shares subject to options held by Avi Cohen that are exercisable within 60 days of March 31, 2023.

(6)      Consists of 165,553 Ordinary Shares subject to options held by Yair Alcobi that are exercisable within 60 days of March 31, 2023.

(7)      Consists of 33,853 Ordinary Shares and 806,128 Ordinary Shares subject to options held by Hanan Gothait that are exercisable within 60 days of March 31, 2023.

(8)      Consists of 30,351 Ordinary Shares subject to options held by Orit Tesler Levy that are exercisable within 60 days of March 31, 2023.

(9)      Consists of 65,324 Ordinary Shares subject to options held by John Kispert that are exercisable within 60 days of March 31, 2023.

(10)    Consists of 2,728 Warrants with an exercise price of $192.46 per warrant and 338,020 Ordinary Shares subject to options held by Eli Bachar that are exercisable within 60 days of March 31, 2023. These additionally consist of 1,145,038 Ordinary Shares held in trust by IBI Employee’s Compensation Ltd. on behalf of Mr. Bachar. Mr. Bachar is the ultimate beneficial owner of such Ordinary Shares.

(11)    Mr. Zheng holds no shares directly. Mr. Zheng is a Managing Partner at ARCHina, which manages funds collectively own Ordinary Share. See note (3) above. Mr. Zheng disclaims beneficial ownership of the Ordinary Shares held by ARCHina, except to the extent of his pecuniary interest, if any, in such Ordinary Shares by virtue of his interest in ARCHina and his indirect limited partnership interest in ARCHina.

(12)    Mr. Wang holds no shares directly. Mr. Wang is a Managing Director at Lucion, which manages funds collectively own Ordinary Share. See note (1) above. Mr. Wang disclaims beneficial ownership of the Ordinary Shares held by Lucion, except to the extent of his pecuniary interest, if any, in such Ordinary Shares by virtue of his interest in Lucion and his indirect limited partnership interest in Lucion VC 1.

(13)    Mr. Milleau holds no shares directly. Mr. Milleau is a Director at Abraxilev Ltd., see note (4) above. Mr. Milleau disclaims beneficial ownership of the Ordinary Shares held by in trust by IBI Trust Management for the benefit of Abraxilev Ltd., except to the extent of his pecuniary interest, if any, in such Ordinary Shares by virtue of his interest in Abraxilev Ltd., except for 28,532 ordinary shares held in trust by IBI Trust Management for the benefit of Abraxilev Ltd., and in turn, for his benefit.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our policy is to enter into transactions with related parties on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

Rights of Appointment

Our current board of directors consists of seven directors. Pursuant to our amended and restated articles of association in effect prior to this offering, certain of our shareholders had rights to appoint members of our board of directors and observers to our board of directors. See “Management — Board of Directors.”

All rights to appoint directors and observers will terminate upon the closing of this offering, although currently serving directors who were appointed prior to this offering will continue to serve pursuant to their appointment until the annual meeting of shareholders at which the term of their class of director expires.

We are not a party to, and are not aware of, any voting agreements among our shareholders.

Registration Rights

We are party to that certain amended and restated Investors’ Rights Agreement, or the A&R IRA, which provides, among other things, that certain holders of our Ordinary Shares (the Ordinary Shares of those holders referred to in the A&R IRA are collectively referred to hereinafter as the Registrable Securities) have the right to demand that we file a registration statement, or to request that their shares be covered by a registration statement that the Company is otherwise filing.

Form F-1 Demand Rights

At any time beginning six (6) months following the closing of this offering and until the seventh anniversary thereof, an Initiating Holder (as such term is defined in the A&R IRA) may request in writing that all or part of the Registrable Securities shall be registered for trading on any securities exchange or under any market system as to which any of our Ordinary Shares are then admitted for trading. Any such demand must request the registration of shares in a reasonably estimated minimum amount of $3,000,000. Within 20 days following such request, we must give written notice of such request to the other Holders (as such term is defined in the A&R IRA) and shall include in such registration all Registrable Securities held by all such Holders who wish to participate in such demand registration and provide us with written request for inclusion therein within fifteen (15) days after the receipt of our notice. Thereupon, we shall effect the registration of all Registrable Securities as to which it has received requests for registration for trading on the securities exchange specified in the request for registration. We will not register securities for sale for our account in any registration requested unless permitted to do so by the written consent of the Initiating Holders. We will not be required to effect any registration within a period of one hundred and eighty days following the effective date of a previous registration. We will not be required to effect more than two registrations on Form F-1 that have been declared effective and have the right to defer such registration under certain circumstances.

Form F-3 Demand Rights

Until seven years following this offering, any Holder can make a request that we register its shares on Form F-3 if we are qualified to file a registration statement on Form F-3 and if the offering price, after payment of the underwriting discount and commissions, would equal or exceed $1,000,000. We will not be required to effect more than two registrations on Form F-3 within any 12-month period. The Company has the right to defer such registration under certain circumstances.

Incidental Registration

Following this offering, and for a period of seven (7) years, if we propose to register any of its securities for its own account, it shall provider Holders a notice of such intention. Upon the written request of any Holder given within 20 days after receipt of such notice, we shall include in such registration all of the Ordinary Shares indicated in such request.

Cutback

In the event that the underwriter advises that marketing factors require a limitation on the number of shares that can be included in a demand registered offering on a Form F-1 or F-3, the Registrable Securities that are to be included in such the registration statement, to the extent necessary to satisfy such limitation, shall be as follows: first, shares held by shareholders other than the Holders, then and only to the extent necessary, shares held by the Holders on a pro-rated basis, provided, however, that following this offering, the aggregate amount of Ordinary Shares to be registered shall be subject to the rights as described in the A&R IRA.

Termination.    Rights granted to holders of Registrable Securities pursuant to the Agreement will terminate seven (7) years following consummation of this offering.

Expenses.    We will pay all expenses in carrying out the foregoing registrations or offerings other than any underwriting pro rata portion of discounts and commissions.

Agreements with Directors and Officers

Employment Agreements.    We have entered into at-will employment agreements with each of our executive officers who works for us as an employee. These agreements each contain provisions regarding non-competition, confidentiality of information and assignment of inventions. The enforceability of covenants not to compete is subject to limitations.

The provisions of our executive officers’ employment agreements contain termination provisions. With respect to certain executive officers, either the Company or the executive officer may terminate his or her employment by giving advance written notice to the other party ranging from two to twelve months. We may also terminate an executive officer’s employment agreement for cause (as defined in the applicable employment agreement).

Awards.    Since our inception, we have granted options to purchase the Company’s Ordinary Shares to its employees and RSUs to certain members of senior management and the board of directors. Additional detail regarding these equity incentive plans under “Management — Equity Incentive Plans.”

Exculpation, Indemnification and Insurance.    Our amended and restated articles of association permit us to exculpate, indemnify and insure certain of our directors and office holders to the fullest extent permitted by the Companies Law. We have entered into indemnification agreements with certain directors and office holders, exculpating them from a breach of their duty of care to the Company to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. The indemnification that we undertake towards all persons whom it has resolved to indemnify for the matters and in the circumstances described in the indemnification agreements, jointly and in the aggregate, shall not exceed US$5,000,000 provided, that if such amount is found insufficient to cover all amounts to which such persons are entitled pursuant to such mentioned agreement by the Company, the abovementioned amount shall be allocated to such persons pro rata to the amounts to which they are so entitled. See “Management — Exculpation, Insurance and Indemnification of Office Holders.”

Finder Fee Arrangement

In June 2021, we entered into a finder fee arrangement with Mirad Investments & Consulting Ltd., or Mirad, a company incorporated under the laws of the State of Israel and affiliated with Ory Milleau, one of our board members. In accordance with such arrangement, we paid Mirad during 2021 and 2022 a finder fee in connection with investments made by investors introduced to us by Mirad and Ory Milleau. There are no further commitments or obligations under the foregoing arrangement.

Related Party Transaction Policy

Prior to the completion of this offering, our board of directors intends to adopt a written related party transaction policy, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following is a description of the material terms of our amended and restated articles of association to be effective upon the closing of this offering. The following descriptions of share capital and provisions of our amended and restated articles of association to be effective upon the closing of this offering are summaries and are qualified by reference to our amended and restated articles of association to be effective upon the closing of this offering, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. The description of the Ordinary Shares reflects changes to our capital structure that will occur upon the closing of this offering.

Share Capital

Our authorized share capital upon the closing of this offering will consist of            Ordinary Shares, of which            shares will be issued and outstanding.

All of our outstanding Ordinary Shares are validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and do not have any preemptive rights.

Our board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine.

Assuming the Preferred Shares Conversion, as of December 31, 2022, we had            holders of record of our Ordinary Shares.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 513655223. Our affairs are governed by our amended and restated articles of association, applicable Israeli law and the Companies Law. Our purpose as set forth in our amended and restated articles of association to be effective upon the closing of this offering is to engage in any lawful act or activity.

Voting Rights

All Ordinary Shares will have identical voting and other rights in all respects. The Preferred Shares shall have one vote for each Ordinary Share into which the Preferred Shares held by him of record could be converted.

Transfer of Shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our amended and restated articles of association to be effective upon the closing of this offering, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

Election of Directors

Under our amended and restated articles of association to be effective upon the closing of this offering, our board of directors must consist of no more than            directors. Pursuant to our amended and restated articles of association to be effective upon the closing of this offering, each of our directors will be appointed by a simple majority vote of holders of our Ordinary Shares, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of            % of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Companies Law and our amended and restated articles of association to be effective upon the closing of this offering. In addition, our amended and restated articles of association to be effective upon the closing of this offering provide that vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our amended and restated articles of association to be effective upon the closing of this offering, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Dividend and Liquidation Rights

We have never declared nor paid any dividends on our Ordinary Shares. We currently intend to retain future earnings, if any, to finance operations and expand our business. We do not anticipate paying any dividends in the foreseeable future. Our Board of Directors may declare a dividend to be paid to the holders of our Ordinary Shares, the form, frequency and amount will depend upon our future operations and earning, capital requirements, and surplus, general financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association to be effective upon the closing of this offering do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of the Ordinary Shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, have been, or will be, in a state of war with Israel.

Registration Rights

Following this offering, certain of our shareholders will be entitled to certain registration rights under the terms of our Investors’ Rights Agreement. For a discussion of such rights, see “Certain Relationships and Related Party Transactions — Registration Rights.”

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our Post-IPO Articles as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Our amended and restated articles of association to be effective upon the closing of this offering contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•        amendments to our articles of association (in addition to the approval by our board of directors, as required pursuant to our amended and restated articles of association to be effective upon the closing of this offering);

•        appointment, terms of service or termination of service of our auditors;

•        appointment of directors, including external directors (if applicable);

•        approval of certain related party transactions;

•        increases or reductions of our authorized share capital;

•        a merger; and

•        the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and our amended and restated articles of association to be effective upon the closing of this offering, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting rights

Quorum

Pursuant to our amended and restated articles of association to be effective upon the closing of this offering, holders of our Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote before the shareholders at a general meeting of shareholders. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person or by proxy in accordance with the Companies Law who hold or represent at least 33⅓% of the total outstanding voting power of our shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting we qualify as to use the forms and rules of a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described above.

Vote Requirements

Our amended and restated articles of association to be effective upon the closing of this offering provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association to be effective upon the closing of this offering. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described above under “Management — Compensation Committee — Compensation Policy under the Companies Law.” Under our amended and restated articles of association to be effective upon the closing of this offering, the alteration of the rights, privileges, preferences or obligations of any class of our shares (to the extent there are classes other than Ordinary Shares) requires the approval of a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to a majority of all classes of shares voting together as a single class at a shareholder meeting.

Under our amended and restated articles of association to be effective upon the closing of this offering, the approval of the holders of at least         % of the total voting power of our shareholders is generally required to remove any of our directors from office, to amend the provision requiring the approval of at least         % of the total voting power of our shareholders to remove any of our directors from office, or certain other provisions regarding our staggered board, shareholder proposals, special approval requirements, the size of our board and plurality voting in contested elections. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or a patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholders’ approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the closing of this offering, no preferred shares will be authorized under our amended and restated articles of association to be effective upon the closing of this offering. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association to be effective upon the closing of this offering, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our amended and restated articles of association to be effective upon the closing of this offering, as described above in “— Shareholder Meetings.” In addition, as disclosed under “— Election of Directors,” we will have a classified board structure upon the closing of this offering, which will effectively limit the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association to be effective upon the closing of this offering, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be effective upon the closing of this offering to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association to be effective upon the closing of this offering enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Exclusive Forum

Our amended and restated articles of association to be effective upon the closing of this offering provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We note that investors cannot waive compliance with U.S. federal securities laws and the rules and regulations thereunder. Our amended and restated articles of association to be effective upon the closing of this offering also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is            . Its address is            , and its telephone number is            .

Listing

We have applied to have our Ordinary Shares listed on the Nasdaq Global Market under the symbol XJET.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Ordinary Shares. Future sales of substantial amounts of our Ordinary Shares in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of Ordinary Shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Ordinary Shares in the public market after such restrictions lapse. This may adversely affect the prevailing market price of our Ordinary Shares and our ability to raise equity capital in the future.

Following this offering, we will have an aggregate of            Ordinary Shares outstanding. Our Ordinary Shares will be available for sale in the public market after the expiration or waiver of the lock-up agreements described below, subject to limitations imposed by U.S. securities laws on resale by our “affiliates” as that term is defined in Rule 144 under the Securities Act, or Rule 144.

We expect that all of our Ordinary Shares being sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined under Rule 144 described below. In addition, following this offering and the expiration or waiver of the lock-up agreements described below, Ordinary Shares issuable pursuant to awards granted under certain of our equity incentive plans will eventually be freely tradable without restriction or further registration under the Securities Act unless held by “affiliates” as that term is defined under Rule 144.

Eligibility of Restricted Shares for Sale in the Public Market

The remaining Ordinary Shares that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be “restricted securities” as that phrase is defined in Rule 144. These Ordinary Shares will be eligible for sale into the public market, under the provisions of Rule 144 commencing after the expiration of the restrictions under the lock-up agreements, subject in certain cases to volume restrictions discussed below under “— Rule 144.”

Lock-Up Agreements

We, our executive officers and directors, and the holders of substantially all of our outstanding Ordinary Shares have agreed that, without the prior written consent of Aegis Capital Corp., or Aegis, we and it will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus, or the restricted period:

•        offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares;

•        file any registration statement with the SEC relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares; or

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares.

The restrictions described in the immediately preceding paragraph do not apply to the sale of Ordinary Shares to the underwriter or in connection with the following:

(a)     transactions relating to Ordinary Shares acquired in open market transactions after the completion of this offering, if the lock-up party is not a director or officer;

(b)    transfers as bona fide gift or gifts, by will or intestacy or to a family member or trust for the direct or indirect benefit of the shareholder or the shareholder’s immediate family member;

(c)     transfers of Ordinary Shares to a charity or educational institution;

(d)    if the lock-up party is a corporation, partnership, limited liability company or other business entity (i) any transfers of Ordinary Shares to another corporation, partnership, limited liability company or other business entity that controls, is an affiliated (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the lock-up party or to any investment fund or other entity controlled or managed by the lock-up party or affiliates of the shareholder or (ii) distributions of Ordinary Shares to members, partners, stockholders, subsidiaries or affiliates of the lock-up party;

(e)     if the lock-up party is a trust, to a trustee or beneficiary of the trust; provided that in the case of any transfer pursuant to the foregoing clauses (b), (c) (d) or (e), (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to the Underwriter a lock-up agreement and (iii) no filing under Section 13 or Section 16(a) of the Exchange Act or other public announcement shall be required or shall be voluntarily made during the restricted period;

(f)     the receipt by the lock-up party from the Company of Ordinary Shares upon the vesting of restricted stock awards or stock units or upon the exercise of options to purchase the Company’s Ordinary Shares issued under an equity incentive plan of the Company or an employment arrangement, or the transfer to the Company or withholding by the Company of Ordinary Shares or any securities convertible into Ordinary Shares upon a vesting event of the Company’s securities or upon the exercise of options to purchase the Company’s securities, in each case on a “cashless” or “net exercise” basis or to cover tax obligations of the lock-up party in connection with such vesting or exercise, provided that if the lock-up party is required to file a report under Section 13 or Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of Ordinary Shares during the lock-up period;

(g)    the transfer of Ordinary Shares pursuant to agreements under which the Company has the option to repurchase such securities or a right of first refusal with respect to the transfer of such securities;

(h)    the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Ordinary Shares, provided that (i) such plan does not provide for the transfer of Ordinary Shares during the lock-up period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such public announcement or filing shall include a statement to the effect that no transfer of Ordinary Shares may be made under such plan during the restricted period;

(i)     transfers that occur by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement; and

(j)     transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Ordinary Shares involving a change of control of the Company after the closing of the Public Offering and approved by the Company’s board of directors.

We, our executive officers and directors, and the holders of substantially all of our outstanding Ordinary Shares have agreed that, without the prior written consent of Aegis, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares.

Aegis, in its sole discretion, may release the Ordinary Shares and other securities subject to the lock-up agreements described above in whole or in part at any time. Following the expiration of the restricted period, the Ordinary Shares subject to these lock-up agreements will be available for sale in the public markets subject to the requirements of Rule 144.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our Ordinary Shares then outstanding or the average weekly trading volume of our Ordinary Shares on Nasdaq during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Equity Awards

Following the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register Ordinary Shares reserved for issuance under our equity incentive plans. The registration statement on Form S-8 will become effective automatically upon filing.

Ordinary Shares issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the lock-up agreements with the underwriter will expire. See “Management — Equity Incentive Plans.”

Registration Rights

Upon the closing of this offering, the holders of approximately            % of our outstanding Ordinary Shares will be entitled under the Investors’ Rights Agreement to certain rights with respect to registration of their Ordinary Shares. See “Certain Relationships and Related Party Transactions — Registration Rights.”

TAXATION AND GOVERNMENT PROGRAMS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our Ordinary Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership, and disposition of our Ordinary Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations and Government Programs

The following is a brief summary of the material Israeli tax laws applicable to us, and certain Israeli Government programs that benefit us. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our Ordinary Shares. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax. The corporate tax rate in 2021 and thereafter is 23% of their taxable income. However, the effective tax rate payable by a company that derives income from, a Preferred Enterprise or a Preferred Technological Enterprise (as discussed below) may be considerably less. Capital gains (which are not ‘Inflationary Surplus’, as described below) derived by an Israeli company are generally subject to the prevailing corporate tax rate.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets).

The Investment Law was significantly amended effective as of April 1, 2005, or the 2005 Amendment, as of January 1, 2011, or the 2011 Amendment, and as of January 1, 2017, or the 2017 Amendment. Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax Benefits under The 2017 Amendment That Became Effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and is effective as of January 1, 2017. The 2017 Amendment provided new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a technology company satisfying certain conditions should qualify as a Preferred Technological Enterprise, or PTE, and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income”, as defined in the Investment Law. The tax rate is further reduced to 7.5% for a PTE located in a certain development zone. In addition, a PTE will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefited Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefited Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale received prior approval from the National Authority for Technological Innovation (previously known as the Israeli Office of the Chief Scientist), to which we refer as IIA.

The 2017 Amendment further provides that a technology company satisfying certain conditions (including group turnover of at least NIS 10 billion) should qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise should enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefited Intangible Assets” to a related foreign company if the Benefited Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from IIA. A Special Preferred Technological Enterprise that acquires Benefited Intangible Assets from a foreign company for more than NIS 500 million should be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed out of Preferred Technological Income to Israeli shareholders by a PTE or a Special Preferred Technology Enterprise, paid out of Preferred Technological Income, should generally subject to withholding tax at source at the rate of 20% (in the case of non-Israeli shareholders, a lower rate may be provided in an applicable tax treaty) but in either case, subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate. However, if such dividends are paid to an Israeli company, no tax is generally required to be withheld (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, withholding tax at a rate of 20% or such lower rate as may be provided in an applicable tax treaty, should apply). If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate should be 4% (or such lower rate as may be provided in an applicable tax treaty, in either case, subject to the receipt in advance of a valid certificate from the ITA allowing for such reduced tax rate).

Tax Benefits and Grants for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, in scientific research in the fields of industry, agriculture, transportation or energy, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•        The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•        The research and development must be for the promotion of the company; and

•        The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Income Tax Ordinance (New Version) 1961, to which we refer as the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the IIA for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted.

Taxation of Our Shareholders

Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders

Capital gain tax is imposed on the disposition of capital assets by an Israeli resident for tax purposes, and on the disposition of such assets by a non-Israeli resident for tax purposes if those assets are (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets the majority of which are located in Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The Ordinance distinguishes between “Real Capital Gain” and the “Inflationary Surplus”. Real Capital Gain is the excess of the total capital gain over Inflationary Surplus.

Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase in the relevant asset’s cost base that is attributable to the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary Surplus attributed to the period after December 31, 1993 is not currently subject to tax in Israel.

Real Capital Gain accrued by individuals on the sale of our shares should be taxed at the rate of 25%. However, if the individual shareholder is a “Controlling Shareholder” (as defined below) at the time of sale or at any time during the preceding 12-month period, such capital gain should be taxed at the rate of 30%. Furthermore, where an individual claimed real interest expenses and linkage differentials in connection with the purchase and holding of such securities, the capital gain on the sale of the securities should be taxed at a rate of 30%. Real Capital Gain derived by corporations should generally be subject to the corporate tax rate (23% in 2021 and thereafter).

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased upon or after the company was listed for trading on a stock exchange outside of Israel, should be exempt from Israeli capital gains tax so long as the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli entities (including corporations) should not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli entity or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty, subject to the eligibility of such person to the treaty benefits. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended, or the U.S. Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty, or a Treaty U.S. Resident, is generally exempt from Israeli capital gains tax unless either: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment of the shareholder which is maintained in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such Treaty U.S. Resident, being an individual, was present in Israel for a period or periods of 183 days or more in the aggregate during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares would be subject to Israeli tax, to the extent applicable.

In some instances where our shareholders may be liable for Israeli tax on the sale of their Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale, by presenting a valid withholding certificate issued by the ITA prior to the applicable payment. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the ITA to confirm their status as a non-Israeli resident for tax purposes, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes.

Taxation of Non-Israeli Shareholders on Receipt of Dividends

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our Ordinary Shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, 10% or more of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), or 20% if the dividend is distributed from income attributed to a Preferred Enterprise or PTE or such lower rate as may be provided in an applicable tax treaty, subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate. For example, under the U.S. Israel Tax Treaty, and subject to the eligibility to the benefits under this treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our Ordinary Shares who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to a Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to 10% or more holding and to our gross income for the previous year (as set forth in the previous sentence) are met. If the dividend is attributable partly to income derived from a Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. The aforementioned rates under the U.S. Israel Tax Treaty would not apply if the dividend income is derived through a permanent establishment of the Treaty U.S. Resident which is maintained in Israel.

A non-Israeli resident who receives dividends from which full tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) in the case of individuals, the taxpayer is not obligated to pay surtax (as further explained below).

Surtax.    Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual taxable income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax.    Israeli law presently does not impose estate or gift taxes.

U.S. Federal Income Tax Considerations

The following is a description of certain material United States federal income tax considerations of the acquisition, ownership and disposition of our Ordinary Shares. This description addresses only the United States federal income tax consequences to U.S. Holders (as defined below) that are initial purchasers of our Ordinary Shares pursuant to the offering and that will hold such Ordinary Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and that have the U.S. dollar as their functional currency. This discussion is based upon the Code, applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions, in each case as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). No ruling will be requested from the Internal Revenue Service, or the IRS, regarding the tax consequences of the acquisition, ownership or disposition of the Ordinary Shares, and there can be no assurance that the IRS will agree with the discussion set out below. This summary does not address any U.S. tax consequences other than U.S. federal income tax consequences (e.g., the estate and gift tax or the Medicare tax on net investment income) and does not address any state, local or non-U.S. tax consequences.

This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

•        banks, financial institutions or insurance companies;

•        real estate investment trusts or regulated investment companies;

•        dealers or brokers;

•        traders that elect to mark to market;

•        tax-exempt entities or organizations;

•        “individual retirement accounts” and other tax-deferred accounts;

•        certain former citizens or long-term residents of the United States;

•        persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

•        persons that acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation for the performance of services;

•        persons holding our Ordinary Shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for United States federal income tax purposes;

•        persons subject to special tax accounting as a result of any item of gross income with respect to the Ordinary Shares being taken into account in an applicable financial statement;

•        partnerships or other pass-through entities and persons holding the Ordinary Shares through partnerships or other pass-through entities; or

•        holders that own directly, indirectly or through attribution 10% or more of the total voting power or value of all of our outstanding shares.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that, for United States federal income tax purposes, is:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•        an estate the income of which is subject to United States federal income taxation regardless of its source; or

•        a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our Ordinary Shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular United States federal income tax consequences of acquiring, owning and disposing of our Ordinary Shares in its particular circumstance.

You should consult your tax advisor with respect to the United States federal, state, local and foreign tax consequences of acquiring, owning and disposing of our Ordinary Shares.

Distributions

Subject to the discussion under “— Passive Foreign Investment Company Considerations” below, the gross amount of any distribution made to you with respect to our Ordinary Shares before reduction for any Israeli taxes withheld therefrom, generally will be includible in your income as dividend income on the date on which the dividends are actually or constructively received, to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under United States federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in our Ordinary Shares and thereafter as capital gain. However, we do not expect to maintain calculations of our earnings and profits under United States federal income tax principles and, therefore, you should expect that the entire amount of any distribution generally will be taxable as dividend income to you. Non-corporate U.S. Holders may qualify for the lower rates of taxation with respect to dividends on Ordinary Shares applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that we are not a PFIC (as discussed below under “— Passive Foreign Investment Company Considerations”) with respect to you in our taxable year in which the dividend was paid or in the prior taxable year and certain other conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. However, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. You should consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our shares.

The amount of any distribution paid in foreign currency will be equal to the U.S. dollar value of such currency, translated at the spot rate of exchange on the date such distribution is received, regardless of whether the payment is in fact converted into U.S. dollars at that time.

Dividends paid to you with respect to our Ordinary Shares generally will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be credited against your United States federal income tax liability or, at your election, be deducted from your U.S. federal taxable income. Dividends that we distribute generally should constitute “passive category income” for purposes of the foreign tax credit. However, if we are a “United States-owned foreign corporation,” solely for foreign tax credit purposes, a portion of the dividends allocable to our U.S. source earnings and profits may be re-characterized as U.S. source. A “United States-owned foreign corporation” is any foreign corporation in which United States persons own, directly or indirectly, 50% or more (by vote or by value) of the stock. In general, United States-owned foreign corporations with less than 10% of earnings and profits attributable to sources within the United States are exempt from these rules. In the event we are treated as a “United States-owned foreign corporation,” if 10% or more of our earnings and profits are attributable to sources within the United States, a portion of the dividends paid on our Ordinary Shares allocable to our U.S. source earnings and profits will be treated as U.S. source, and, as such, a U.S. Holder may not offset any foreign tax withheld as a credit against U.S. federal income tax imposed on that portion of dividends. A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor regarding the availability of a U.S. foreign tax credit in your particular circumstances and the possibility of claiming a deduction (in lieu of the U.S. foreign tax credit) for any foreign taxes paid or withheld.

Sale, Exchange or Other Disposition of Ordinary Shares

Subject to the discussion under “— Passive Foreign Investment Company Considerations” below, you generally will recognize gain or loss on the sale, exchange or other disposition of our Ordinary Shares equal to the difference between the amount realized on such sale, exchange or other disposition and your adjusted tax basis in our Ordinary Shares, and such gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of Ordinary Shares is generally eligible for a preferential rate of taxation applicable to capital gains, if your holding period for such Ordinary Shares exceeds one year (i.e., such gain is long-term capital gain). The deductibility of capital losses for United States federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

If the consideration received upon the sale or other disposition of our Ordinary Shares is paid in foreign currency, the amount realized will be the U.S. dollar value of the payment received, translated at the spot rate of exchange on the date of the sale or other disposition. If the Ordinary Shares are treated as traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer who has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), the U.S. dollar value of the amount realized in foreign currency will be determined by translating the amount received at the spot rate of exchange on the settlement date of the sale. If our Ordinary Shares are not treated as traded on an established securities market, or you are an accrual basis taxpayer that does not elect to determine the amount realized using the spot rate of exchange on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition (as determined above) and the U.S. dollar value of the currency received translated at the spot rate of exchange on the settlement date, and such gain or loss generally will constitute U.S. source ordinary income or loss.

The adjusted tax basis in an Ordinary Share generally will be equal to the cost of such Ordinary Share. If you used foreign currency to purchase the Ordinary Shares, the cost of the Ordinary Shares will be the U.S. dollar value of the foreign currency purchase price on the date of purchase, translated at the spot rate of exchange on that date. If our Ordinary Shares are treated as traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer who has made the special election described above, the U.S. dollar value of the cost of such Ordinary Shares will be determined by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

Passive Foreign Investment Company Considerations

If a non-U.S. company is classified as a PFIC in any taxable year, a U.S. Holder of such PFIC’s shares will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that such U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

In general, a non-U.S. corporation will be classified as a PFIC for any taxable year if at least (i) 75% of its gross income is classified as “passive income” or (ii) 50% of its gross assets (determined on the basis of a quarterly average) produce or are held for the production of passive income (the “asset test”). Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions and the excess of gains over losses from the disposition of assets which produce passive income. For these purposes, cash and other assets readily convertible into cash are considered passive assets, and the company’s goodwill and other unbooked intangibles are generally taken into account. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of any corporation in which it directly or indirectly holds 25% or more (by value) of the stock.

Based on the currently expected market capitalization, and anticipated composition of our income, assets and operations we do not expect to be classified as a PFIC in respect of our current taxable year. However, our status as a PFIC requires a factual determination that depends on, among other things, our income, assets and operations in each year, and can only be made after the close of each taxable year. Fluctuations in the market price of our Ordinary Shares may cause our classification as a PFIC for the current or future taxable years to change because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our shares from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or if it subsequently declines, it may make our classification as a PFIC more likely for the current or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Therefore, there can be no assurance that we will not be treated as a PFIC for our current taxable year or any future taxable year.

Under the PFIC rules, if we were considered a PFIC at any time that you hold our Ordinary Shares, we would continue to be treated as a PFIC with respect to your investment in all succeeding years during which you own our Ordinary Shares (regardless of whether we continue to meet the tests described above) unless (i) we have ceased to be a PFIC and (ii) you have made a “deemed sale” election under the PFIC rules. If such election is made, you will be deemed to have sold your Ordinary Shares at their fair market value on the last day of the last taxable year in which we were a PFIC, and any gain from the deemed sale would be subject to the rules described in the following paragraph. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the Ordinary Shares with respect to which such election was made will not be treated as shares in a PFIC. You should consult your tax advisor as to the possibility and consequences of making a deemed sale election if we are (or were to become) and then cease to be a PFIC, and such election becomes available.

If we are considered a PFIC at any time that you hold Ordinary Shares, unless you make one of the elections described below, any gain recognized by you on a sale or other disposition of the Ordinary Shares, as well as the amount of any “excess distribution” (defined below) received by you, would be allocated ratably over your holding period for the Ordinary Shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For purposes of these rules, an excess distribution is the amount by which any distribution received by you on your Ordinary Shares in a taxable year exceeds 125% of the average of the annual distributions on the Ordinary Shares during the preceding three taxable years or your holding period, whichever is shorter. Distributions below the 125% threshold are treated as dividends taxable in the year of receipt and are not subject to prior highest tax rates or the interest charge.

If we are treated as a PFIC with respect to you for any taxable year, you will be deemed to own shares in any entities in which we directly or indirectly own equity that are also PFICs, and you may be subject to the tax consequences described above with respect to the shares of such lower-tier PFIC you would be deemed to own.

Mark-to-Market Elections

If we are a PFIC for any taxable year during which you hold Ordinary Shares, then in lieu of being subject to the tax and interest charge rules discussed above, you may make an election to include gain on the Ordinary Shares as ordinary income under a mark-to-market method, provided that such Ordinary Shares are “marketable.” The Ordinary Shares will be marketable if they are “regularly traded” on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations, such as the Nasdaq Global Market. For these purposes, the Ordinary Shares will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. However, because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, you will generally continue to be subject to the PFIC rules discussed above with respect to your indirect interest in any investments we hold that are treated as an equity interest in a PFIC for United States federal income tax purposes. As a result, it is possible that any mark-to-market election will be of limited benefit. If you make an effective mark-to-market election, in each year that we are a PFIC, you will include in ordinary income the excess of the fair market value of your Ordinary Shares at the end of the year over your adjusted tax basis in the Ordinary Shares. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the Ordinary Shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, in each year that we are a PFIC, any gain that you recognize upon the sale or other disposition of your Ordinary Shares will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.

Your adjusted tax basis in the Ordinary Shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules discussed above. If you make an effective mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the Ordinary Shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. You should consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Qualified Electing Fund Elections

In certain circumstances, a U.S. equity holder in a PFIC may avoid the adverse tax and interest-charge regime described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to the Ordinary Shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable U.S. Treasury regulations. We do not intend to provide the information necessary for you to make a qualified electing fund election if we are classified as a PFIC. Therefore, you should assume that you will not receive such information from us and would therefore be unable to make a qualified electing fund election with respect to any of our Ordinary Shares were we to be or become a PFIC.

Tax Reporting

If you own Ordinary Shares during any year in which we are a PFIC and you recognize gain on a disposition of such Ordinary Shares or receive distributions with respect to such Ordinary Shares, you generally will be required to file an IRS Form 8621 with respect to us, generally with your federal income tax return for that year. If we are a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

You should consult your tax advisor regarding whether we are a PFIC as well as the potential U.S. federal income tax consequences of holding and disposing of our Ordinary Shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market election in your particular circumstances.

Backup Withholding Tax and Information Reporting Requirements

Dividend payments on and proceeds paid from the sale or other taxable disposition of the Ordinary Shares may be subject to information reporting to the IRS. In addition, a U.S. Holder may be subject to backup withholding on cash payments received in connection with dividend payments and proceeds from the sale or other taxable disposition of Ordinary Shares made within the United States or through certain U.S. related financial intermediaries.

Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number, provides other required certification and otherwise complies with the applicable requirements of the backup withholding rules or who is otherwise exempt from backup withholding (and, when required, demonstrates such exemption). Backup withholding is not an additional tax. Rather, any amount withheld under the backup withholding rules will be creditable or refundable against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders are required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts by filing an IRS Form 8938 with their federal income tax return. Our Ordinary Shares are expected to constitute foreign financial assets subject to these requirements unless the Ordinary Shares are held in an account at certain financial institutions. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our Ordinary Shares and the significant penalties for non-compliance.

The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of our Ordinary Shares. You should consult your tax advisor concerning the tax consequences of your particular situation.

UNDERWRITING

Aegis Capital Corp., or Aegis, is sole underwriter and book-runner of this offering. Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement, Aegis agrees to purchase from us the respective number of Ordinary Shares shown opposite its name below:

Underwriter	Number of Ordinary Shares
Aegis Capital Corp.

The underwriting agreement provides that the underwriter’s obligation to purchase the Ordinary Shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

•        the representations and warranties made by us to the underwriter are true;

•        there is no material change in our business or the financial markets; and

•        we deliver customary closing documents to the underwriter.

Underwriting Commissions and Discounts and Expenses

The following table shows the per Ordinary Shares public offering price and total underwriting discounts and commissions we will pay to Aegis. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional securities.

	Per Ordinary Share	Total
		No Exercise	Full Exercise
Initial public offering price
Underwriting discounts and commissions to be paid by us (7%):
Non-accountable expense allowance (1%)(1)
Proceeds, before expenses, to us

____________

(1)      We have agreed to pay a non-accountable expense allowance to the underwriter equal to 1% of the gross proceeds we received in this offering.

We have also agreed to reimburse the underwriter for certain accountable expenses, including “roadshow”, diligence, and reasonable legal fees and disbursements, in an amount not to exceed $100,000 in the aggregate.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $            , excluding a 1.0% non-accountable expense allowance.

Over-Allotment Option

We have granted to the underwriter an option, exercisable for 45 days from the date of this prospectus, to purchase up to 15% additional Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Ordinary Shares offered by this prospectus. If this option is exercised in full, the total offering price to the public will be $            and the total net proceeds to us will be $            million.

Discretionary Accounts

The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, the Company’s executive officers, directors and certain shareholders, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any Ordinary Shares or securities convertible into or exchangeable or exercisable for any Ordinary Shares, whether currently owned or subsequently acquired, without the prior written consent of the underwriter, for a period of 180 days from the commencement of sales of this offering. See “Shares Eligible for Future Sale — Lock-Up Agreements” for a discussion of certain early release exceptions and transfer restrictions.

Underwriter’s Warrant

We have agreed to issue to Aegis, or its designees, warrants to purchase up to a total of 2.0% of the Ordinary Shares sold in this offering. Such warrants and underlying Ordinary Shares are included in this prospectus. The warrants are exercisable at $            per share (125% of the public offering price) at any time and from time to time, in whole or in part, during the period commencing on the date which is six (6) months from the commencement of the sales of the offering under this prospectus supplement and expiring on the date which is no more than five (5) years from the commencement of sales of the offering in compliance with FINRA Rule 5110. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The underwriter (or its permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the commencement of sales. The warrants may be exercised as to all, or a lesser number of Ordinary Shares, and will contain provisions for a one-time demand registration right under certain conditions for a period of five (5) years from the date of the commencement of sales of the public offering and unlimited “piggyback” registration rights, for a period of no greater than seven (7) years from the date of commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of Ordinary Shares at a price below the warrant exercise price.

Right of First Refusal

If, for the period ending eighteen (18) months from the commencement of sales of this offering, we or any of our subsidiaries (a) decides to finance or refinance any indebtedness, Aegis (or any affiliate designated by Aegis) has the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis (or any affiliate designated by Aegis) has the right to act as sole bookrunning manager, sole underwriter or sole placement agent for such financing.

Securities Issuance Standstill

We have agreed, for a period of one hundred eighty (180) days after the commencement of sales of this offering, that we will not, without the prior written consent of the underwriter, offer, sell, issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares or share equivalents except for the issuance of Ordinary Shares or options to employees, consultants, officers or directors of our Company pursuant to any stock or option plan duly adopted for such purpose, approved by the Company’s stockholders and issued for bona fide services permissible under Form S-8. Except for offerings with Aegis, for one hundred eighty (180) days after the closing date of the Offering, the Company shall not effect or enter into an agreement to effect any issuances of Ordinary Shares in connection with an acquisition or a strategic relationship, which may include the sale of equity securities. In no event should any equity transaction within this period result in the sale of equity at an offering price to the public less than that of the Offering referred herein.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriter, if any, participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•        Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•        Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•        Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over- allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•        Penalty bids permits the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of its Ordinary Shares. As a result, the price of our Ordinary Shares in the open market may be higher than it would otherwise be in the absence of these transactions. We do not make any representation or prediction as to the effect that the transactions described above may have on the price of our Ordinary Shares. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Market and Pricing Considerations

Prior to this offering, there has been no public market in the United States for our Ordinary Shares, and we believe the trading in our securities in international markets has been insufficiently liquid to provide a basis on which to value our company; accordingly, the initial public offering price was determined by negotiations between us and the underwriter. Among the factors considered in determining the initial public offering price are the future prospects of our company and our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company. In addition, the underwriter has taken into account our historical trading volume and pricing, subject to the above limitations.

An active trading market for our Ordinary Shares may not develop. It is possible that after this offering the Ordinary Shares will not trade in the public market at or above the initial offering price.

The exercise price for the warrants issued to our underwriter in connection with, and conditional on the closing of, this offering was negotiated between our Company and Aegis. The exercise price (equal to $            , 125% of the offering price of the Ordinary Shares in this offering), along with the length of time the underwriter must wait before exercise (at least 180 days after the commencement of sales in this offering) and the term of the warrants (no more than five years following commencement of sales under this Offering) are influenced by the valuation attributed by FINRA in its calculation of the acceptability of aggregate underwriting consideration.

Passive Market Making

In connection with this offering, the underwriter may engage in passive market making transactions in our Ordinary Shares on The Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriter and its respective affiliates may, in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with the underwriter for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

European Economic Area

In relation to each European Economic Area Member State (each a “Relevant Member State”), no Ordinary Shares (the “Shares”) have been offered or will be offered pursuant to the Offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the Shares may be offered to the public in that Relevant Member State at any time:

(a)     to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the Joint Global Coordinators for any such offer; or

(c)     in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the Shares shall require the Company and/or Selling Shareholders or any Bank to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an ‘offer to the public’ in relation to the Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any Shares under, the Offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the underwriter and its affiliates and the Company that:

(a)     it is a qualified investor within the meaning of the Prospectus Regulation; and

(b)    in the case of any Shares acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the Shares acquired by it in the Offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the Joint Global Coordinators has been given to the offer or resale; or (ii) where the Shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those Shares to it is not treated under the Prospectus Regulation as having been made to such persons.

The Company, the underwriters and its affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the Joint Global Coordinators of such fact in writing may, with the prior consent of the Joint Global Coordinators, be permitted to acquire Shares in the Offering.

United Kingdom

This Prospectus and any other material in relation to the Ordinary Shares (the “Shares”) described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this Prospectus relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the FPO; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the UK; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any Shares may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The Shares are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the Shares will be engaged in only with, the Relevant Persons. This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this Prospectus or any of its contents.

No Shares have been offered or will be offered pursuant to the Offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority, except that the Shares may be offered to the public in the United Kingdom at any time:

(a)     to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Global Coordinators for any such offer; or

(c)     in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the Shares shall require the Company and/or any Underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each person in the UK who acquires any Shares in the Offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the underwriters and its affiliates that it meets the criteria outlined in this section.

Canada

The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in our Ordinary Shares. Our Ordinary Shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act, or the FinSA, and no application has or will be made to admit our Ordinary Shares stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our Ordinary Shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to our Ordinary Shares may be publicly distributed or otherwise made publicly available in Switzerland.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Ordinary Shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The Ordinary Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our Ordinary Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the Ordinary Shares.

Accordingly, the Ordinary Shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors, or QII

Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Ordinary Shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Ordinary Shares. The Ordinary Shares may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Ordinary Shares constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL).

Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Ordinary Shares. The Ordinary Shares may only be transferred en bloc without subdivision to a single investor.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the securities hereunder is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum to the Israeli Securities Law (the “Addendum”), consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount
SEC registration fee		$882
FINRA filing fee		3,088
Stock exchange listing fee		5,000
Transfer agent’s fee		5,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous costs		*
Total	$	*

____________

*        To be filed by amendment.

All amounts in the table are estimates except the SEC registration fee, the stock exchange listing fee and the FINRA filing fee. We will pay all of our expenses of this offering.

LEGAL MATTERS

The validity of our Ordinary Shares and certain other matters of Israeli law will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel. Certain matters of U.S. federal law will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel. Certain matters of U.S. federal law will be passed upon for the underwriter by Kaufman & Canoles, P.C., Richmond, VA.

EXPERTS

The financial statements as of December 31, 2022 and for the years then ended included in this prospectus have been so included in reliance on the reports of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The current address of Kesselman & Kesselman is 146 Menachem Begin Road, Tel Aviv 6492103, Israel.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•        the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•        the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•        the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•        the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•        the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•        the judgment was obtained by fraud;

•        the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•        the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•        the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•        at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to the Ordinary Shares offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement.

Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete descriptions of all terms of these documents. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely.

Upon the closing of this offering, we will become subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Ordinary Shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

XJet Ltd.
FINANCIAL STATEMENTS
AS OF AND FOR YEARS ENDED DECEMBER 31, 2022 and 2021
U.S. DOLLARS IN THOUSANDS

Report of Independent Registered Public Accounting Firm

The Reverse Share Split described in Note 2b to the financial statements has not been consummated at April 21, 2023. When it has been consummated, we will be in a position to furnish the following report.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel
April 21, 2023

“Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of XJet Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of XJet Ltd. (the “Company”) as of December 31, 2022 and 2021, and the related statements of comprehensive loss, of redeemable convertible preferred shares and changes in shareholders’ equity (capital deficit) and of cash flows for the two years in the period ended December 31, 2022, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(c) to the financial statements, the Company has suffered recurring losses from operations, has accumulated deficit and cash outflows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(c). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

April 21, 2023, except for the effects of the Reverse Share Split described in Note 2b, as to which the date is___________, 2023

We have served as the Company’s auditor since 2021.”

XJet Ltd.

BALANCE SHEETS

	December 31, 2022	December 31, 2021
	U.S. dollars in thousands
Assets

CURRENT ASSETS:
Cash and cash equivalents	10,212	19,125
Trade receivables	79	70
Advances to suppliers	744	54
Other accounts receivables	500	416
Inventory	3,596	2,954
TOTAL CURRENT ASSETS	15,131	22,619

NON-CURRENT ASSETS:
Restricted long-term deposits	487	506
Operating lease right-of-use assets	5,340	5,989
Property and equipment, net	3,628	3,379
TOTAL NON-CURRENT ASSETS	9,455	9,874
TOTAL ASSETS	24,586	32,493

The accompanying notes are an integral part of the financial statements.

XJet Ltd.

BALANCE SHEETS — (Continued)

	December 31, 2022	December 31, 2021
	U.S. dollars in thousands
Liabilities redeemable convertible Preferred shares and shareholders’ equity
CURRENT LIABILITIES:
Trade payables	1,526	1,323
Accrued expenses	923	1,543
Employees and employee related institutions	1,738	1,522
Warranty provision	430	503
Advances from customers	1,198	888
Operating lease liabilities	1,085	1,216
TOTAL CURRENT LIABILITIES	6,900	6,995
NON-CURRENT LIABILITIES:
Liability in respect of warrants to redeemable convertible Preferred shares	210	222
Advances from customers	2,955	3,303
Operating lease liabilities	4,204	5,674
TOTAL NON-CURRENT LIABILITIES	7,369	9,199

COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED SHARES:
Series A Authorized: 41,993,342 shares at December 31, 2022 and at December 31, 2021; Issued and outstanding: 11,543,114, shares at December 31, 2022 and at December 31, 2021*	50,529	50,529
Series A-1 Authorized: 369,533 shares at December 31, 2022 and at December 31, 2021; Issued and outstanding: 102,648 shares at December 31, 2022 and at December 31, 2021*	4,378	4,378
Series A-2 Authorized: 2,184,922 shares at December 31, 2022 and at December 31, 2021; Issued and outstanding: 606,923 shares at December 31, 2022 and at December 31, 2021*	21,945	21,945
Series A-3 Authorized: 18,091,990 shares at December 31, 2022 and at December 31, 2021; Issued and outstanding: 4,938,180 shares at December 31, 2022 and 3,212,166 shares at December 31, 2021*	29,233	19,189
TOTAL REDEEMABLE CONVERTIBLE PREFERRED SHARES	106,085	96,041

SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY):
Share capital

Ordinary shares of NIS no par value – Authorized: 79,903,308, shares at December 31, 2022 and 75,403,308, shares at December 31, 2021; Issued and outstanding: 369,283 shares at December 31, 2022 and at December 31, 2021.

Additional paid-in capital	100,362	98,744
Accumulated deficit	(196,130)	(178,486)
TOTAL SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY)	(95,768)	(79,742)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY	24,586	32,493

____________

*        These shares have no par value.

The above share information has been adjusted to reflect the reverse share split as discussed in note 2b.

The accompanying notes are an integral part of the financial statements.

XJet Ltd.

STATEMENTS OF COMPREHENSIVE LOSS

	Year ended December 31, 2022	Year ended December 31, 2021
	U.S. dollars in thousands (except for share and per share amounts)
REVENUES	6,037	3,401
COST OF REVENUES	6,687	4,629
GROSS LOSS	(650)	(1,228)

OPERATING EXPENSES:
Research and development, net	10,994	11,344
Marketing and selling	2,821	2,094
General and administrative	3,967	7,810
TOTAL OPERATING EXPENSES	17,782	21,248

OPERATING LOSS	(18,432)	(22,476)

INTEREST EXPENSES	—	(506)
OTHER FINANCIAL INCOME (EXPENSES), net	788	(210)
NET COMPREHENSIVE LOSS	(17,644)	(23,192)

Net Loss per ordinary share attributable to shareholders – basic and diluted	(30.76)	(41.03)
Weighted average shares outstanding – basic and diluted	573,533	565,294

The above share information has been adjusted to reflect the reverse share split as discussed in note 2b.

The accompanying notes are an integral part of the financial statements.

XJet Ltd.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED SHARES AND OF CHANGES IN SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY)
U.S. dollars in thousands

	Redeemable Convertible Preferred Shares		Shareholders’ Equity (Capital Deficiency )
	Number of Shares (in thousands)*	Amount	Number of Shares (in thousands)	Amount	Additional paid-in capital	Accumulated Deficit	Total Shareholder’s Equity (Capital Deficiency)
BALANCE AS OF DECEMBER 31, 2020	9,164	64,852	340	295	92,161	(155,294)	(62,838)
Issuance of redeemable convertible Preferred A-1 shares	43	157
Issuance of redeemable convertible Preferred A-2 shares	498	1,843
Issuance of redeemable convertible Preferred A shares	2,549	10,000
Issuance of redeemable convertible Preferred A-3 shares (net of issuance costs of 296)	3,212	19,189		—		—
Options exercised			29	5	117	—	122
Share-based compensation				—	6,166	—	6,166
Cancel of shares par value	—	—	—	(300)	300
Net loss				—		(23,192)	(23,192)
BALANCE AS OF DECEMBER 31, 2021	15,465	96,041	369	—	98,744	(178,486)	(79,742)
Issuance of redeemable convertible Preferred A-3 shares (net of issuance costs of 426)	1,726	10,044
Share-based compensation					1,618		1,618
Net loss						(17,644)	(17,644)
BALANCE AS OF DECEMBER 31, 2022	17,191	106,085	369	—	100,362	(196,130)	(95,768)

____________

*        Numbers are shown after 100:1 reverse split, see Note 11

The above share information has been adjusted to reflect the reverse share split as discussed in note 2b.

The accompanying notes are an integral part of the financial statements.

XJet Ltd.

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2022	Year ended December 31, 2021
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(17,644)	(23,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	964	902
Interest expenses	—	506
Exchange rate changes on cash and cash equivalents	49	17
Change in fair value of warrants to purchase redeemable convertible Preferred shares	(12)	(61)
Net changes in operating leases	(204)	(326)
Exchange rate differences relating to operating lease	(748)	245
Share-based compensation	1,618	6,166
	(15,977)	(15,743)
CHANGES IN OPERATION ASSETS AND LIABILITIES:
Increase in trade receivables	(9)	(40)
Increase in advances to suppliers	(690)	(11)
(Increase) Decrease in inventory	(642)	869
Increase in other accounts receivables	(84)	(66)
Increase (Decrease) in Trade payables	203	(550)
Decrease in Advances from customers	(38)	(653)
(Decrease) Increase in accrued expenses	(620)	406
Increase (Decrease) in employees and employees related institutions	216	136
(Decrease) in warranty provision	(73)	(46)
	(1,737)	45
Net cash used in operating activities	(17,714)	(15,698)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase (Decrease) in long- term deposit	19	(67)
Purchase of property and equipment	(1,213)	(189)
Net cash used in investing activities	(1,194)	(256)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options	—	122
Proceeds from issuance of redeemable convertible Preferred shares	10,470	31,485
Issuance costs of redeemable convertible Preferred shares	(426)	(296)
Repayment of long-term loan	—	(5,406)
Net cash provided by financing activities	10,044	25,905

EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS	(49)	(17)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,913)	9,934
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	19,125	9,191
CASH AND CASH EQUIVALENTS AT END OF YEAR	10,212	19,125

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for taxes	48	42
Cash paid for interest	—	506
NON-CASH ACTIVITY:
Lease liabilities arising from obtaining right-of-use assets	—	85

The accompanying notes are an integral part of the financial statements.

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 1 — GENERAL:

a.      XJet Ltd. (“XJet” or the “Company”), was incorporated and commenced operations under the laws of the State of Israel in March 2005.

The Company began operating in the field of development and production of 3D printers, also known as Additive Manufacturing (hereinafter — “AM field” or “3D printing field”) in 2014. Currently, XJet is exclusively engaged in developing high throughput inkjet printing systems in the AM field. The Company has only one operating business segment which generates revenues via the sale of its 3D printing systems and consumables by providing additive manufacturing (“AM”) solutions. The Company’s operations and non-current assets are concentrated in Israel.

The Company’s activities in the AM field include research and development, production, and marketing and sales of advanced AM solutions using direct material spraying technology, or Nanoparticle Jetting (“NPJ”), which enables serial production of parts made of ceramics and metal using unique additive materials developed by the company. Some of these AM solutions are protected by patents, with a high level of part-design complexity, precision and strength. The Company’s systems are installed in facilities of customers and distributors in the USA, Europe and China.

b.      COVID-19

Following the COVID-19 pandemic spread in many countries of the world, economic activity has suffered in many regions of the world, including in all markets of the Company (Americas, Europe and Asia). Among other things, the pandemic disrupted supply chains, suppressed the volume of global transportation activity, prompted the Israeli and other governments worldwide to put in place restrictions on movement and employment, and resulted in a drop in the values of financial assets and commodities on global markets.

The COVID-19 pandemic had a long negative effect on the markets for the Company’s products.

The Company suffered delays in realization of new orders from its customers, delay in testing of its technologies at customer premises and an inability to conduct business development activities in an effective way.

This pandemic further negatively affected a fund raising which the Company promoted in year 2020. As a result, the Company performed a plan of reduction of its workforce, from 138 to 67 employees, and of its operational expenses.

The gradual recovery in 2021 from the global pandemic involved lower availability of hardware components and of major cost increases across all the supply chains of the Company. It negatively affected the availability of the supply and the cost of goods, research and development procurements and related import expenses for the Company. In addition, Company’s contractors for assembly and testing were going through extreme workforce shortages which negatively affected their availability and performance. As a result, the Company experienced higher production costs and prolonged cycles of purchasing and contractor’s assembly and final testing services. The uncertainty in availability and delivery periods of the Company’s products was increased. Since the outbreak of the COVID-19 pandemic, demand for qualified engineers dramatically increased and competition over the Company’s workforce intensified. As a result, churn in research and development personnel increased and retention expenses increased. This has negative effects on the performance of the Company and on its cost of operations.

c.      Liquidity

The Company has incurred recurring losses from operations, has an accumulated deficit as of December 31, 2022, as well as cash outflows from operating activities. The Company expects to continue incurring losses and negative cash flows from operations until its business reaches commercial profitability. The Company monitors its cash flow projections on a current basis and takes active measures to obtain the funding it requires to continue its operations. These cash flow projections are subject to various risks and uncertainties concerning their fulfilment.

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 1 — GENERAL: (cont.)

Management’s plans include the continued commercialization of the Company’s products and raising capital through a public offering, debt, capital inflows from strategic partnerships or other sources. Nonetheless, there can be no assurance that necessary financing will be available on satisfactory terms, if at all. If the Company is unable to secure needed financing, management may be forced to take additional restructuring actions, which may include significantly reducing anticipated level of expenditures. The inability to secure adequate financing can also affect the Company’s ability to continue to support its business growth and to respond to business challenges and opportunities which could be significantly impaired, and the Company’s business may be adversely affected.

The described above raises substantial doubt on the Company’s ability to continue to operate as a going concern. These financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

d.      Russian Ukraine war

In February 2022, Russia invaded Ukraine and global sanctions were announced by the U.S., European Union, Japan and additional countries against Russia, these caused disruptions in the energy, metal and other commodities supply chain and cost. This development continues to intensify global inflationary pressures. The Company does not have significant impact on its financial activity.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES:

a.      Basis of Presentation

The financial statements have been prepared in conformity with United States generally accepted accounting principles (U.S. GAAP):

b.      Reverse Share Split

On April 19, 2023 the board of directors approved a reverse share split (the “Reverse Share Split”), which will be subject to shareholder vote on April 23, 2023 and will be effective prior to the effectiveness of the registration statement and the closing of public offering. The Reverse Share Split will result in a three point six -for-one (3.6:1) reverse share split of our Preferred, Ordinary shares and warrants. No fractional shares will be issued in connection with the Reverse Share Split. These financial statements have been adjusted retrospectively for the Reverse Share Split.

c.      Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may have a material impact on the Company’s financial statements. As applicable to these financial statements, the most significant estimates relate to share-based compensation.

d.      Functional and Presentation Currency

The Company’s revenues are generated mainly in U.S. dollars. In addition, a substantial portion of the Company’s operational costs are incurred in U.S. dollars. The Company’s management believes that the U.S. dollar is the primary currency of the economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the U.S. dollar.

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Balances in non- U.S. dollar currencies are translated into U.S. dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-U.S. dollar transactions and other items in the statements of income (indicated below), the following exchange rates are used: (i) for transactions — exchange rates at transaction dates; and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization) — historical exchange rates. Currency transaction gains and losses are presented in financial income or expenses, as appropriate.

e.      Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

Observable inputs are inputs that are developed using market data, such as publicly available information about actual events or transactions, and that reflect the assumptions that market participants would use when pricing the asset or liability. Unobservable inputs are inputs for which market data are not available and that are developed using the best information available about the assumptions that market participants would use when pricing the asset or liability.

The fair value hierarchy categorizes into three levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date. Level 2 inputs include inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs). Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Warrants to Preferred A and A-3 shares are classified within level 3 as the valuation inputs are unobservable and significant to the overall financial instrument.

f.       Cash equivalents

Cash equivalents shall comprise of highly liquid investments, including deposits in banks with original maturities of three months or less.

g.      Restricted long-term bank deposits

Restricted long-term bank deposits are deposits with maturity of more than one year. The bank deposits are primarily invested in highly liquid deposits and used as a security for the Company’s lease agreements. Long-term bank deposits are denominated in NIS. The interest on the Company’s deposits is insignificant. As of December 31, 2022 and December 31, 2021, the Company had a lien on the Company’s bank deposits in respect of bank guarantees granted and in order to secure the lease agreements. The fair value of bank deposits approximates the carrying value since they bear interest at rates close to the prevailing market rates.

h.      Inventory

Inventory consists of finished products and raw materials. Inventories are stated at the lower of cost or net realizable value. Inventory write-offs are provided to cover risks arising from slow-moving and obsolescence items. The Company periodically evaluates the quantities on hand relative to current and historical selling prices and historical and projected sales volume. Based on this evaluation, provisions are made when required to write-down inventory to its market value.

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

Cost of inventories is assigned as follows:

Raw materials — at cost of purchase represents the first in, first out method.

Finished products — on the basis of average costs of materials, contracting and manufacturing costs.

i.       Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:

%
Office furniture	7
Laboratory equipment	15
Computers and software	33
Leasehold improvements	Over the shorter of the term of the lease (including reasonably assured option periods) or the life of the asset

j.       Impairment of long-lived assets

The Company tests long-lived assets for impairment whenever events or circumstances present an indication of impairment. If the sum of expected future cash flows (undiscounted and without interest charges) of the assets is less than the carrying amount of such assets, an impairment loss would be recognized. The assets would be written down to their estimated fair values, calculated based on the present value of expected future cash flows (discounted cash flows), or some other fair value measure.

No impairment charges were recorded during the years ended December 31, 2022 and December 31, 2021.

k.      Basic and diluted net loss per share

Basic and diluted net loss per ordinary share is computed based on the weighted average number of ordinary share outstanding during each year. Common stock is included in the computation of basic net loss per ordinary share as of the date that all necessary conditions have been satisfied.

In computing diluted earnings per share, basic earnings per share are adjusted to take into account the potential dilution that could occur upon: (i) the exercise of options granted under employee share compensation plans and one series of convertible senior debentures, using the treasury share method; (ii) the conversion of Preferred shares using the “if-converted” method, by adding back to net income related interest expense and amortization of issuance costs, net of tax benefits, and by adding the weighted average number of ordinary shares issuable upon assumed conversion of the convertible loan and Preferred share.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. All share options excluding share options with no exercise price, warrants and Preferred shares were excluded from the calculation of diluted net loss per Ordinary Share because their effect would have been anti-dilutive for the year presented.

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

had been distributed. The Company considers its redeemable convertible Preferred shares to be participating securities as the holders of the redeemable convertible Preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all redeemable convertible Preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The calculation of the loss per share includes fully vested options for the Company’s Ordinary Shares with no exercise price, as the Company considers these shares to be exercised for no additional consideration. As of December 31, 2022 and December 31, 2021 the number of such options was 204,250.

l.       Research and development, net

Research and development costs are charged to the statement of comprehensive loss as incurred, net of government grants which represents participation in research and development.

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the payroll costs, lab expenses, materials, consumables, and consulting fees. All costs associated with research and developments are expensed as incurred. The Company receives royalty-bearing grants, which represents participation of the Israel Innovation Authority (hereafter “IIA”) in approved programs for research and development. These grants are recognized as a reduction of research and development expenses as the related costs are incurred. In 2022 the Company did not receive any grants from IIA. In 2021 the Company received grants from the IIA and recorded $731 in the year ended December 31, 2021, as a reduction of research and development.

The Company is committed to pay royalties to the Israeli Government at a rate of 3% to 5% of the sales of its product, up to 100% of the amount of the grants received plus interest at LIBOR. See Note 10c.

m.     Income tax

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value, if it is more likely than not that a portion or all of the deferred tax assets will not be realized. As of December 31, 2022 and December 31, 2021 a full valuation allowance was provided by the Company.

ASC 740-10, “Income Taxes” (“ASC 740-10”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The Company accrues interest and penalties related to unrecognized tax benefits in its taxes on income.

The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740-10.

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

n.      Concentration of credit risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, restricted long-term deposits, trade receivables and other receivables.

The majority of the Company’s cash, cash equivalents restricted cash and restricted long-term bank deposits are invested in banks within the United States, while the rest is held in banks in Israel. The Company is exposed to credit risk in the event of default by the financial institutions to the extent of the amounts recorded on the accompanying consolidated balance sheets exceed federally insured limits. The Company places its cash and cash equivalents and short-term deposits with financial institutions for which Management believes there is limited credit loss exposure with respect to the investments. See also note 15.

The Company’s trade receivables derived from sales to customers in the United States, China and Europe countries. The management of the Company performs risk assessment on an ongoing basis and believes it bears low risk.

o.      Share-based compensation

The Company accounts for options granted to employees under the fair value recognition provision of ASC 718 “stock compensation”, which requires the use of an option Black & Sholes valuation model to measure the fair value of options at the date of grant.

The Company’s employees’ and directors’ share-based payment awards are classified as equity awards. The Company accounts for these awards using the grant-date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period using an accelerated method. Forfeitures are recognized as they occur. The Company adopted ASU 2018-07 and therefore accounts for its advisors’ equity classified share-based payment in a similar manner.

The Company elected to recognize compensation costs for awards conditioned only on continued service that have a graded vesting schedule based on the multiple-option award approach.

p.      Severance pay

Pursuant to Section 14 of Israel’s Severance Compensation Law, 1963 (“Section 14”), the Israeli parent’s employees are included under this section and entitled only to monthly deposits at a rate of 8.33% of their monthly salary, made on their behalf with insurance companies. Payments in accordance with Section 14 release the Company from any future severance payments in respect of those employees. As a result, the related obligation and amounts deposited on behalf of such obligation are not stated on the balance sheet, as the Company is legally released from severance obligation to employees once the amounts have been deposited, and the Company has no further legal ownership on the amounts deposited. For the year ended December 31, 2022 and December 31, 2021 severance pay expenses amounted to $ 626 and $663 respectively.

q.      Redeemable Convertible Preferred Shares and warrants

The Company’s issued warrants are in the scope of ASC 480, mainly since they are convertible into redeemable convertible redeemable convertible Preferred shares which their redemption is outside of the Company’s control. For further details see Note 11.

When the Company issues Preferred shares, it considers the provisions of ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) in order to determine whether the Preferred share should be classified as a liability. If the instrument is not within the scope of ASC 480, the Company further analyzes the instrument’s characteristics in order to determine whether it should be classified within temporary equity (mezzanine) or within permanent equity

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

in accordance with the provisions of ASC 480-10-S99. The Company’s redeemable convertible Preferred shares are not mandatorily or currently redeemable. However, they include a liquidation or Deemed Liquidation (as defined in Note 11) events that would constitute a redemption event that is outside of the Company’s control. As such, all shares of redeemable Preferred shares have been presented outside of permanent equity.

r.       Revenue recognition

The Company generates revenues from sales of systems (primarily machines) and consumables (ink).

The Company recognizes revenues when its customer obtains control of promised goods or services in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for contracts that are within the scope of the standard, the Company perform the following five steps: (1) Identify the contract(s) with a customer, (2) Identify the performance obligations in the contract, (3) Determine the transaction price (4) Allocate the transaction price to the performance obligations in the contract and (5) Recognize revenue when (or as) the entity satisfies a performance obligation. Revenue from products, which consist of systems and consumables, is recognized when the customer has obtained control of the goods, generally at a point in time upon shipment or once delivery and risk of loss has transferred to the customer.

The contracts are individual to each customer, derived by the Company’s marketing efforts on applicable markets. There are no contracts obtaining cost which can be capitalized. The contract price is negotiated specifically with each customer and, when revenue is recognized, no right of return exists.

The company has chosen the relief in the accounting standards according to which it will not separate the credit component in transactions in which the terms of the credit are for a period of less than one year.

Under its contract, the company provides warranty to its customers, in accordance with applicable law or industry standard. The warranty is provided in order ensure the quality of work performed and not as an additional service provided to the customer. Accordingly, the warranty does not constitute a separate execution obligation and therefore the company recognizes in its financial statements a provision for liability.

Advances from customers represent amounts received from customer but not recognized as revenue as product has not yet been delivered.

Deferred revenues are recognized as (or when) the Company satisfies its performance obligations under the contract generally at a point in time when delivery and risk of loss has transferred to the customer.

s.       Cost of Revenues

Cost of revenues include the cost of material, assembly and final testing as well as warranty provisions for support, upgrades for an agreed period of time, depreciation and slow and obsolescence inventory allowances, in addition, the cost of operations and related overheads which are indirect cost of the product and services.

t.       Comprehensive loss

Comprehensive loss includes no items other than net loss.

u.      Leases

The Company applies ASC 842, Leases. The Company recognized new right-of-use assets of $85 and lease liabilities of $85 for its operating leases as of December 31, 2021. No additional operating leases assets and liabilities were recognized in 2022. The Company does not any have finance leases.

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES: (cont.)

The Company determines if an arrangement is a lease at inception. Lease classification is governed by five criteria in ASC 842-10-25-2. If any of these five criteria is met, The Company classifies the lease as a finance lease; otherwise, the Company classifies the lease as an operating lease.

Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities in the balance sheet.

ROU assets represent Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at the commencement date to determine the present value of the lease payments. The Company elected the practical expedient to not separate lease and non-lease components for all of the Company leases.

The Company subsequently measures the ROU asset at the present value of the remaining lease payments, adjusted for the remaining balance of any lease incentives received, any cumulative prepaid or accrued rent if the lease payments are uneven throughout the lease term and any unamortized initial direct costs. Further, the Company will recognize lease expense on a straight-line basis over the lease term.

Lease terms will include options to extend or terminate the lease when it is reasonably certain that the Company will exercise or not exercise the option to renew or terminate the lease.

v.      Contingent Liabilities

The Company may be subject, from time to time, to various legal claims that arise in the ordinary course of business. The are no legal proceedings that are pending as of the date the financial statements are issued.

w.     Recently issued accounting pronouncements, not yet adopted:

In June 2020, the FASB issued ASU 2020-06 “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40).” This guidance simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The amendments to this guidance are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than December 15, 2021, including interim periods within those fiscal years. The Company is currently evaluating this guidance and do not expect the impact on its financial statements.

In June 2016, the FASB issued ASU 2016-13 “Financial Instruments — Credit Losses — Measurement of Credit Losses on Financial Instruments.” This guidance replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The guidance will be effective for Emerging Growth Companies (EGCs, as defined by the SEC) for the fiscal year beginning on January 1, 2023, including interim periods within that year. No significant impact on the Company’s financial statements.

x.      Recently adopted accounting pronouncements

In November 2021, the FASB issued ASU 2021-10 “Government Assistance (Topic 832),” which requires annual disclosures that increase the transparency of transactions involving government grants, including (1) the types of transactions, (2) the accounting for those transactions, and (3) the effect of those transactions on an entity’s financial statements. The Company applied the guidance prospectively to all in-scope transactions beginning fiscal year 2022. The adoption of this guidance did not have a material impact on the Company’s financial statements.

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 3 — CERTAIN TRANSACTIONS:

a.      Hangzhou Pentatech Technology Co. Limited Exclusive Distribution Agreement

In January 2020 the Company entered into a 5-year exclusive distribution agreement with Hangzhou Pentatech Technology Co. Limited (the “Distributor”) covering the territory of China (the “Pentatech Agreement”). Certain shareholders of the Distributor hold indirectly a minority position of less than 5% in the share capital of Company. The Pentatech Agreement includes a minimum unit sale undertaking spread on a yearly basis as a condition for having an exclusivity which was retained in the reporting period. An amount of $5,100 was paid by the Distributor as an advance payment on account for future systems purchasing from the Company, spread in certain percentages of a unit price over purchased quantities. The advance payment was recorded as Advances from customers in the balance sheet. If a termination due to a breach by the Company occurs, the outstanding advance payment is due to the Distributor together with a monthly interest as defined in the Pentatech Agreement.

On August 11, 2022, Company signed an Addendum to the Pentatech Agreement with Hangzhou Pentatech Technology Co. Limited. According to the Addendum, the Pentatech Agreement is being extended to 2030. Commencing 2023 and until the end of the contract, the remaining amount of the advance payment shall be allocated equally between all the systems to be purchased by Distributor.

In September 2022, the Company received additional $630 advance payment for a certain amount of systems purchased to be delivered during 2023.

As of December 31, 2022 and December 31 2021, the Company recognized system revenues from the Distributor in the amounts of $ 3,150 and $1,750, respectively.

b.      Repayment of a Loan

In October 2018, the Company signed a master proceeds purchase agreement (“the Proceeds Purchase Agreement”) with Liquidity Capital II L.P (“the Purchaser”), whereas the Purchaser will pay an advance amount to the Company on behalf of future proceeds of the Company generated from customers. As part of the agreement, for each $ 100 of purchase price, the Company should return $ 127 of proceeds over two years.

In September 2020, the Company and the Purchaser agreed to amend the Proceeds Purchase Agreement and to reschedule the payback payments. It was agreed to have an extended payment schedule and, in consideration in part, to grant the Purchaser a 5-year warrant to purchase 127,726 redeemable convertible Preferred A shares of XJet at an exercise price of USD $4.72 per share.

The Company concluded that the change in term does not constitute a trouble debt restructuring. Thereafter, the Company applied the guidance in ASC 470-50, Modifications and Extinguishments.

Based on the Company’s analysis, the Company concluded that the change in terms should be accounted for as an extinguishment, $ 81 was recorded in 2020 through Other financial expenses, net.

The fair value of the warrants was estimated using OPM model (see Note 5).

The Company paid during 2021 the agreed repayments and on December 30, 2021, the Company and the Purchaser agreed to have an early repayment of the remaining balance, with a reduction of the due payment by $100. As of December 31, 2021, the loan was fully repaid.

The interest expense during the year ended December 31, 2021 amounted to $ 506.

c.      Subcontractor Agreement with HAMESHAVEV H.M.T.S LTD

The Company currently engages Hameshabev H.M.T.S. Ltd. (“HMTS”) as a prime contract sub-contracting for procurement, assembly and final testing of its hardware products and modules. Prices due to HMTS from the Company are calculated based on actual cost of procurement, actual hourly fees, site overheads fees and profit margins

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 3 — CERTAIN TRANSACTIONS: (cont.)

calculated over actual overall cost. Delivery dates are agreed per each production unit. Payment term vary by market conditions. Open purchase order was approximately $1,340 as of December 31, 2022 and $1,450 as of December 31, 2021. Since the prices due to HMTS are based on actual cost of procurement, actual costs can differ from the costs in the purchase orders.

d.      Sub-Contracting Agreement with Industrial Techno-Logic Solutions Ltd.

On February 15, 2022, the Company signed an agreement with Industrial Techno-Logic Solutions Ltd. (“ITS”) for sub-contracting of procurement, assembly and final testing of its hardware products and modules. Prices due to ITS from the Company are calculated based on actual cost of procurement, actual hourly fees, fees for site overheads and profit margins over the actual overall cost. Delivery dates are agreed per each production unit. Payment term are net 30 days in the contract. As of December 31, 2022, open purchase order was approximately $4,480.

e.      Iscar agreement

In October 2016 the Company entered into a license agreement with Iscar Ltd. (“Iscar”). Iscar was granted an exclusive, perpetual, worldwide, not assignable, royalty-free for all existing and future rights into patents of the family of TUNGSTEN-CARBIDE/COBALT INK COMPOSITION FOR 3D INKJET PRINTING (“Allowed Patents”) in the agreed territories, limited to the use of cutting tools in industries of metal design (the “Field”), in exchange for Iscar covering 50% of Allowed Patent related expenses. The term of the license agreement is through the last patent’s expiration date in October 2034. Following a transfer of over 25% of the voting rights in the Company to a third-party competitor in the Field, the ownership in the Allowed Patents will be transferred to Iscar. As of December 31, 2022 and December 31, 2021 Iscar participated in Allowed Patent-related expenses in the amount of $10 and $30 respectively. The expenses paid by Iscar are recorded as a reduction of the research and development expenses.

NOTE 4 — REVENUES:

a.      Disaggregation of Revenues

The amount of revenues recognized in the period that was included in the opening advances from customers balance was $633 and $256 for the years ended December 31, 2022 and December 31, 2021 respectively.

The following table present the Company’s revenues disaggregated by geographical region (based on the Company’s customers’ location) for the years ended December 31, 2022 and December 31, 2021:

	Year ended December 31, 2022	Year ended December 31, 2021
China	$3,242	$1,849
United States	664	998
Europe:
Europe-Germany	632	—
Europe-Austria	1,275	—
Europe-Portugal	—	481
Europe-Other	224	73
Total Europe	2,131	554
Total	$6,037	$3,401

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 4 — REVENUES: (cont.)

b.      A breakdown of the revenues per customer what constituted at least 10% of revenues is as follows:

	Year ended December 31, 2022	Year ended December 31, 2021
Revenue earned:
Customer A	63%	62%
Customer B	25%	22%
Customer C	12%	16%
Total	100%	100%

The substantial majority of the Company’s revenues is generated from the sale of the Company’s machines. The remaining revenues are generated from the sale of consumables, services, spare parts.

c.      Warranty Provision

	Year ended December 31, 2022	Year ended December 31, 2021
Beginning Balance	$503	$549
Provision	361	390
Usage	(434)	(436)
Ending Balance	$430	$503

NOTE 5 — FAIR VALUE MEASUREMENT:

The Company’s financial instruments consist mainly of cash and cash equivalents, restricted long-term deposits, trade payables, trade receivables, other receivables — and other accounts payable and accrued expenses. The fair value of these financial instruments approximates their carrying values.

The Company also has fair value measurement with regard to the valuation of its warrants. When evaluating the fair value of warrants, the Company used a model which utilized Level 3 measures.

a.      Warrants:

1)      Warrants for Series A redeemable convertible Preferred shares were issued to Liquidity Capital II L.P as part of the amended loan agreement (see note 3c). Warrants for Series A-3 redeemable convertible Preferred shares were issued as part of the fee in the Series A-3 redeemable convertible Preferred shares investment round.

2)      Since the warrants are convertible into redeemable convertible Preferred shares, which have a redemption feature, the warrants are within the scope of ASC 480 and are classified as liabilities. For subsequent periods, the warrants are measured at fair value, with changes in fair value recognized in other financial expenses (income), net, in accordance with ASC 480-10-35-5.

3)      The fair value of the warrants was determined for the year ended December 31, 2021 according to the option-price method (“OPM”) as part of each investment round under the following terms:

Value as of December 31, 2021
Expected volatility	72.1%
Risk-free interest rate	0.97%

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 5 — FAIR VALUE MEASUREMENT: (cont.)

4)      The fair value of the warrants as of December 31, 2022 was evaluated using hybrid pricing model with a combination of the Black-Scholes Option Pricing Model (OPM) and the P-WERM model for various possible scenarios. For the various scenarios modeled, volatility is based on a combination of historical volatilities of companies in comparable stages as well as companies in the industry by statistical analysis of daily share pricing model. The risk-free interest rate assumption is based on observed interest rates appropriate for the time period until a liquidity event occurs.

The following table summarizes assumptions used as of December 31, 2022:

Value as of December 31, 2022
Expected volatility	77.21%
Risk-free interest rate	4.38%
Discount rate	27%

b.      The table below sets forth a summary of changes in the fair value of the warrants for redeemable convertible Preferred shares classified as Level 3:

	Number of warrants measured at fair value	FAIR VALUE
	2021	2021
Balance at the beginning of the year	121,702	$255
Warrants issued through an issuance of A-3 redeemable convertible Preferred shares	20,607	28
Changes in fair value	—	(61)
Balance at the end of the year	142,309	$222

The above share information has been adjusted to reflect the reverse share split as discussed in note 2b.

	Number of warrants measured at fair value	FAIR VALUE
	2022	2022
Balance at the beginning of the year	142,309	$222
Changes in fair value	—	(12)
Balance at the end of the year	142,309	$210

The above share information has been adjusted to reflect the reverse share split as discussed in note 2b.

NOTE 6 — INVENTORIES:

Inventories consisted of the following:

	December 31, 2022	December 31, 2021
Finished goods	$718	$1,086
Raw materials	2,878	1,868
	$3,596	$2,954

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 6 — INVENTORIES: (cont.)

The table below represents the movement of a slow and obsolescence inventory allowances for the years ended December 31, 2022, and December 31, 2021.

Description	Balance on January 1, 2022	Additions	Deductions	Balance on December 31, 2022
Inventory	$257	54	—	$311
Description	Balance on January 1, 2021	Additions	Deductions	Balance on December 31, 2021
Inventory	$569	—	$312	$257

NOTE 7 — PROPERTY, AND EQUIPMENT, NET:

	December 31, 2022	December 31, 2021
Cost:
Computers and software	$722	$705
Office furniture	597	459
Laboratory equipment	4,897	3,976
Leasehold improvements	1,000	863
	$7,216	$6,003

Accumulated depreciation:	3,588	2,624
Depreciated cost	$3,628	$3,379

For the years ended December 31, 2022 and December 31, 2021 depreciation expenses amounted to $964 and $902 respectively.

NOTE 8 — LEASES:

The Company’s operating lease expenses are recognized on a straight-line basis. Operating lease cost for the years ended December 31, 2022 and December 31, 2021 were as follows:

	December 31, 2022	December 31, 2021
Fixed payments and variable payments that depend on an index or rate	1,072	1,133
Total operating lease cost	1,072	1,133

Cash flow and other information related to operating leases were as follows:

	December 31, 2022	December 31, 2021
Cash paid for amounts included in the measurement of lease liabilities	1,121	1,136
Right-of-use assets obtained in exchange for new operating lease liabilities	—	85

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 8 — LEASES: (cont.)

Other information related to operating leases were as follows:

	December 31, 2022	December 31, 2021
Weighted-average remaining lease term – operating leases	6	7
Weighted-average discount rate	6.59%	6.59%

The Company is a party to several lease agreements for its facilities, the latest of which has been set through January 2024. The Company has the option to extend certain agreements for additional periods, with the major agreement is for an additional 5-year period subject to a 6-month termination notice and other customary conditions, likely to be extended based on the option to extend, subject to the terms of the lease agreements. During the extended lease period, the aggregate annually rental payments will increase by 6% each year. The Company expect that it will extend its major agreement.

The Company also leases vehicles for its employees with different commencement and ending periods in Israel. These leases are under cancelable lease agreements. The Company has an option to be released from these lease agreements, which may result in penalties of insignificant amounts.

The Company sub leases a portion of the premises it rents. The sub lease income is deducted from the lease expenses.

The table below presents value of lease liabilities of the company for the lease period:

December 31, 2022
2022	—
2023	1,087
2024	1,158
2025	1,078
2026	1,078
2027	1,078
2028	880
Total operating lease payments	6,359
Less: imputed interest	(1,070)
Present value of lease liabilities	5,289

NOTE 9 — INCOME TAXES:

a.      Deferred Tax Assets

The Company’s deferred tax asset are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets: Net operating loss carry forward	$43,663	$41,051
Research and development credits	7,892	4,600
Total deferred tax assets	51,555	45,651
Valuation allowance	(51,555)	(45,651)
Deferred tax assets recognized	$—	$—

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 9 — INCOME TAXES: (cont.)

	December 31, 2022	December 31, 2021
Balance at beginning of the year	$45,651	$36,817
Additions to valuation allowance	5,904	8,834
Release of valuation allowance	—	—
Balance at the end of the year	$51,555	$45,651

Deferred taxes were calculated using 23% tax rate as this represents the applicable corporate tax rate for the company.

Management currently believes that since the Company has a history of losses, it is more likely than not that the deferred tax assets regarding the loss carry-forward will not be realized in the foreseeable future and as a result the Company recorded a full valuation allowance.

The valuation allowance increased during the years ended 2022 and 2021 as a result of the increase in the total deferred tax assets.

As of December 31, 2022 and December 31, 2021, the Company had tax net operating losses carry-forward of approximately $190,000 and $178,000 respectively. Tax net operating losses carry-forward has no time limitation. No deferred tax assets were recorded due to the tax losses carry-forward because these losses are not expected to be used in the foreseeable future.

b.      Uncertain tax positions

The Company evaluates its tax position and has not established reserves for tax-related uncertainties.

The Company is subject to income taxes in Israel. The Company files income tax returns in Israel which is subject to the statute of limitation. Tax returns of the Company Ltd. submitted in Israel through the 2016 tax year are considered to be final following the completion of the Israeli Tax Authorities examination upon audit.

c.      Basis of taxation:

The Company’s income is taxed in Israel. Corporate tax rates in Israel is 23%. The difference between the effective and theoretical tax rates is originated from carry forward losses and research and development credits for which the company has recorded a full valuation allowance.

NOTE 10 — CONTINGENCIES:

a.      Legal proceedings

Occasionally the Company may be subject to various proceedings, lawsuits, disputes, or claims. The Company investigates these claims as they arise and accrues liabilities when losses are probable and reasonable estimable. Although claims are inherently unpredictable, the Company is currently not aware of any matters that, if determined adversely to the Company, would individually or taken together, have a material adverse effect on the business, financial position, results of operations, or cash flows.

b.      Guarantees

The company provided a bank guarantee in the amount of $ 401 (approximately) to secure lease agreements.

The Company provided a bank guarantee in the amount of $86 (approximately) to a service provider as security for its services.

These guarantees constitute the restricted deposit.

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 10 — CONTINGENCIES: (cont.)

c.      Royalty-bearing grants

The Company’s research and development efforts have been partially financed through grants received from the IIA. Under the research and development agreements with the IIA and pursuant to applicable laws, the Company is committed to pay royalties to the Israeli Government at a rate of 3% to 5% of the sales of its product, up to 100% of the amount of the grants received plus interest at LIBOR. Even though the IIA did not determine an alternative benchmark rate to the LIBOR, the Company does not expect the replacement to have a material impact on its financial statements.

The grants are deducted from research and development expenses. The Company is obligated to repay the Israeli Government for the grants received from any sales by the Company.

As of December 31, 2022 and December 31, 2021, the outstanding contingent obligation of the Company amounted to $10,561 and $10,623 respectively included LIBOR.

NOTE 11 — EQUITY AND REDEEMABLE CONVERTIBLE PREFERRED SHARES:

Share capital

a.      Ordinary shares

Ordinary shares confer to their holders the right to receive notice to participate and vote in general meetings of the Company and the right to receive dividends, if declared and in accordance with the Company’s Amended and Restated Articles Of Association (“Amended and Restated AOA”) the right to an equal share in any distribution of the surplus assets of the Company, (other than and only after the payment in full of the Preferred A-3 shares, A-2 shares, A-1 shares and A shares).

b.      Redeemable convertible Preferred shares

Redeemable convertible Preferred shares are convertible to Ordinary shares, and confer upon their holders the right to receive notice to participate and vote in general meetings of the Company (every holder of the shares has one vote for each Ordinary Share into which the shares held by him could be converted, on every resolution) and the right to receive dividends (the Amended Articles include a non-participating distribution preference in cases of Liquidation, Deemed Liquidation Event and Distribution). In addition, the holders of redeemable convertible Preferred shares confer upon their holders’ liquidation and distribution preference in accordance with the Amended and Restated AOA and certain other rights as set forth in the Amended and Restated AOA. The Shares also have broad based weighted average anti-dilution protection upon issuance of certain additional shares by the company at a price per share less than the applicable Conversion Price for each such Preferred Share.
Each Preferred Share shall be (i) convertible into Ordinary Shares at the option of the holder thereof, at any time after the date on which such Preferred Share was issued by the Company; and (ii) automatically converted into Ordinary Shares simultaneously with the occurrence of the first to occur of: (A) the closing of an IPO; or (B) the holders of at least a majority of the issued and outstanding redeemable convertible Preferred shares resolve in writing to convert their shares into Ordinary Shares. The conversion of shares shall be subject to certain conversion process and requirements and the conversion price shall be subject to the adjustments detailed in the Company’s AOA.

c.      Distribution preference

The liquidation preferences of Distributable Proceeds in a Distribution Event are defined in the Company’s AOA and shall be distributed among the shareholders according to the following order of preference: First, each holder of Preferred A-3 Shares shall be entitled to receive, prior to any distribution, on a pari passu basis with the other holders of Preferred A-3 Shares, in respect of each Preferred A-3 Share held by it, an amount per share equal to the higher of

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 11 — EQUITY AND REDEEMABLE CONVERTIBLE PREFERRED SHARES: (cont.)

(A) its Original Issue Price (subject to certain adjustments),plus an amount equal to all declared but unpaid dividends on each such Preferred A-3 Share, less the amount of distributions, including any dividends, actually received in any prior Distribution Event; and (B) without the need to actually convert the Preferred A-3 Shares into Ordinary Shares, the amount that would have been received by each holder of Preferred A-3 Shares if such Preferred A-3 Shares were converted into Ordinary Shares immediately prior to the Distribution Event. Second, following payment of the Preferred A-3 Preference Amount in full, each holder of Preferred Shares non Preferred A-3 Shares) shall be entitled to receive, prior to any distribution to any holder of Ordinary Shares, on a pari passu basis with the other holders of Preferred Shares, in respect of each Preferred Share held by it, an amount per share equal to the higher of (A) its Original Issue Price (after certain adjustments),plus an amount equal to all declared but unpaid dividends on each such Preferred Share, less the amount of distributions, including any dividends, actually received in any prior Distribution Event, prior and in preference to all other holders of Ordinary Shares of the Company; and (B) without the need to actually convert the Preferred Shares into Ordinary Shares, the amount that would have been received by each holder of Preferred Shares if such Shares were converted into Ordinary Shares immediately prior to the Distribution Event. If upon the occurrence of such Distribution Event, the Distributable Proceeds shall be insufficient to permit the full payment of the Preferred A/A-1/A-2 preference amount, then the Distributable Proceeds shall be distributed ratably among all the holders of Preferred Shares. Third, following payment of the Preferred A-3 preference amount in full, the remaining Distributable Proceeds available for distribution (if at all) shall be distributed among the holders of Ordinary Shares.

The Original Issue Price per share of the outstanding Preferred shares are as follows: (a) with respect to the Preferred A, A-1 and A-2 Shares round was US$4.72, and (b) with respect to Preferred A-3 Shares was US$6.066. Subject to proportional adjustment for any Recapitalization Event as defined in the Amended and Restated AOA.

d.      In August 2020, the Company signed agreements to purchase 3,380,580 Preferred A Shares for an aggregated amount of about $15,942 excluding issuance cost), (the “2020 A Round”). This amount included $912 of CLA amount which was converted into A redeemable convertible Preferred shares pursuant to the terms of the 2020 A Round. The round was performed at a price per A Preferred share of $ 4.72. Pursuant to the terms of the 2020 A Round, all previously issued redeemable convertible Preferred shares (namely, A, A-1, B, C, C-1, C-2 and D) were converted to either A shares, A-1 shares or to Ordinary shares. As of December 31, 2020 following the closing of the 2020 A Round, the outstanding share capital of the Company was comprised of Ordinary shares, redeemable convertible Preferred A shares and redeemable convertible Preferred A-1 shares and redeemable convertible Preferred A-2 shares.

In December 2020, the Company granted Mr. Eli Bachar, a member of the Board at that time, a warrant to purchase 2,728 Ordinary shares at an exercise price of $192.46 per each Ordinary share, in lieu of a previously granted warrant for Preferred C shares. The term of the warrant was until the earlier of (i) immediately prior to the closing of the Company’s IPO or Deemed Liquidation Event (as such terms were defined in the then effective Amended and Restated Articles of Association of the Company), or (ii) the 10 years anniversary following the date of grant, i.e June 30, 2024.

e.      In February 2021, the Company concluded a follow-on internal round and issued 2,548,871 Preferred A Shares, a warrant to purchase up to 42,484 Preferred A-1 shares and warrants to purchase 497,814 Preferred A-2 shares for an aggregate amount of $12,000 not including issuance costs. The warrants are with no exercise price and for a period up until the earlier of an IPO date or a Deemed Liquidation Event as defined by the Amended and Restated AOA. Out of the follow-on funding amount, $9.35 thousand was invested by Alumot, an interested party of the Company. All the above warrants granted to Alumot were exercised by Alumot in 2021.

f.       In February 2021 the Company cancelled the par value of all its outstanding share capital.

g.      On July 8, 2021, the Company approved a reverse split of all types of shares in a ratio of 100:1 such that every 100 (one hundred) shares were combined into 1 (one) share. All share amounts and exercise price per share from periods prior to the reverse split in the financial statements, are adjusted to reflect the reverse split.

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 11 — EQUITY AND REDEEMABLE CONVERTIBLE PREFERRED SHARES: (cont.)

h.      In November and December 2021, the Company signed subscription agreements with existing shareholders and permitted transferees to purchase 4,458,457 Preferred A-3 shares for an aggregated amount of $27,045 at $6.066 per share, $19,485 were received in 2021 and $10,470 were received and recorded in 2022. The received funds are subject to issuance costs of $426 in 2022 and $296 in 2021. In addition, the Company granted a third party a 3-year period warrant for 20,607 A-3 shares at an exercise price of $6.066 per share, as a finder fee.

i.       In January 2022, the Company signed on subscription agreements with existing shareholders and permitted transferees to purchase additional 479,723 Preferred A-3 shares for aggregate amount of $2,910 at $6.066 per share. All the funds were received in 2022.

j.       Share-based compensation plans exercisable to ordinary shares

In September 2007, the Company adopted the Company’s 2007 Employee Share Option Plan (the “2007 Plan”), provided for the grant of options and other share-based awards to the Company’s and its subsidiaries’ respective directors, employees, officers, consultants, and to any other person whose services are considered valuable to the Company or any of its affiliates. Under the 2007 plan, options granted generally have a contractual term of ten years from the grant date. Options granted become exercisable to ordinary shares over the requisite service period, which is normally a four-year period beginning on the grant date, subject to continued service to the Company. As of December 31, 2022 and 31, 2021, 0.41 million and 0.5 million shares were available respectively for future equity awards under the 2007 plan.

Share options

A summary of the share option activity for the year ended December 31, 2022 is as follows (following 100:1 reverse share split, see table below):

	Year ended December 31, 2022
	Number of options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at beginning of year	2,650,131	4	8.16	560
Granted	1,667,990	6.03	9.1	—
Exercised	—	—	—	—
Forfeited	(332,927)	4.91	8.4	—
Outstanding at end of year	3,985,194	4.79	8.5	628
Exercisable at end of year	1,677,812	3.65	8.0	616

The above share information has been adjusted to reflect the reverse share split as discussed in note 2b.

The weighted average fair value of options granted during the years ended December 31, 2022 and December 31, 2021 was $1 and $0.32 respectively.

As of December 31, 2022 and December 31, 2021, there was $1,475 and $1,900 respectively of unrecognized share-based compensation expense related to unvested share options that is expected to be recognized as an expense over a weighted-average period of 2 years.

The fair value of each option granted is estimated using the Black-Scholes option pricing method. The volatility is based on a combination of historical volatilities of companies in comparable stages.

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 11 — EQUITY AND REDEEMABLE CONVERTIBLE PREFERRED SHARES: (cont.)

The following table summarizes assumptions used for the Black- Scholes model:

	Value for options granted during 2022	Value for options granted during 2021
Expected volatility	66% – 79%	75% – 80%
Risk-free interest rate	1.67% – 3.94%	0.83% – 1.14%
Expected dividend yield	0%	0%
Expected term (in years)	5 – 10	6 – 10
Ordinary share price	$1.87	$1.22, $1.73

The above share information has been adjusted to reflect the reverse share split as discussed in note 2b.

The following table summarizes information about share options outstanding on December 31, 2022:

Outstanding options As of December 31, 2022	Exercise price	Exercisable options As of December 31, 2022	Exercise price
3,230	1	3,230	1
320,441	1.08	320,441	1.08
41	28.8	41	28.8
4,618	36	4,618	36
528	43.2	528	43.2
204,250	0	204,250	0
1,765,522	4.72	1,765,522	4.72
1,686,564	6.066	1,686,564	6.066
3,985,194		3,985,194

The above share information has been adjusted to reflect the reverse share split as discussed in note 2b.

As of December 31, 2022, the weighted-average remaining contractual life of exercisable options was 8 years. The total intrinsic value of options exercisable at the end of 2022 was approximately $171.

For information regarding the model and assumptions used to determine the fair value of options granted during 2022 see Note 2(n).

As of December 31, 2022, the Company had 2.3 million unvested options. As of December 31, 2022, the unrecognized compensation cost related to all unvested, equity classified share options of $1,475 is expected to be recognized as an expense over a weighted-average period of 2 years.

Share-based compensation expense for share options included in the Company’s Statements of Operations and Comprehensive Loss were allocated as follows:

	2022	2021
Research and development, net	$216	$950
Selling and marketing	115	345
General and administrative	1,287	4,871
Total Expenses	$1,618	$6,166

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 12 — OTHER FINANCIAL EXPENSES (INCOME), NET:

	Year ended December 31, 2022	Year ended December 31, 2021
Exchange rate Operating lease	$(748)	$245
Bank fee and others	(40)	(35)
Other Financial Expenses (Income), net	$(788)	$210

NOTE 13 — BASIC AND DILUTED LOSS PER SHARE:

The following table sets forth the computation of basic and diluted net loss per share attributable to ordinary shareholders for the period presented:

	Year ended December 31, 2022	Year ended December 31, 2021
Numerator:
Net loss per year	$17,644	$23,192
Net loss attributable to ordinary shareholders, basic and diluted	$17,644	$23,192

Denominator:
Weighted-average shares and vested options with no exercise price used in computing net loss per share attributable to ordinary shareholders, basic and diluted	573,533	565,294
Net loss per share attributable to ordinary shareholders, basic and diluted	30.76	41.03

The above share information has been adjusted to reflect the reverse share split as discussed in note 2b.

The following instruments were not included in the computation of diluted EPS because of their anti-dilutive effect:

•        Options to purchase 3,780,944 and 2,445,881 ordinary shares at an average exercise price of $5.04 and $4.36 per share respectively were outstanding as of December 31, 2022, and as of December 31, 2021 but were not included in the computation of diluted EPS.

•        Preferred shares of 11,543,114 Series A shares which was convertible into 11,543,114 shares of ordinary shares, was outstanding as of December 31, 2022 and December 31, 2021, but was not included in the computation of diluted EPS.

•        Preferred shares of 102,648 Series A-1 shares which was convertible into 102,648 ordinary shares, was outstanding as of December 31, 2022 and December 31, 2021, but was not included in the computation of diluted EPS.

•        Preferred shares of 606,923 Series A-2 shares which was convertible into 606,923 ordinary shares, was outstanding as of December 31, 2022 and December 31, 2021, but was not included in the computation of diluted EPS.

•        Preferred shares of 4,938,180 and 3,212,166 Series A-3 shares which was convertible into 4,938,180 and 3,212,166 ordinary shares, was outstanding as of December 31, 2022 and December 31, 2021 respectively but was not included in the computation of diluted EPS.

•        Warrants to purchase 2,783 ordinary shares at an average exercise price of $189.61 per share were outstanding as of December 31, 2022 and December 31, 2021 but were not included in the computation of diluted EPS.

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 13 — BASIC AND DILUTED LOSS PER SHARE: (cont.)

•        Warrants to purchase 121,702 shares of Preferred Series A at an average exercise price of $4.72 per share were outstanding as of December 31, 2022 and December 31, 2021 but were not included in the computation of diluted EPS.

•        Warrants to purchase 20,607 shares of Preferred Series A-3 at an average exercise price of $6.066 per share were outstanding as of December 31, 2022 and December 31, 2021 but were not included in the computation of diluted EPS.

NOTE 14 — TRANSACTIONS WITH RELATED PARTIES:

Following are transactions and balances with the Company’s related parties:

The Company purchases from LDR Technologies Ltd. (“LDR”) from time-to-time certain filters and pumps which are used for the assembly of the products of the Company. LDR is an Israeli incorporated private company, controlled by Helen Gothait, the wife of Hanan Gothait who acts as the President and a Board member of the Company. The following are the amounts and balances of the Company with LDR:

Balances with related party:

	December 31, 2022	December 31, 2021
Trade payables	$4	$4

Related party’ expenses:

	Year ended December 31, 2022	Year ended December 31, 2021
Research and development expenses	$30	$24

Option grants

The following option grants are perceived to be not in the ordinary course of business:

Hanan Gothait, President and a Member of the Board.

On February 3, 2021, the Company re-priced 28,148 options which were previously granted to Mr. Gothait, each to convert into one Ordinary Share, to have an exercise price of $ 4.72 per share. 8,527 options expired in November 2021. In addition, Mr. Gothait was granted 830,254 additional options to convert into one Ordinary Share. Out of this amount, 204,250 options are available for an immediate exercise with no exercise price, with the remaining options subject to a gradual 4-year vesting with an exercise price of $ 4.72 per share.

On February 24, 2022, the Board of Directors approved Mr. Gothait a grant of 236,940 options to purchase Ordinary Shares of the Company under the 102 Capital Gains Tax Track of the Ordinance, and under the Plan. The options have an exercise price of $6.066 per share and shall vest over a period of 3 (three) years commencing on the date of grant, with a one-year cliff such that 25% shall vest after 12 months from such date and the remaining 75% shall vest in 24 equal monthly installments thereafter, all provided that Mr. Gothait continues providing services to the Company on each vesting date. The Options shall be subject to the terms and conditions of the

Option Plan and will expire ten (10) years after their grant date, unless they expire earlier in accordance with the terms of the Plan.

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 14 — TRANSACTIONS WITH RELATED PARTIES: (cont.)

Option Grants to Eli Bachar. Chairman, and a Member of the Board.

Mr. Bachar acted as Chairman from August 2020 through April 2021 and a member of the Board prior to that role and thereafter.

On February 3, 2021, the general meeting approved the following option grants to Eli Bachar:

a.      71,829 options to purchase Ordinary Shares of the Company under the Company’s 2007 Share Option Plan (the “Plan”). Such options have an exercise price of NIS 3.6 per share and vest as follows: (i) 34,838 of the options were fully vested as of the date of their grant; (ii) 6,951 of the options vest in 4 equal monthly installments over a period of 3 months commencing on January 1, 2021; and (iii) 30,023 of the options vest over a period of 4 years commencing on January 21, 2021, with a one year cliff provided that Mr. Bachar continues to be a member of the Company’s Board on each vesting date;

b.      248,612 options to purchase Ordinary Shares of the Company under the Plan. Such options have shall have an exercise price of NIS 3.6 per share and were fully vested as of the date of their grant.

The options shall expire ten (10) years after their grant date or earlier under the Plan.

On December 20, 2021, the Board of Directors approved a grant to Mr. Bachar for his efforts in the Company’s financing rounds of A-3 Preferred shares, of 63,106 options to purchase Ordinary Shares of the Company under the Plan with an exercise price of $6.066 per share and a vesting schedule of one-year cliff for 25% with the remaining 75% to vest in 36 equal monthly installments thereafter, provided that Mr. Bachar continues providing services to the Company on each vesting date. The options shall expire ten years after their grant date or earlier under the Plan.

On February 24, 2022, the Board of Directors approved the correction in the number of options initially approved on December 29, 2021, by the Company’s general assembly. Per the correction, an additional 12,731 options were granted to Mr. Bachar, subject to the original vesting terms as described above.

Warrant grant to Defizik Ltd

On December 2, 2021, the general meeting approved the Company’s engagement with Defizik Ltd., a company affiliated with Mr. Eli Bachar, a Company director, in a finder agreement, pursuant to which, among other things, Defizik was granted a warrant to purchase the same type of shares or other securities of the Company of the same type actually issued to approved contacts introduced by Defizik to the Company pursuant to funding agreement(s) in which such approved contact(s) invested in the Company, in an amount equal to 2.5% of the shares or other securities actually issued to such approved contact(s) under the applicable funding agreement(s), as set forth in the Defizik finder agreement.

Option Grant to Avi Cohen, Executive Chairman.

On April 19, 2021, following his appointment to the company’s Executive Chairman, the Board of Directors approved a grant to Mr. Cohen of 369,111 options to purchase Ordinary Shares at an exercise price of $ 4.72 per share with a vesting schedule of 4 years, with 25% vested after 12 months and 75% equally vested over the next 36 months. In addition, the Board of Directors approved the compensation terms for Mr. Cohen, a $ 8 salary paid on a monthly basis, for part time employment consisting of two workdays per week and all standards employee’s benefits such as pension, education fund etc.

On June 9, 2021, acceleration provisions were approved for Mr. Cohen’s option grant. In the event of a change of control or termination by the Company not for cause or by the employee for good reason within 24 months after an IPO, there shall be an extended term of exercise following termination of two years when the Company is private and nine months when the Company is public.

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 14 — TRANSACTIONS WITH RELATED PARTIES: (cont.)

On February 24, 2022, the Board of Directors approved the grant of 242,163 options to purchase Ordinary Shares of the Company to Mr. Avi Cohen, under the 102 Capital Gains Tax Track of the Ordinance, and under the Company’s 2007 Share Option Plan (the “Plan”). The options have an exercise price of $6.066 per share and shall vest in 24 equal monthly tranches over a period of 2 years commencing on the date of grant, all provided that Mr. Cohen continues providing services to the Company. The Options shall be subject to the terms and conditions of the Plan, and will expire 10 years after their grant date, unless they expire earlier in accordance with the terms of the Plan.

Option Grants to John Kispert, a Member of the Board.

On December 2, 2021, the general meeting approved the grant of 184,444 options to Mr. John H. Kispert, a company director, subject to the Plan. The options have an exercise price of $4.72 per share and vest over a period of 4 years commencing on December 2, 2021, with a one year cliff such that 25% shall vest after 12 months from such date and the remaining 75% shall vest in 36 equal monthly installments, all provided that Mr. Kispert continues providing services to the Company on each vesting date.

The options are subject to the terms and conditions of the Plan, and will expire 10 years after their grant date, unless they expire earlier in accordance with the terms of the Plan.

Option Grant to Ory Milleau, a Member of the Board.

On June 9, 2021, the Company approved the grant of 44,293 options to Mr. Ory Milleau, a director to purchase Ordinary Shares of the Company at an exercise price of $4.72 per share, subject to the Plan. The options shall have a vesting term as stipulated under the option plan of the Company and are contingent upon the Company’s completing a SPAC transaction with certain advisory banks in accordance with the terms of an engagement letter in negotiation.

Mirad Investments and Consulting Ltd. (“Mirad”), an affiliated company of Mr. Milleau, was paid fees for investment banking services, in the total amount of $129, representing five percent of amounts invested in the Company by Abraxilev Ltd. through I.B.I. Trust Management. Mr. Milleau serves as a Director on the board of directors of Abraxilev Ltd.

Options Grant to CEO

On the first quarter of 2022, the Company appointed a new CEO, while the retiring CEO was appointed to president and founder. On February 24, 2022, the Board of Directors approved a grant of 815,032 options to purchase Ordinary Shares of the Company under the 102 Capital Gains Tax Track of the Ordinance, and under the Plan. The options shall be granted on the effective date on which the CEO commence his employment with the Company, shall have an exercise price of US$6.066 per share and shall vest over a period of four years as follows: 25% of the options shall vest upon the lapse of 12 months of the CEO’s continuous service, and the remainder (75% of the options) shall thereafter vest on a monthly basis over an additional 36 months period, such that an amount equal to 1/48 of the options shall vest upon the lapse of each full month of continuous service, provided the CEO continues to be employed by the Company at each vesting date. In addition to the above-said vesting schedule, 203,758 of the options will also be subject to the accomplishment of specific achievements during the initial 12 months of employment. Other than as described herein, the options shall be subject to the terms and conditions of the Plan and will expire ten (10) years after their grant date, unless they expire earlier in accordance with the terms of the Plan.

Options Grants to New CFO

On February 24, 2022, the Board of Directors approved a grant of 112,067 options to purchase Ordinary Shares of the Company under the 102 Capital Gains Tax Track of the Ordinance, and under the Plan. The options have an exercise price of $6.066 per share and shall vest over a period of four (4) years commencing on the date of grant, with a one year cliff such that 25% shall vest after 12 months from such date and the remaining 75% shall vest in 36 equal

XJet Ltd.

NOTES TO FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 14 — TRANSACTIONS WITH RELATED PARTIES: (cont.)

monthly installments thereafter, all provided that CFO continues providing services to the Company on each vesting date. The Options shall be subject to the terms and conditions of the Option Plan and will expire ten (10) years after their grant date, unless they expire earlier in accordance with the terms of the Plan.

NOTE 15 — SUBSEQUENT EVENTS:

The Company’s management has performed an evaluation of subsequent events through March 21, 2023, the date the financial statements were available to be issued. In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through April 21, 2023, the date the financial statements were available to be reissued.

Facility lease extension

In February 2023 the Company signed an extension for its lease facility agreement for additional five years until January 2029. Subject to the terms of the extension, the lease fees will be increased by an effective rate of 3.5%. Furthermore, the Company is required to complete the security deposit, by means of bank guarantee by December 31, 2023, so the total security deposit will be equal to six (6) months lease fees.

Loan agreement with Mizrahi- Tefahot Bank

In March 2023 the Company entered into a loan agreement with Bank Mizrahi Tefahot Ltd. in the amount of US $5 million for a period of 36 months. The loan principal shall be paid in 30 monthly consecutive payments starting 180 days after the date of provision of the Loan. The loan shall bear variable annual interest of monthly Term SOFR plus 7.5%, while the interest shall be paid in monthly installments, starting one month after the date of provision of the loan. In addition, the bank will be entitled to an amount of options with an aggregate value of $1 million, with an exercise period of 8 years, and an exercise price of the lower between the last investment round and the next round. Drawing the loan is subject to customary conditions, including that we issue to the Bank a warrant (the “Warrant”) to purchase Preferred A-3 Shares or senior shares that may be issued in Company’s next qualified financing round (“Qualified Financing Shares”) in an aggregate amount of $1 million at an exercise price of (1) $6.066, if exercise into Preferred A-3 Shares or (2) the lowest price at which such shares were issued, if exercised into Qualified Financing Shares. The Warrant is exercisable for 8 years following its issuance. The Company expects to receive this loan during May 2023, pending completion of preliminary and general conditions, as defined in the loan agreement.

Silicon Valley Bank Event

On March 10, 2023, the Federal Deposit Insurance Corporation (the “FDIC”) took control of Silicon Valley Bank of Santa Clara, California (“SVB”). On March 13, 2023 the FDIC announced that all SVB depositors and borrowers will automatically become customers of Silicon Valley Bridge Bank, N.A. (“Bridge Bank”) and will have customer service and access to their funds by ATM, debit cards, and writing checks in the same manner as before. As of March 21, 2023, the Company holds approximately $2,400 with the Bridge Bank. As of April 21, 2023, the Company holds approximately $135 (unaudited) with the Bridge Bank.

Reverse Share Split

As described in note 2b, on April 19, 2023 the board of directors approved a reverse share split (the “Reverse Share Split”), which will be subject to shareholder vote on April 23, 2023 and will be effective prior to the effectiveness of the registration statement and the closing of public offering. The Reverse Share Split will result in a three point six -for-one (3.6:1) reverse share split of our Preferred, Ordinary shares and warrants. No fractional shares will be issued in connection with the Reverse Share Split. These financial statements have been adjusted retrospectively for the Reverse Share Split.

______ Shares

            , 2023

Ordinary Shares

______________

Prospectus

______________

Sole Book — Running Manager

Aegis Capital Corp.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.       Indemnification of Directors and Officers.

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Post-IPO Articles include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•        a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•        reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•        reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•        expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•        a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•        a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•        a financial liability imposed on the office holder in favor of a third-party;

•        a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•        expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•        a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•        a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•        an act or omission committed with intent to derive illegal personal benefit; or

•        a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association to be effective upon the closing of this offering allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

Effective as of the date of this offering, the maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $            ,            % of our total shareholder’s equity as reflected in our most recent financial statements prior to the date on which the indemnity payment is made (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering), and            % of our total market cap calculated based on the average closing price of our Ordinary Shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding Ordinary Shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 7.       Recent Sales of Unregistered Securities.

During the past three years, we issued securities which were not registered under the Securities Act as set forth below. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

The following is a summary of transactions during the preceding three fiscal years involving sales of our securities that were not registered under the Securities Act.

In August 2020, we issued and sold an aggregate of 3,380,580 of our Series A Preferred Shares, each at the time of issuance with NIS 0.01 par value, at a price per share of $4.72 for an aggregate consideration of approximately $15.94 million.

In December 2020, we issued a warrant to purchase 2,728 Ordinary Shares at an exercise price of $192.46 per share, in lieu of a previously granted warrant for Series C Preferred Shares.

In February 2021, we issued and sold an aggregate of 2,548,871 of our Series A Preferred Shares, each at the time of issuance with NIS 0.01 par value, at a price per share of $4.72 for an aggregate consideration of approximately $12 million.

In November and December 2021, we issued and sold an aggregate of 4,458,457 of our Series A-3 Preferred Shares, with no par value, at a price per share of $6.066 for an aggregate consideration of approximately $27.04 million.

In January 2022, we issued and sold an aggregate of 479,723 of our Series A-3 Preferred Shares, each at the time of issuance with no par value, at a price per share of $6.066 for an aggregate consideration of approximately $2.91 million.

Since January 1, 2020 and as of December 31, 2022, we have granted our directors, officers, employees and consultants options to purchase an aggregate of 4.6 million Ordinary Shares, at a weighted average exercise price of $4.72 per share, under our 2007 Share Incentive Plan. As of December 31, 2022 options to purchase 4 million Ordinary Shares granted to our directors, officers, employees and consultants remain outstanding.

Since January 1, 2020 and as of December 31, 2022, we have issued an aggregate of 0.03 million Ordinary Shares pursuant to the exercise of share options by our employees, directors and consultants. These issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2), Rule 701 and/or Regulation S.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 7.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 7.

Item 8.       Exhibits and Financial Statement Schedules.

(a)     The Exhibit Index is hereby incorporated herein by reference.

(b)    Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Financial Statements and related notes thereto.

Item 9.       Undertakings.

(a)     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby further undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
1.2*	Form of Underwriter’s Warrant.
3.1*	Amended and Restated Articles of Association of the Registrant, as currently in effect
3.2*	Form of Amended and Restated Articles of Association of the Registrant to be effective upon the closing of this offering
4.1*	Specimen share certificate of the Registrant
4.2*	Amended and Restated Investors’ Rights Agreement, dated as of , among the Registrant, , and the parties named in Schedule I and Schedule II thereto
5.1*	Opinion of Meitar | Law Offices, counsel to the Registrant, as to the validity of the Ordinary Shares (including consent)
10.1*	Form of Indemnification Agreement
10.2*	Lease Agreement by and between the Registrant and HaOgen Real Estate Ltd., as amended, dated September 19, 2017.
10.3*	Finder Agreement by and between the Registrant and Mirad Investments & Consulting Ltd., dated June 2021.
10.4*#	2007 Share Incentive Plan
10.5*#	2023 Share Incentive Plan
10.6*#	Compensation Policy for Directors and Officers
10.7*†

Exclusive Distribution Agreement by and between the Registrant and Hangzhou Pentatech Technology Co., Limited, dated January 16, 2020, as amended by the Addendum to Distribution Agreement, dated August 11, 2022.

21.1*	List of subsidiaries of the Registrant
23.1	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, an independent registered public accounting firm
23.2*	Consent of Meitar | Law Offices (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page to Registration Statement)
107	Filing Fee Table

____________

*        To be filed by amendment.

#        Indicates a management contract or compensatory plan.

†        Portions of this exhibit have been redacted in compliance with Regulation S-K Items 601(a)(6) and Item 601(b)(10).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on this 21st day of April, 2023.

XJet Ltd.
By:	/s/ Yair Alcobi
Name:	Yair Alcobi
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Yair Alcobi and Orit Tesler Levy and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462 (b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on April 21, 2023 in the capacities indicated:

Name	Title
/s/ Yair Alcobi	Chief Executive Officer
Yair Alcobi	(Principal Executive Officer)
/s/ Orit Tesler Levy	Chief Financial Officer
Orit Tesler Levy	(Principal Financial Officer)
/s/ Avi Cohen
Avi Cohen	Executive Chairman of the Board
/s/ Hanan Gothait
Hanan Gothait	President, Founder and Director
/s/ John Kispert
John Kispert	Director
/s/ Eli Bachar
Eli Bachar	Director
/s/ Fang Zheng
Fang Zheng	Director
/s/ Yuntao Wang
Yuntao Wang	Director
/s/ Ory Milleau
Ory Milleau	Director

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of XJet Ltd. has signed this registration statement on April 21, 2023.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director